Exhibit 10.1

Execution Version

TERM LOAN CREDIT AGREEMENT

Dated as of March 12, 2026

among

NGL ENERGY OPERATING LLC,
as the Borrower,

NGL ENERGY PARTNERS LP,
as the Parent,

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto From Time to Time

BARCLAYS BANK PLC,

JPMORGAN CHASE BANK, N.A.,

MUFG BANK, LTD.,
WELLS FARGO SECURITIES, LLC,

TD SECURITIES (USA) LLC,

TCBI SECURITIES, INC.,

and

BOFA SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

i

ii

iii

SCHEDULES

1.01A	Commitments
1.01B	Collateral Documents
1.01C	Risk Management Policy
5.05	Certain Liabilities
5.07	Real Property
5.11	Subsidiaries and Other Equity Investments
5.21	Insurance
6.20	Post-Closing Deliveries
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.05(f)	Closing Date Dispositions
7.07	Transactions with Affiliates
7.08	Certain Contractual Obligations
10.02(a)	Administrative Agent’s Office, Certain Addresses for Notices

iv

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Note
C-1	Compliance Certificate
C-2	Solvency Certificate
D	Assignment and Assumption
E-1	Security Agreement
E-2	Canadian Pledge and Security Agreement
F	[Reserved]
G	Intercompany Note
H-1	[Reserved]
H-2	[Reserved]
I-1	US Tax Compliance Certificate (Foreign Non-Partnership Lenders)
I-2	US Tax Compliance Certificate (Foreign Non-Partnership Participants)
I-3	US Tax Compliance Certificate (Foreign Partnership Participants)
I-4	US Tax Compliance Certificate (Foreign Partnership Lenders)
J-1	[Reserved]
J-2	[Reserved]
J-3	Acceptance and Prepayment Notice
J-4	Discount Range Prepayment Notice
J-5	Discount Range Prepayment Offer
J-6	Solicited Discounted Prepayment Notice
J-7	Solicited Discounted Prepayment Offer
J-8	Specified Discount Prepayment Notice
J-9	Specified Discount Prepayment Response
K	Guaranty

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TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (as the same may be amended, restated, amended and restated, refinanced, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of March 12, 2026, among NGL ENERGY PARTNERS LP, a Delaware limited partnership (the “Parent”), NGL ENERGY OPERATING LLC, a Delaware limited liability company, as borrower (the “Borrower”), BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of the Initial Term Loans on the Closing Date in an initial aggregate principal amount of $950,000,000.

The proceeds of the Initial Term Loans will be used by the Borrower (a) for the refinancing, defeasance and/or redemption of the Borrower’s outstanding existing Indebtedness under the Credit Agreement, dated as of February 2, 2024, among Borrower, the Parent, Toronto Dominion (Texas) LLC, as administrative agent and collateral agent and the lenders party thereto from time to time (as amended by that certain First Amendment to Credit Agreement, dated as August 5, 2024, that certain Second Amendment to Credit Agreement dated as of September 18, 2025 and as amended, restated, supplemented or otherwise modified from time to time, the “Existing Term Loan Credit Agreement”) (the “Refinancing”), (b) to pay Transaction Expenses and (c) for working capital and general corporate purposes (including to redeem, repurchase or otherwise acquire or retire, or make any other payments in respect of, the Class D Preferred Units (as defined below)).

The applicable Lenders have indicated their willingness to lend and make other extensions of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01          Defined Terms. As used in this Agreement (including in the preliminary statements hereto), the following terms shall have the meanings set forth below:

“ABL Credit Agreement” means (a) that certain Credit Agreement, dated as of February 4, 2021, among the Parent, the Borrower, the financial institutions party thereto from time to time as lenders and JPMorgan Chase Bank, N.A. (or any successor thereto), as administrative agent, as amended by that certain First Amendment to Credit Agreement, dated November 8, 2021, as further amended by that certain Second Amendment to Credit Agreement, dated April 13, 2022, as further amended by that certain Third Amendment to Credit Agreement, dated February 16, 2023, as further amended by that certain Fourth Amendment to Credit Agreement, dated July 13, 2023, as further amended by that certain Fifth Amendment to Credit Agreement, dated as of February 2, 2024, as further amended by that certain Sixth Amendment, dated as of September 26, 2024, and as further amended by that certain Seventh Amendment, dated as of March 12, 2026, and (b) the credit agreement governing any other ABL Facility (including any replacement for any existing ABL Facility that is an asset based revolving credit facility) permitted to be incurred under Section 7.03(a)(ii).

“ABL Facility” means the asset-based revolving credit facility governed by the ABL Credit Agreement.

“ABL Facility Documents” means the “Credit Documents” (or any analogous term or functional equivalent) under and as defined in the ABL Credit Agreement.

“ABL Priority Collateral” has the meaning set forth in the Crossing Liens Intercreditor Agreement.

“Acceptable Discount” has the meaning set forth in Section 2.04(a)(iv)(D)(2).

“Acceptable Owner” means any Person, when considered collectively with its Affiliates, that (a) has, or is a direct or indirect Subsidiary of a Person that has, a tangible net worth, assets under management or, to the extent its securities are publicly traded, equity value of at least $1,000,000,000 and (b)(i) is a Qualified Operator or (ii) has an Affiliate that is a Qualified Operator.

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.04(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit J-3.

“Acceptance Date” has the meaning set forth in Section 2.04(a)(iv)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Parent and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Parent or any Restricted Subsidiary during any Test Period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired during such period), to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or such Restricted Subsidiary during such period.

“Acquirer” has the meaning set forth in the definition of the term “Change of Control”.

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“Additional Assets” means (a) any property or assets (other than Indebtedness and Equity Interests) to be used by the Parent, the Borrower or a Restricted Subsidiary in a Permitted Business; (b) the Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Parent, the Borrower or a Restricted Subsidiary; or (c) outstanding Equity Interests of any Restricted Subsidiary held by Persons other than Affiliates; provided that all the Equity Interests of such Restricted Subsidiary held by the Parent, the Borrower or a Restricted Subsidiary shall entitle the Parent, the Borrower or such Restricted Subsidiary to not less than a pro rata portion of all dividends or other distributions made by such Restricted Subsidiary upon any of such Equity Interests; provided, further, however, that, in the case of clauses (b) and (c), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Lender” has the meaning set forth in Section 2.13(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.14(a).

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.09. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Barclays Bank PLC through which it shall perform any of its obligations in such capacity under the Loan Documents.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02(a), or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution and (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent-Related Persons” means the Agents, together with their respective Affiliates and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, Real Property Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

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“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Term SOFR or Base Rate floor, or otherwise, in each case, incurred or payable by the Loan Parties generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to an interest rate assuming a four (4)-year life to maturity (e.g., one hundred (100) basis points of OID equals twenty-five (25) basis points of interest margin for a four (4) year average life to maturity) or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness; provided, further, that “All-In Yield” shall not include amendment fees, consent fees, arrangement fees, structuring fees, commitment fees, underwriting fees, placement fees, advisory fees, success fees, ticking fees, undrawn commitment fees and similar fees (regardless of whether any of the foregoing fees are paid to, or shared with, in whole or in part any or all lenders), any fees not paid or payable in the primary syndication of such Indebtedness or other fees not paid or payable generally to all lenders ratably.

“Ancillary Documents” has the meaning set forth in Section 10.12.

“Anti-Corruption Laws” means all laws, rules, ordinances and regulations of any jurisdiction applicable to the Parent, the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Cash Percentage” means, for any ECF Period: (a) 75.00% if the Consolidated First Lien Net Leverage Ratio at the end of such ECF Period is greater than 5.00:1.00; (b) 50.00% if the Consolidated First Lien Net Leverage Ratio at the end of such ECF Period is less than or equal to 5.00:1.00 but greater than 4.50:1.00; and (c) 0.00% if the Consolidated First Lien Net Leverage Ratio at the end of such ECF Period is equal to or less than 4.50:1.00.

“Applicable Discount” has the meaning set forth in Section 2.04(a)(iv)(C)(2).

“Applicable Rate” means, with respect to the Initial Term Loans, for any day, with respect to any Term SOFR Loans or Base Rate Loans, a percentage per annum set forth in the pricing grid below based upon the Consolidated First Lien Net Leverage Ratio as of the last day of the most recently ended Test Period:

Pricing Level	Consolidated First Lien Net Leverage Ratio	Term SOFR Loans	Base Rate Loans
I	> 4.00:1.00	3.50%	2.50%
II	< 4.00:1.00	3.25%	2.25%

provided, that for the period beginning on the Closing Date through the date the Compliance Certificate is required to be delivered for the fiscal year ending March 31, 2026, the Applicable Rate shall be the rate per annum for Pricing Level I. Any change in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall be effective on the date that the applicable Compliance Certificate is delivered and shall apply during the period commencing on the date of delivery of such Compliance Certificate and ending on the date immediately preceding the effective date of the next such change; provided, however,

(a)           that if at any time the Borrower fails to deliver a Compliance Certificate pursuant to Section 6.02(a), then the Applicable Rate shall be the rate per annum for Pricing Level I until such Compliance Certificate is delivered; and

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(b)           in the event the financial statements or Compliance Certificate referred to in Section 6.02(a) are proven to have been incorrect and the Pricing Level would have been higher than the Pricing Level actually applied, then the Pricing Level for the relevant period shall be adjusted retroactively to reflect the level which would have applied for such period based on the corrected financial statements or Compliance Certificate, and any additional interest owing as a result of such readjustment shall be payable within one (1) Business Day after the Company receives notice that such additional interest is due.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale RP Amount” means an amount of Net Proceeds (not to exceed $400,000,000 in the aggregate) with respect to assets, other than Delaware Basin water midstream assets, used in the gathering, disposal, transportation, and recycling of injection and produced water associated with oil and gas production (any such sales, the “Specified Asset Sales”) to the extent used within 365 days of the date of the applicable Disposition, by the Parent and/or its Restricted Subsidiaries to redeem, repurchase or otherwise acquire or retire, or make any other payments (which payments may include all preferred-related payments, including liquidation preference, stated value, redemption amounts, accretion amounts and distribution amounts (including any penalty or default amounts)) in respect of, the Class D Preferred Units so long as no Default or Event of Default shall have occurred and then be continuing at the time of signing the definitive documentation relating to such Disposition.

“Assignees” has the meaning set forth in Section 10.07(b)(i).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment Taxes” has the meaning set forth in Section 3.01(b).

“Attorney” has the meaning set forth in Section 9.17.

“Attorney Costs” means all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

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“Attributable Indebtedness” means, on any date of determination, in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.04(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets and related statements of income and cash flow for the Parent and its consolidated Restricted Subsidiaries for the fiscal year ended as of March 31, 2025.

“Available Equity Amount” means, as of any time of determination, without duplication of any amounts added to the Cumulative Credit, an aggregate amount not greater than (a) 100.00% of the net cash proceeds and Cash Equivalent proceeds and the fair market value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower since the Closing Date and on or before such date of determination from (i) the issuance or sale of its Qualified Equity Interests and/or (ii) contributions to its common equity with the net cash proceeds and Cash Equivalent proceeds from the issuance and sale by the Parent (or any direct or indirect parent of the Parent) of its Qualified Equity Interests or a contribution to its common equity (in each case of (i) and (ii), other than proceeds from the sale of Equity Interests to, or contributions from, the Borrower or any of its Subsidiaries and other than the proceeds of any Designated Equity Contribution) less (b) the amount of Investments, Restricted Payments or prepayments, redemptions, purchases, defeasances, and other payments of Junior Financings made, or Indebtedness incurred, in reliance on the Available Equity Amount pursuant to Sections 7.02(t), 7.03(m)(i)(B), 7.06(d) or 7.10(a)(vii), respectively.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.08(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, debit cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services, foreign exchange and currency management services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and deposit accounts.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Incremental Amount” has the meaning set forth in Section 2.13(d)(iii)(D).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 0.50%, (b) the Prime Rate in effect for such day and (c) Term SOFR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for deposits in Dollars for a one (1)-month Interest Period (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Further, with respect to each Borrowing, the Base Rate will be deemed to be the Floor if the Base Rate calculated pursuant to the foregoing provisions would otherwise be less than the Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.08.

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“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)           with respect to Term SOFR Loans, Daily Simple SOFR; or

(b)           the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated, syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then- current Benchmark with an unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable unadjusted Benchmark Replacement for Dollar-denominated, syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

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provided that the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:

(a)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative;

provided that, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.08.

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“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.02(e).

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.04(a)(iv).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.04(a).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.04(a)(iv).

“Borrowing” means a Term Borrowing of a particular Class.

“Borrowing Base” means the “borrowing base” under the ABL Facility as in effect from time to time (including, for the avoidance of doubt, any replacement thereof in the form of an asset based revolving credit facility); provided that a majority of the commitments thereunder shall be held by commercial banks and other financial institutions that are regulated by, or under the supervision of, the Office of the Comptroller of the Currency, and such term shall be defined in accordance with customary practices and standards for U.S. asset based revolving credit facilities.

“Burdensome Agreements” has the meaning assigned to such term in Section 7.08.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law to remain closed.

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“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any applicable Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian Loan Party” means any Subsidiary of the Borrower which is organized under the laws of Canada or any province or territory thereof that the Borrower shall elect to add as a Guarantor in its discretion.

“Canadian Multi-Employer Plan” means a “multi-employer plan” as defined in subsection 147.1(1) of the Income Tax Act (Canada) to which any Loan Party contributes, whether pursuant to a collective agreement, trust agreement, participation agreement, or otherwise, and which is not sponsored or administered by a Loan Party or any Subsidiary of a Loan Party.

“Canadian Pension Event” means (a) the filing of a notice of intent to terminate in whole or in part a Canadian Defined Benefit Plan or the treatment of a Canadian Defined Benefit Plan amendment as a termination or partial termination, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part a Canadian Defined Benefit Plan, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets; (c) the institution of proceedings by any Governmental Authority to have a trustee appointed to administer a Canadian Defined Benefit Plan; or (d) any other event or condition which might constitute grounds for (i) the termination of, winding up or partial termination or winding up of a Canadian Defined Benefit Plan, where the wind-up valuation of such Canadian Defined Benefit Plan’s liabilities would, or could reasonably be expected to, exceed the wind-up valuation of such Canadian Defined Benefit Plan’s assets, or (ii) the appointment of trustee to administer, any Canadian Defined Benefit Plan.

“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Employment Pension Plans Act (Alberta), the Pension Benefits Act (Ontario) and the Income Tax Act (Canada) and that is maintained or sponsored by a Loan Party for employees, but does not include a Canadian Multi-Employer Plan.

“Canadian Pledge and Security Agreement” means, individually and collectively, the Pledge and Security Agreement dated as of the date hereof (a copy of which is attached as Exhibit E-2 hereto) and the Deed of Hypothec dated on or about the date hereof, in each case, among the Canadian Loan Parties from time to time party thereto and the Collateral Agent for the ratable benefit of the Secured Parties.

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“Capital Expenditures” means, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Financing Leases) by the Parent, the Borrower and the other Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flow of the Parent, the Borrower and the other Restricted Subsidiaries.

“Capitalized Software Expenditures” means, for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as liabilities) by the Parent, the Borrower and the other Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent and its Restricted Subsidiaries.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent, the Borrower or any Restricted Subsidiary:

(a)           Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)           securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of twenty-four (24) months or less from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of twenty-four (24) months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one (1) year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $1,000,000,000 in the case of non-U.S. banks;

(d)           repurchase obligations for underlying securities of the types described in clauses (b), (e), (f), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications applicable to banks specified in clause (c) above;

(e)           commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P or at least F2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within twenty-four (24) months after the date of creation thereof;

(f)           marketable short-term money market and similar funds having a rating of at least P-2 by Moody’s, A-2 from S&P or F2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

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(g)           readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(h)           readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(i)           Investments with average maturities of twelve (12) months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P, Aaa3 (or the equivalent thereof) or better by Moody’s, or AAA (or the equivalent thereof) or better from Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(j)           investments in “money market funds” within the meaning of Rule 2a7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments issued by a financial institution having total assets in excess of $5,000,000,000;

(k)           securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (l) below;

(l)           Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s, or “A” or higher from Fitch with maturities of twenty-four (24) months or less from the date of acquisition; and

(m)           investment funds investing at least 90.00% of their assets in securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (A) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (B) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing investments in clauses (a) through (m) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

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For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes regardless of the treatment of such items under GAAP.

“Casualty Event” means any event that gives rise to the receipt by the Parent, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change of Control” means (a) any person or “group” (as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of 50% or more of the voting stock of NGL Energy Holdings LLC, (b) NGL Energy Holdings LLC shall fail to own and control beneficially and of record 100% of the general partner interests of the Parent, (c) the Parent shall fail to own and control beneficially and of record 100% of the Equity Interests of the Borrower or (d) a “change of control” (or similar event) shall occur under any Indebtedness for borrowed money with an aggregate outstanding principal amount in excess of $100,000,000 or any Permitted Refinancing thereof in respect of any of the foregoing with an aggregate outstanding principal amount in excess of $100,000,000.

Notwithstanding the foregoing, no Change of Control shall occur pursuant to the foregoing clause (a) if, in connection with any transaction that would otherwise constitute a Change of Control pursuant to the foregoing clause (a), (i) at least two of Moody’s, S&P and Fitch shall have provided a ratings reaffirmation of each of the then-prevailing public corporate family ratings for the Borrower and public ratings of the Facility after giving effect to the proposed transaction, in each case, with no negative outlook and (ii) the party (the “Acquirer”) that is acquiring the direct or indirect Equity Interests of NGL Energy Holdings LLC that would otherwise result in a Change of Control is an Acceptable Owner to the extent the Acquirer will, as a result of such transaction, become the owner or operator of the Borrower after such transaction.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Initial Term Commitments, Incremental Commitments, Extended Term Loans of a given Extension Series, or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series. Initial Term Commitments, Incremental Commitments and Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class. There shall be no more than an aggregate of eight (8) Classes of term loan facilities under this Agreement.

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“Class B Preferred Units” means the equity interests designated as “Class B Preferred Units” pursuant to the Parent LPA.

“Class C Preferred Units” means the equity interests designated as “Class C Preferred Units” pursuant to the Parent LPA.

“Class D Preferred Units” means the equity interests designated as “Class D Preferred Units” pursuant to the Parent LPA, and any preferred equity interests issued by the Parent in redemption or replacement thereof.

“Closing Date” means March 12, 2026, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Class D Repayment” has the meaning set forth in Section 7.06(s).

“Closing Fee” means those fees required to be paid on the Closing Date pursuant to the Fee Letters.

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department Regulations promulgated thereunder (the “Treasury Regulations”) as amended from time to time.

“Collateral” means the “Collateral” referred to in the Collateral Documents and all of the other property and other assets of any Loan Party now existing or hereafter acquired, that is or becomes at any time, under the terms hereof or of any of the Collateral Documents, subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties; provided that, in no event shall “Collateral” include any Excluded Asset.

“Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 9.09. Unless the context requires otherwise, the term “Collateral Agent” shall include any Affiliate of Barclays Bank PLC through which it shall perform any of its obligations in such capacity under the Loan Documents.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent and the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) or from time to time pursuant to Section 6.11, Section 6.13, Section 6.20 or the Collateral Documents, subject to the limitations and exceptions of this Agreement or in such Collateral Documents, duly executed by each Loan Party party thereto;

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(b)           the Obligations shall have been guaranteed by the Parent and each Restricted Subsidiary of the Borrower (other than Excluded Subsidiaries) pursuant to the Guaranty; provided that, notwithstanding anything to the contrary contained herein, if (i) any Restricted Subsidiary of the Borrower that is not already a Subsidiary Guarantor Guarantees the obligations under the ABL Facility or the Secured Notes (or any Permitted Refinancing of any of the foregoing), then such Restricted Subsidiary shall be required to become a Guarantor and signatory to the Guaranty within twenty (20) Business Days of such date and for so long as it Guarantees such Indebtedness and (ii) any Domestic Subsidiary of the Borrower that is not already a Subsidiary Guarantor Guarantees any Indebtedness of the Borrower or any of its Restricted Subsidiaries in a principal amount in excess of $50,000,000, then such Domestic Subsidiary shall be required to become a Guarantor and signatory to the Guaranty within twenty (20) Business Days thereof and for so long as it Guarantees such Indebtedness;

(c)           the Obligations and the Guaranty shall have been secured pursuant to the Security Agreement and the Canadian Pledge and Security Agreement by a first-priority security interest, subject to the Pari Passu Intercreditor Agreement and Crossing Liens Intercreditor Agreement and non-consensual Liens permitted by Section 7.01, in (i) all Equity Interests of the Borrower and (ii) all Equity Interests of each Restricted Subsidiary that is not an Excluded Subsidiary (other than any Subsidiary that is an Excluded Subsidiary solely pursuant to clause (b) of the definition thereof) directly owned by any Loan Party, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d)           all Pledged Debt owing to any Loan Party that is evidenced by a promissory note and other evidence of Indebtedness with a principal amount in excess of $10,000,000 shall have been delivered to the Collateral Agent pursuant to the Security Agreement and/or the Canadian Pledge and Security Agreement, as applicable, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e)           the Obligations and the Guaranty shall have been secured by a perfected security interest in, and Mortgages on, substantially all now owned or at any time hereafter acquired tangible and intangible assets of each Loan Party (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, Material Real Property Assets and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction);

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(f)           subject to limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property Asset are required pursuant to clause (e) above or under Section 6.11, 6.13 or 6.20, as applicable, the Collateral Agent shall have received, in each case, in accordance with or under Section 6.11, 6.13 or 6.20, as applicable, the following documents and instruments:

(i)            with respect to (x) any fee owned Material Real Property Assets and (y) any part of the Grand Mesa Pipeline or the Delaware Pipeline that is a Material Real Property Asset of the type described in the preceding clauses (x) acquired by any Loan Party after the Closing Date, such Loan Party, as the case may be, shall, within 120 days of the acquisition thereof or such later date as may be agreed to by the Collateral Agent (and in any event within 365 days of the acquisition thereof), deliver to the Real Property Collateral Agent for the ratable benefit of the Secured Parties the following:

(A)           a fully executed counterpart of a Mortgage or Leasehold Mortgage in favor of the Real Property Collateral Agent covering such Material Real Property Asset, duly executed by such Loan Party, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage or Leasehold Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(B)           if such Material Real Property Asset has a Designated Value of $20,000,000 or more, a policy or policies or marked-up unconditional binder of title insurance (or binding commitments thereof), as applicable, in favor of the Real Property Collateral Agent and its successors and/or assigns, in an amount not less than the Designated Value of such Material Real Property Asset and in the form necessary, paid for by the such Loan Party, issued by a nationally recognized title insurance company insuring fee simple title to each such Material Real Property Asset and insuring the Lien of such Mortgage or Leasehold Mortgage as a valid Lien (subject to Permitted Liens) on the applicable real property described therein, together with such endorsements, title policy modifications, coinsurance and reinsurance as shall be reasonably required (such policies, the “Mortgage Policies”);

(C)           if such Material Real Property Asset has a Designated Value of $20,000,000 or more, such surveys (or any updates, affidavits or such other information or documents that the title insurance company may reasonably require in connection with the issuance of the title insurance policies), which are sufficient for the title insurance company to remove the standard survey exception and issue customary survey-related endorsements or title policy modifications;

(D)           if such Material Real Property Asset has a Designated Value of $20,000,000 or more, local counsel opinions (1) as to the due authorization, execution and delivery by such Loan Party of such Mortgage or Leasehold Mortgage and such other customary matters that are incidental thereto and (2) in jurisdictions where such Material Real Property Asset is located covering the enforceability of such Mortgage or Leasehold Mortgage and such other customary matters as are incidental thereto;

(E)           if such Material Real Property Asset has a Designated Value of $20,000,000 or more, with respect to such Material Real Property Asset, evidence from within the past five (5) years that such Material Real Property Asset, and the uses of such Material Real Property Asset, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such Material Real Property Asset, the permitted uses of each such Material Real Property Asset under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

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(F)           such affidavits, certificates, instruments of indemnification and other items as shall be reasonably required to comply with the required deliverables set forth in paragraphs (B) through (E) above, and evidence of payment by any Loan Party, as applicable, of all search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and Leasehold Mortgages and the issuance of the title insurance policies, in each case to the extent required pursuant to the foregoing;

provided that, notwithstanding the foregoing, the requirements of paragraphs (B), (C), (E) and (F) of this paragraph will not be required with respect to any such Material Real Property Asset, to the extent the cost of providing such items would exceed 1.00% of the then Designated Value of such Material Real Property Asset;

(ii)           with respect to any Material Real Property Asset consisting of Leaseholds, easements or rights of-way, including Material Real Property Assets that are Leaseholds, easements or rights-of-way constituting part of the Grand Mesa Pipeline or the Delaware Pipeline (in each case other than any fee owned Material Real Property Asset) (such Material Real Property Assets, “Other Specified Property”), acquired by any Loan Party after the Closing Date, such Loan Party, as the case may be, shall use commercially reasonable efforts (which, for the avoidance of doubt shall not require cash payments or other consideration aside from the payment or reimbursement of reasonable fees and expenses in connection with the preparation and recording of the documentation related to such Other Specified Collateral Deliverables) to deliver, within 120 days after the date of acquisition thereof or such later date as may be agreed to by the Collateral Agent (provided that such deadline may not be extended to a date later than 365 days after the acquisition date), to the Real Property Collateral Agent for the ratable benefit of the Secured Parties, the following:

(A)           a fully executed counterpart of a Leasehold Mortgage, duly executed by a Loan Party that is the lessee, owner or holder of such Other Specified Property, satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and necessary filings of such Leasehold Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary consents, memoranda of lease and fixture filings, as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(B)           if such Other Specified Property has a Designated Value of $20,000,000 or more and is not an easement or right-of-way policy or policies or marked-up unconditional binder of title insurance (or binding commitments thereof), as applicable, in favor of the Real Property Collateral Agent and its successors and/or assigns, in an amount not less than the Designated Value of such Other Specified Property and in the form necessary, paid for by the such Loan Party, issued by a nationally recognized title insurance company insuring leasehold title to such Material Real Property Asset and insuring the Lien of such Leasehold Mortgage as a valid first priority Lien (subject to Permitted Liens) on the applicable real property described therein, together with such endorsements, title policy modification, coinsurance and reinsurance as shall be reasonably required;

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(C)           if such Other Specified Property has a Designated Value of $20,000,000 or more and is not an easement or right-of-way, such surveys (or any updates, affidavits or such other information or documents that the title insurance company may reasonably require in connection with the issuance of the title insurance policies), which are sufficient for the title insurance company to remove or modify the standard survey exception and issue customary survey-related endorsements or title policy modifications;

(D)           if such Other Specified Property has a Designated Value of $20,000,000 or more and is not an easement or right-of-way, local counsel opinions (1) as to the due authorization, execution and delivery by such Loan Party of such Leasehold Mortgage and such other customary matters that are incidental thereto and (2) in jurisdictions where such Other Specified Property is located covering the enforceability of such Leasehold Mortgage and such other customary matters as are incidental thereto;

(E)           if such Other Specified Property has a Designated Value of $20,000,000 or more and is not an easement or right-of-way, with respect to such Other Specified Property, evidence from within the past five (5) years that such Other Specified Property, and the uses of such Other Specified Property, are in compliance in all material respects with all applicable zoning laws (the evidence submitted as to which should include the zoning designation made for such Other Specified Property, the permitted uses of each such Other Specified Property under such zoning designation and, if available, zoning requirements as to parking, lot size, ingress, egress and building setbacks); and

(F)           such affidavits, certificates, instruments of indemnification and other items as shall be reasonably required to comply with the required deliverables set forth in paragraphs (B) through (E) above and evidence of payment by any Loan Party, as applicable, of all search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Leasehold Mortgage and the issuance of the title insurance policies, in each case to the extent required pursuant to the foregoing;

provided that, notwithstanding the foregoing, the requirements of paragraphs (B), (C), (E) and (F) of this clause (f)(ii) will not be required with respect to (i) any such Other Specified Property to the extent the cost of providing such items would exceed 1% of the Designated Value of such Other Specified Property or (ii) any such Other Specified Property that is comprised solely of easements or rights-of-way. Notwithstanding anything herein to the contrary, for purposes of the determination of Designated Value pursuant to the preceding proviso, the final paragraph of this clause (f)(ii) shall not apply.

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The requirements of this clause (f)(ii) with respect to the Other Specified Property shall be referred to as the “Other Specified Collateral Requirements”, and the items described in items (A) through (F) of the foregoing clause (f)(ii) shall be referred to as the “Other Specified Collateral Deliverables”.

Solely for purposes of determining the Designated Value of any Real Property Assets with respect to which a Loan Party must use commercially reasonable efforts to provide the Other Specified Collateral Requirements, if any Real Property Asset constitutes, with one or more Real Property Assets, any pipeline, facility, terminal, injection well or disposal well of the Parent and its Restricted Subsidiaries, the Designated Value of such Real Property Asset shall be deemed to be the sum of the Designated Values of all such Real Property Assets forming such pipeline, facility, terminal, injection well or disposal well;

(iii)          Notwithstanding the other provisions of this clause (f), the Collateral Agent may, in its sole discretion, determine that the burdens, costs or consequences of obtaining a Mortgage or Leasehold Mortgage on any Material Real Property Asset, all or any part of which contains a Building (as defined in the applicable Flood Insurance Laws) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Law), are excessive in view of the benefits to be obtained by the Secured Parties. In the event that the Collateral Agent makes such a determination, the Mortgage or Leasehold Mortgage relating to such Material Real Property Asset may contain customary exclusionary provisions with respect to such Building or Manufactured (Mobile) Home satisfactory to the Collateral Agent in its sole discretion;

(g)           the Collateral Agent shall have received, in connection with any deposit account, securities account or commodity account of a Loan Party (other than any Excluded Account for so long as such account is an Excluded Account), a Control Agreement in form and substance acceptable to the Collateral Agent: (i) with respect to deposit accounts, securities accounts and commodities accounts in existence on the Closing Date, within ninety (90) days of the Closing Date, and (ii) with respect to all other deposit accounts, securities accounts and commodities accounts established after the Closing Date, promptly but in any event within thirty (30) days of the date such account is established (or, in each case of clauses (i) and (ii), such later date as the Collateral Agent may agree in its sole discretion); and

(h)           except as otherwise contemplated by this Agreement or any Collateral Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, PPSA financing statements and filings with the United States Patent and Trademark Office, United States Copyright Office, the Canadian Intellectual Property Office or the equivalent, required by the Collateral Documents, applicable Law or reasonably requested by the Administrative Agent or the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, the Collateral Documents, any applicable Intercreditor Agreement or the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent or the Collateral Agent for filing, registration or recording.

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Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(a)           the foregoing definition shall not require, unless otherwise stated in this clause (a), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of Mortgage Policies or other title insurance or taking other actions with respect to the following (collectively, the “Excluded Assets”):

(i)            any Equity Interest of any Subsidiary that is a CFC or FSHCO representing more than 65% of the total outstanding voting capital stock or other Equity Interest of such CFC or FSHCO to the extent a pledge of a greater percentage could reasonably be expected to result in material adverse tax consequences,

(ii)           any asset if, to the extent and for so long as the grant of a security interest in such asset is prohibited by any applicable Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code, the PPSA or any other applicable Law),

(iii)          any lease, license, contract or agreement covering a Loan Party’s asset or property and to which such Loan party is a party if, to the extent and for so long as the grant of a security interest shall constitute or result in a breach of or a default under, or result in an enforceable right of termination in favor of any party (other than the Parent or any of its Restricted Subsidiaries) under, or be otherwise prohibited by (to the extent so prohibited, including by any requirement to obtain the consent of any Governmental Authority or other third party (other than the Parent or any of its Restricted Subsidiaries) with jurisdiction over such asset or property), such lease, license, contract or agreement (other than to the extent (A) that any such term would be rendered ineffective, or is otherwise unenforceable, pursuant to Sections 9-406, 9 407, 9-408 or 9-409 of the Uniform Commercial Code or (B) the consent of such Governmental Authority or other party has been obtained, as the case may be),

(iv)          any asset owned by a Loan Party that is subject to a Lien of the type permitted by Section 7.01(w), if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations constitutes a breach of or a default under, or to the extent otherwise prohibited or restricted thereby (including any requirement to obtain the consent of any Governmental Authority or third party (other than the Parent or any of its Restricted Subsidiaries)), or creates an enforceable right of termination in favor of any party (other than the Parent or any of its Restricted Subsidiaries) to, any agreement pursuant to which such Lien has been created (other than to the extent (A) that any such agreement would be rendered ineffective, or is otherwise unenforceable, pursuant to Sections 9-406, 9 407, 9-408 or 9-409 of the Uniform Commercial Code or (B) the consent of such Governmental Authority or other party has been obtained, as the case may be),

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(v)           any intent-to-use trademark applications prior to the filing of a “statement of use” or “amendment to allege use” filed in the United States Patent and Trademark Office to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of, or void, such intent-to-use trademark applications, or any registration that may issue therefrom, under applicable Law,

(vi)          the Excluded Accounts,

(vii)         all Real Property other than the Material Real Property Assets, and

(viii)        any assets as to which the Collateral Agent determines in its sole discretion that the costs of obtaining security interests in such assets or the perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

provided that (1) Excluded Assets shall not include and the Liens granted by the Loan Parties in favor of the Collateral Agent, or in the case of Mortgaged Property, the Real Property Collateral Agent, to secure the Obligations (the “Security Interest”) shall attach at all times to all proceeds of any such assets or property described in clauses (iii) and (iv) above, (2) the Security Interest shall attach to such assets or property immediately and automatically (without need for any further grant or act) at such time as none of the conditions described in clauses (iii) and (iv) above shall exist and (3) to the extent severable, the Security Interest shall in any event attach to all rights in respect of such assets and property that are not subject to any of the conditions described in clauses (iii) and (iv) above. It is understood and agreed that RINs do not constitute Excluded Assets.

(b)           notwithstanding the foregoing, or anything to the contrary in the Loan Documents, and for the avoidance of doubt, actions required to perfect the Security Interest in Collateral shall be limited to, subject to the Intercreditor Agreements, (i) filing in the appropriate filing offices of Uniform Commercial Code financing statements, PPSA financing statements or other appropriate filings, recordings or registrations containing a description of the Collateral, (ii) filings in the applicable real estate records with respect to any Material Real Property Assets and fixtures, (iii) delivery of Collateral consisting of certificated securities and any other possessory collateral (including, but not limited to, promissory notes or any other instruments), (iv) providing “control” (or, in the case of deposit accounts domiciled in Canada, establishing administrative control) over any Collateral consisting of uncertificated securities or deposit accounts, securities accounts, futures accounts and commodities accounts (and such “control” and any requirement for the execution and delivery of a Control Agreement hereunder or in any other Loan Document (including, without limitation, in clause (g) above) may be satisfied by providing “control” to a representative for other permitted Indebtedness on behalf of the Collateral Agent under any “gratuitous bailee” provisions contained in the Intercreditor Agreements), (v) the filing of agreements or documents to be filed in the United States Patent and Trademark Office, United States Copyright Office, the Canadian Intellectual Property Office or other applicable filing office with respect to any intellectual property, (vi) [reserved] and (vii) pursuant to the Intercreditor Agreements, in each case to the extent expressly required by the Collateral Documents;

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(c)           Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents; and

(d)           the Collateral Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions with respect to, particular assets or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of Mortgage Policies or other title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) Uniform Commercial Code financing statements in appropriate form for filing under the Uniform Commercial Code in the jurisdiction of incorporation or organization of each Loan Party as of the Closing Date, (ii) PPSA financing statements filed in the jurisdiction of incorporation or organization of each Canadian Loan Party, the jurisdiction of the chief executive office of each Canadian Loan Party (to the extent relevant under the applicable PPSA) and each jurisdiction where a Canadian Loan Party maintains tangible Collateral (to the extent relevant under the applicable PPSA) and (iii) subject to the Pari Passu Intercreditor Agreement, any certificates or instruments representing or evidencing Equity Interests of the Borrower and its Restricted Subsidiaries (other than Equity Interests constituting Excluded Assets) accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel).

“Collateral Documents” means, collectively, the Security Agreement, the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement, any Junior Lien Intercreditor Agreement, the Canadian Pledge and Security Agreement, each Control Agreement, any Intellectual Property Security Agreement (if in effect), each of the Mortgages, each of the Leasehold Mortgages, collateral assignments, security agreements, pledge agreements, any other intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11, Section 6.13, Section 6.20, or the Collateral Documents and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, with respect to each Lender, such Lender’s Initial Term Commitment, Incremental Commitment or Refinancing Term Commitment of a given Refinancing Series, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Hedge Agreement” means any agreement (including each confirmation entered into pursuant to any master agreement) providing for any swap, cap, collar, put, call, floor, future, option, spot, forward, power purchase and sale agreement (including option and heat rate options), tolling agreement, fuel purchase and sale agreement, emissions credit purchase or sale agreement, power transmission agreement, fuel transportation agreement, fuel storage agreement, capacity purchase agreement, fuel supply agreement, energy management agreement, reliability must run agreement, netting agreement or similar agreement entered into in respect of any commodity, whether physical or financial, and any agreement (including any guarantee, credit sleeve or similar arrangement) providing for credit support for the foregoing.

“Company Parties” means the collective reference to the Parent, the Borrower and the other Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.11(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1.

“Conforming Changes” means, with respect the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides, with the consent of the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, with the consent of the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted for:

(A)           Consolidated Interest Expense;

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(B)           provisions for taxes based on income and profits (including state franchise taxes accounted for as income taxes in accordance with GAAP);

(C)           depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), abandonment, impairment and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period);

(D)           all extraordinary, unusual or non-recurring expenses, including expenses related to the fair market value of contingent consideration costs and expenses relating to payment of actual legal proceedings, settlements, judgments, orders or decrees, to the extent reasonably acceptable to the Administrative Agent; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Test Period pursuant to this clause (a)(D), clause (a)(F)(II) and clause (a)(G) shall not exceed in the aggregate $25,000,000;

(E)           any net loss realized by the Loan Parties in connection with an asset sale (together with any related provision for taxes);

(F)           any (x) charges, losses and expenses, and (y) prepayment premiums, breakage costs and SOFR indemnities, redeployment costs or funding costs, with respect to each of clause (x) and clause (y) incurred by the Loan Parties as a result of, or in connection with, (I) this Agreement, the ABL Facility, the issuance of the Secured Notes, the Transactions and the other transactions contemplated hereby, including the consummation of the Refinancing, and (II) any issuance, incurrence, refinancing, redemption, repayment or prepayment of any other Indebtedness, to the extent permitted under this Agreement; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Test Period pursuant to this clause (a)(F)(II), clause (a)(D) and clause (a)(G) shall not in the aggregate exceed $25,000,000;

(G)           any (x) charges, costs and expenses and (y) all cash and non-cash restructuring and integration charges, costs and expenses, in each case incurred by the Parent or any of its Restricted Subsidiaries as a result of any issuance of Equity Interests or any proposed or actual acquisitions, investments, asset sales or divestitures permitted hereunder and costs of reporting and compliance requirements pursuant to the Sarbanes-Oxley Act of 2002 and under similar legislation of any other jurisdiction; and, in the case of items described in sub-clause (y), which are factually supportable, identifiable and documented and which are reasonably acceptable to the Administrative Agent; provided that the aggregate amount of such expenses that may be added back to Consolidated EBITDA in any Test Period pursuant to this clause (a)(G), clause (a)(D) and clause (a)(F)(II) shall not in the aggregate exceed $25,000,000; and

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(H)           the amount of pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including the modification and renegotiation of contracts and other arrangements) and other “specified transactions” (in each case, other than any transaction that is the basis of a Material Business Expansion Project Adjustment) that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken, are committed to be taken or with respect to which substantial steps have been taken (including prior to the Closing Date) or are expected to be taken (in the good faith determination of the Borrower), within eighteen (18) months after such transaction, initiative or event is consummated, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further that, for any Test Period the aggregate amount of (x) cost savings, operating expense reductions and synergies added back pursuant to this clause (i) and (y) together with Material Business Expansion Project Adjustments during such Test Period, shall not exceed twenty-five percent (25%) of the total Consolidated EBITDA of the Parent and its Subsidiaries for such Test Period (without giving effect to any such addbacks, adjustments or actual increases in such Consolidated EBITDA arising from such Material Business Expansion Projects or cost savings for such pro forma period); minus

(b)           (A) any amount which, in the determination of Consolidated Net Income for such period, has been added for any extraordinary or unusual gains and any non-cash income or non-cash gains (other than the accrual of revenue in the ordinary course of business), all as determined in accordance with GAAP plus (B) any net gain realized by the Loan Parties in connection with any Disposition (together with any related provision for taxes); minus

(c)           the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

Consolidated EBITDA for any Test Period, shall be calculated on a pro-forma basis after giving effect to, without duplication, any Material Business Expansion Project or Permitted Acquisition as if such Material Business Expansion Project or Permitted Acquisition occurred or was completed on the first day of the Test Period; provided that with regard to each Material Business Expansion Project or Permitted Acquisition such pro forma adjustment (x) shall be based upon forecasted income that is derived from Material Contracts, less appropriate direct and indirect costs to realize such income and (y) when aggregated with (A) all pro-forma adjustments attributable to Material Business Expansion Projects and Permitted Acquisitions, as the case may be, and (B) cost savings, operating expense reductions and synergies added back pursuant to clause (viii) above, shall not exceed 25.00% of the Consolidated EBITDA for any Test Period (without giving effect to any such addbacks, adjustments or actual increases in such Consolidated EBITDA arising from such Material Business Expansion Projects or cost savings for such pro forma period); provided further that any such pro-forma adjustment shall be specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and shall be reasonably identifiable and factually supportable and projected by the Borrower in good faith and approved by the Administrative Agent in its reasonable discretion (any such adjustments pursuant to this section, the “Material Business Expansion Project Adjustments”).

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“Consolidated First Lien Net Debt” means Consolidated Total Net Debt of the Parent and its Restricted Subsidiaries, in each case, solely to the extent secured, in whole or in part, by first priority Liens on the Collateral on a pari passu basis with the Liens securing the Initial Facility.

“Consolidated First Lien Net Leverage Ratio” means the ratio of (a) Consolidated First Lien Net Debt as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for such Test Period. Solely for purposes of determining the Consolidated First Lien Net Leverage Ratio in connection with any calculation of the Applicable Cash Percentage, the Consolidated First Lien Net Leverage Ratio shall give Pro Forma Effect to (i) any voluntary prepayments or repurchases of Indebtedness made after the end of the applicable Test Period and prior to the applicable ECF Date, notwithstanding the fact that such voluntary prepayments or repurchases occurred after the applicable Test Period and (ii) any Investment or Restricted Payment made with expenditures deducted pursuant to the proviso in clause (b) of the definition of “Excess Cash Flow,” notwithstanding the fact that such expenditures occurred after the applicable Test Period.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (1) consolidated interest expense of the Parent and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Financing Lease Obligations, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (r) costs associated with obtaining Swap Obligations, (s) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (t) penalties and interest relating to taxes, (u) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (v) amortization or expensing of deferred financing fees, amendment and consent fees, agency fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (w) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium, cost or penalty, including any make whole or breakage cost, (y) any interest expense attributable to a parent entity resulting from push down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus (2) consolidated capitalized interest of the Parent and its Restricted Subsidiaries for such period, whether paid or accrued; less (3) interest income of the Parent and its Restricted Subsidiaries for such period.

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For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Parent to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Loan Parties for such period, determined on a consolidated basis in accordance with GAAP; provided that:

(a)           any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Parent or its consolidated Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Equity Interests of the Parent or any of its Restricted Subsidiaries will be excluded;

(b)           the net income (but not loss) of any Person that is not the Parent or a Restricted Subsidiary of the Parent or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the Parent or a Restricted Subsidiary of Parent;

(c)           the net income (but not loss) of any Restricted Subsidiary of the Parent that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(d)           any unrealized losses and gains for such period under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC 815, will be excluded;

(e)           all non-cash equity-based compensation expense, including all non-cash charges related to restricted Equity Interests and redeemable Equity Interests granted to officers, directors and employees, will be excluded;

(f)           any charges associated with any write-down, amortization or impairment of goodwill or other tangible or intangible assets will be excluded; and

(g)           any non-cash or other charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its stated maturity (including, without limitation, premiums or penalties paid to counterparties in connection with the breakage, termination or unwinding of Swap Obligations) will be excluded.

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“Consolidated Secured Net Debt” means Consolidated Total Net Debt of the Parent and its Restricted Subsidiaries, in each case, solely to the extent secured, in whole or in part, by Liens on the assets of the Borrower and its Restricted Subsidiaries.

“Consolidated Secured Net Leverage Ratio” means the ratio of (a) Consolidated Secured Net Debt as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Parent and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, Attributable Indebtedness or purchase money debt, debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) on the balance sheet of the Parent and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of unreimbursed amounts thereunder (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three (3) Business Days after such amount is drawn), (ii) for the avoidance of doubt, Non-Financing Lease Obligations and (iii) of Unrestricted Subsidiaries; it being understood that unused commitments and obligations under Swap Contracts and agreements relating to Banking Services do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means the ratio of (a) Consolidated Total Net Debt as of the last day of the most recently ended Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” means, with respect to the Parent and its Restricted Subsidiaries on a consolidated basis, on any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate”.

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“Control Agreement” means, subject to the Crossing Liens Intercreditor Agreement, one or more control agreements entered into by the applicable Loan Party, the Collateral Agent and the applicable securities intermediary, commodity intermediary, futures intermediary or the applicable depositary bank (as applicable), which (a) provides that such securities intermediary, commodity intermediary, futures intermediary or depositary bank (as applicable) shall comply with any entitlement order, directions or other instruction originated by the Collateral Agent after the receipt of the notice from the Collateral Agent of its exercise of “control” thereunder and (b) is otherwise sufficient to establish the Collateral Agent’s control per Section 9-104 or 9-106 (as applicable) of the UCC or the Securities Transfer Act (Alberta), as applicable.

“Converted Restricted Subsidiary” means any Unrestricted Subsidiary that is converted into a Restricted Subsidiary.

“Converted Unrestricted Subsidiary” means any Restricted Subsidiary that is converted into an Unrestricted Subsidiary.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans, or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness has a maturity no earlier, and, in the case of Refinancing Term Loans, a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus unused commitments in respect of the Refinanced Debt, accrued interest, fees, premiums (including tender premiums, if any) and penalties thereon, underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant extension, renewal, replacement, repurchase, retirement or refinancing, (iii) the other terms and conditions of such Indebtedness shall either, at the option of the Borrower (I) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (II) if not consistent with the terms of the Refinanced Debt being refinanced or replaced, not materially more restrictive (taken as a whole) to the Borrower and its Restricted Subsidiaries (as determined by the Borrower) than those applicable to the Refinanced Debt being refinanced or replaced (except for (x) pricing, premiums, fees, rate floors and prepayment and redemption terms and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness (it being understood that to the extent any financial maintenance covenant or other provision is added for the benefit of such Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or refinancing notes or other debt securities (whether issued in a public offering, Rule 144A, private placement or otherwise)), no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant or other provision is also added for the benefit of each Facility remaining outstanding after the incurrence or issuance of such Credit Agreement Refinancing Indebtedness), and (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

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“Crossing Liens Intercreditor Agreement” means the ABL/Fixed Debt Intercreditor Agreement, dated as of February 2, 2024, among the Loan Parties from time to time party thereto, the Collateral Agent, as term loan representative, U.S. Bank Trust Company, National Association, as notes representative, JPMorgan Chase Bank, N.A., as ABL representative, and any Other Debt Representative party thereto from time to time.

“Cumulative Credit” means, at any date of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)           the Cumulative Retained Excess Cash Flow Amount at such time; plus

(b)           the greater of (i) $350,000,000 and 50% of LTM Consolidated EBITDA; plus

(c)           the cumulative amount of cash and Cash Equivalent proceeds and/or the fair market value of assets received (i) from the sale or transfer of Equity Interests (other than any Disqualified Equity Interests and other than any Designated Equity Contribution or Available Equity Amount) of the Parent, the Borrower or any direct or indirect parent of the Parent after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds or assets have been contributed as common equity to the capital of the Borrower, or (ii) from the common Equity Interests of the Borrower (or the Parent or any direct or indirect parent of the Parent) (other than Disqualified Equity Interests of the Borrower and other than any Designated Equity Contribution or Available Equity Amount) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Parent, the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, Not Otherwise Applied other than use in the Cumulative Credit; plus

(d)           100% of the aggregate amount of contributions to the common capital (other than from a Restricted Subsidiary and other than any Designated Equity Contribution or Available Equity Amount) or net proceeds of the issuance of Qualified Equity Interests of the Borrower (or any direct or indirect parent of the Borrower) received after the Closing Date to the extent Not Otherwise Applied other than use in the Cumulative Credit; plus

(e)           100% of the aggregate amount received by Parent, the Borrower or any Restricted Subsidiary from:

(A)           the sale or transfer (other than to the Parent, the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, joint venture or any minority investments, or

(B)           any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority investment (except to the extent increasing Consolidated Net Income), or

(C)           any interest, returns of principal payments and similar payments by an Unrestricted Subsidiary or joint venture or received in respect of any minority investments (except to the extent increasing Consolidated Net Income); plus

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(f)           in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value (as determined by the Borrower in good faith) of the Investments of the Parent, the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) so long as such Investments were originally made pursuant to Section 7.02(n)(y); plus

(g)           to the extent not already included in Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents and/or fair market value of assets (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Parent, the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.02(n)(y); plus

(h)           100% of the aggregate amount of any Declined Proceeds; minus

(i)            any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time; minus

(j)            any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(y) after the Closing Date and prior to such time; minus

(k)           any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.10(a)(iv)(y) after the Closing Date and prior to such time.

“Cumulative Credit Conditions” means, at the time of making any Investment pursuant to Sections 7.02(n)(y) or any Restricted Payment pursuant to Sections 7.06(h)(y) or any prepayment, redemption, purchase, defeasance or other payment of, or with respect to, Junior Financing pursuant to Sections 7.10(a)(iv)(y), as applicable, that (a) no Event of Default shall have occurred and be continuing and (b) except with respect to usage of any portion of the Cumulative Credit set forth in clause (d) of the definition thereof, the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis, shall be no greater than 4.75:1.00 (provided that the condition in this clause (b) shall not apply with respect to any redemptions, repurchases or other acquisitions or retirements of, or any other payments in respect of, the Class D Preferred Units).

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount equal to (x) the cumulative amount of Excess Cash Flow for all ECF Periods (commencing with the first ECF Period occurring in the fiscal year ending March 31, 2027 or, if earlier, any Fiscal Quarter subject to an ECF Payment Election) with respect to which a Compliance Certificate has been delivered to the Agent pursuant to Section 6.02(a) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.04(b)(i) (provided that such remaining amount of Excess Cash Flow for any ECF Period shall not be less than zero); provided that, for the avoidance of doubt Cumulative Retained Excess Cash Flow Amount (a) shall include, for the period beginning on the Closing Date and ending on March 31, 2026, (such period, the “Stub Period”), an amount equal to the Excess Cash Flow during the Stub Period and (b) shall not include any portion of the Asset Sale RP Amount.

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“Cure Expiration Date” has the meaning set forth in Section 8.05(a).

“Current Assets” means, with respect to the Parent, the Borrower and the other Restricted Subsidiaries on a consolidated basis on any date of determination, all assets (other than cash and Cash Equivalents) of the Parent, the Borrower and the other Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Parent, the Borrower and the other Restricted Subsidiaries on a consolidated basis on any date of determination, all liabilities of the Parent, the Borrower and the other Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is past due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves and (e) accruals related to structured bonus payments.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary or joint venture, (a) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Parent or any Restricted Subsidiary to the extent securing otherwise Non-Recourse Debt of such Unrestricted Subsidiary or joint venture and (b) exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary or joint venture, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website plus (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

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“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Service” means, for any period, the sum of all (a) scheduled cash interest and scheduled principal payable during such period in respect of the loans pursuant to this Agreement, the ABL Facility, the Secured Notes, Credit Agreement Refinancing Indebtedness, Other Applicable Indebtedness, Indebtedness pursuant to Section 7.03(a), Junior Financing and Permitted Ratio Debt and scheduled principal amortization payments (if any) in respect of the Secured Notes, Credit Agreement Refinancing Indebtedness, Other Applicable Indebtedness, Indebtedness pursuant to Section 7.03(a), Junior Financing and Permitted Ratio Debt, in each case, for the most recently ended Test Period, less any net payments received by the Parent, the Borrower or any other Restricted Subsidiary during such period pursuant to Interest Rate Hedge Agreements entered into in connection with the foregoing and (b) any net payments paid by the Parent, the Borrower or any other Restricted Subsidiary during such period pursuant to Interest Rate Hedge Agreements entered into in connection with the foregoing. For the avoidance of doubt, Debt Service shall not include mandatory prepayments (other than such provisions structured as scheduled principal amortization payment provisions) pursuant to the Loan Documents or the definitive documents relating to any of the ABL Facility, the Secured Notes, Credit Agreement Refinancing Indebtedness, Other Applicable Indebtedness, Indebtedness pursuant to Section 7.03(a), Junior Financing or Permitted Ratio Debt, as applicable; provided, that for the first three (3) full fiscal quarters ending after the Closing Date, Debt Service shall mean: (i) for the fiscal quarter ending June 30, 2026, Debt Service for such Test Period multiplied by four (4); (ii) for the fiscal quarter ending September 30, 2026, Debt Service for such Test Period multiplied by two (2); and (iii) for the fiscal quarter ending December 31, 2026, Debt Service for such Test Period multiplied by four-thirds (4/3).

“Debt Service Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA minus Maintenance Capital Expenditures (excluding, for the avoidance of doubt, any extraordinary or non-recurring environmental Capital Expenditures) for such Test Period to (b) Debt Service for such Test Period.

“Debtor Relief Laws” means the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up And Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.04(b)(ix).

“Default” means any event or condition specified in Section 8.01 that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Term Loans that are Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the overdue principal or interest in respect of a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.00% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Delaware Assets” shall mean the fee-owned Material Real Property Assets that are part of the Delaware Pipeline.

“Delaware Pipeline” shall mean pipeline systems of the Loan Parties located in Lea County, New Mexico; Eddy County, New Mexico; Loving County, Texas and Reeves County, Texas.

“Designated Contribution Period” has the meaning set forth in Section 8.05(a).

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Designated Value” means, with respect to any Real Property, the book value of such Real Property, together with the book value of all fixtures appurtenant thereto and all improvements thereon.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.04(a)(iv)(B)(2).

“Discount Range” has the meaning set forth in Section 2.04(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.04(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.04(a)(iv)(C) substantially in the form of Exhibit J-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit J-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.04(a)(iv)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.04(a)(iv)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.04(a)(iv)(D)(3).

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“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.04(a)(iv)(B)(3), Section 2.04(a)(iv)(C)(3) or Section 2.04(a)(iv)(D)(3), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.04(a)(iv)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not include any issuance by the Parent of any of its Equity Interests to another Person or the granting of any Lien permitted hereunder.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (a) matures (excluding any maturity as the result of an option redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss, or asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to prior Payment in Full), or (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control, event of loss, asset sale or event of default so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss, asset sale or event of default shall be subject to prior Payment in Full), in whole or in part, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, managers or consultants of the Parent, the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Division/Series Transaction” means, with respect to the Loan Parties and their respective Restricted Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original dividing Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the applicable Laws of any jurisdiction.

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“Dollar”, “dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Date” has the meaning set forth in Section 2.04(b)(i).

“ECF Payment Amount” has the meaning set forth in Section 2.04(b)(i).

“ECF Payment Election” means, with respect to any of the first three Fiscal Quarters of each Fiscal Year, a notice, duly completed and signed by a Responsible Officer of the Borrower, stating that the Borrower elects to make a payment in an amount equal to the Applicable Cash Percentage of Excess Cash Flow for the ECF Period specified therein, which notice shall be provided to the Administrative Agent on or prior to the date that is five (5) Business Days after the date that the financial statements for such ECF Period pursuant to Section 6.01(b) are delivered.

“ECF Period” means a Fiscal Quarter or a Fiscal Year, as applicable.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“EMU” means the Economic and Monetary Union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment, or the protection of human health and safety as it relates to exposure to Hazardous Materials, including any Laws relating to the generation, use, handling, transportation, storage, treatment, disposal, Release, or threatened Release of, or exposure to, any Hazardous Materials.

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“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, or penalties), of any of the Loan Parties or any Subsidiary directly or indirectly resulting from or based upon (a) violation of, or otherwise arising under, any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials in violation of Environmental Laws or as would otherwise reasonably be expected to result in liability under Environmental Laws, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials into the Environment that requires remedial action under Environmental Law.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) a Reportable Event; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan; (d) the filing by the PBGC of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or Section 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any Restricted Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any ECF Period, an amount equal to:

(a)           the sum, without duplication, of:

(i)            Consolidated EBITDA for such period, and

(ii)           decreases in Consolidated Working Capital and long-term accounts receivable of the Parent and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries completed during such period or the application of purchase accounting, the effect of reclassification during such period between current assets and long-term assets and current liabilities and long-term liabilities (with a corresponding restatement to the prior period to give effect to such reclassification), or the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Contract), minus

(b)           the sum, without duplication, of the following for such period:

(i)            Consolidated Interest Expense,

(ii)           provisions for taxes based on income and profits (including state franchise taxes accounted for as income taxes in accordance with GAAP),

(iii)          the aggregate amount of all principal payments, repayments, redemptions and repurchases of Indebtedness (excluding all redemptions, repurchases or other acquisitions or retirements of, or any other payments in respect of, the Class D Preferred Units), of the Parent and its Restricted Subsidiaries made during such period (including (A) the principal component of payments in respect of Financing Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.06, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.04(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility (except to the extent accompanied by a permanent commitment reduction)),

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(iv)          the amount of acquisitions of intellectual property to the extent not expensed and Capitalized Software Expenditures accrued or made in cash during such period, and to the extent financed with internally generated cash,

(v)           any amounts added back to Consolidated EBITDA under clause (a)(H) of the definition thereof,

(vi)          increases in Consolidated Working Capital and long-term accounts receivable of the Parent and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by the Parent and its Restricted Subsidiaries during such period or the application of purchase accounting, the effect of reclassification during such period between current assets and long-term assets and current liabilities and long-term liabilities, or the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Contract),

(vii)         cash payments by the Parent and its Restricted Subsidiaries made during such period in respect of long-term liabilities of the Parent and its Restricted Subsidiaries other than Indebtedness to the extent financed with internally generated cash,

(viii)        the amount of Investments and acquisitions made by the Parent and its Restricted Subsidiaries during such period and paid in cash pursuant to Section 7.02 (other than Section 7.02(a), (c) (except to the extent made in a Restricted Subsidiary that is not a Loan Party) or (u)) to the extent financed with internally generated cash,

(ix)          the amount of Restricted Payments paid in cash during such period pursuant to Section 7.06(g) or Section 7.06(i), in each case to the extent financed with internally generated cash,

(x)           the aggregate amount of expenditures made by the Parent and its Restricted Subsidiaries in cash during such period (including (A) expenditures for the payment of financing fees and (B) expenditures for contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise) to the extent that such expenditures are not expensed during such period, to the extent financed with internally generated cash,

(xi)          the aggregate amount of any premium, make-whole or penalty payments paid in cash by the Parent and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, to the extent financed with internally generated cash,

(xii)         any restructuring cash expenses, pension payments or tax contingency payments required to be made, in each case during the period of four (4) consecutive fiscal quarters of the Parent following the end of such period,

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(xiii)         expenses, charges and fees (including expenses, charges and fees paid to the Administrative Agent and Lenders) incurred and paid in cash during such period and after the Closing Date in connection with the administration (including in connection with any waiver, amendment, supplementation or other modification thereto of this Agreement and the other Loan Documents) of this Agreement,

(xiv)        reasonable and customary transaction expenses incurred and paid in cash during such period in connection with any proposed Investment or acquisition which is not consummated to the extent such expenses are not funded with proceeds of the issuance of Equity Interests or the incurrence of Indebtedness in an aggregate amount not to exceed $5,000,000 during any twelve month period and $20,000,000 in the aggregate during the term of the Agreement,

(xv)          cash interest income, cash gains and other cash income received during such period to the extent deducted from Consolidated EBITDA for such period,

(xvi)        cash expenditures in respect of Swap Contracts during such period, and

(xvii)       any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

provided that, with respect to clauses (b)(iii), (iv), (vi), (vii), (viii), (ix) and (x), at the option of the Borrower, (1) the amount shall also include any amount committed to be paid pursuant to a binding contract (or with respect to clause (viii), if declared by the Borrower) in any subsequent fiscal quarter so long as to the extent such amount is not actually paid as committed in such subsequent fiscal quarter, such amount shall be added back in calculating Excess Cash Flow for such subsequent fiscal quarter and (2) the amount shall also include any payment made after such ECF Period and prior to the date on which the Excess Cash Flow calculation is due so long as such amount will not be deducted in subsequent ECF Periods.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Parent and its Restricted Subsidiaries on a consolidated basis.

Notwithstanding anything herein to the contrary, Excess Cash Flow shall not be calculated to give effect to any Material Business Expansion Project Adjustments.

“Excluded Accounts” means accounts that are (a) solely used for the purposes of making payments in respect of payroll, taxes and employees’ wages and benefits, (b) disbursement accounts where solely proceeds of indebtedness, including the proceeds of the loans under the ABL Credit Agreement are deposited, (c) zero balance accounts from which balances are swept daily to a Controlled Account (as defined in the ABL Credit Agreement), (d) third party trust accounts and third-party cash collateral accounts securing a Permitted Lien and (e) other accounts with funds on deposit with a daily average balance of less than $2,000,000 individually and $10,000,000 in the aggregate.

“Excluded Assets” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Excluded Subsidiary” means (a) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of the Parent or a Guarantor, provided, however, that a subsidiary that is a Guarantor that ceases to be a wholly owned Subsidiary shall be considered a wholly owned Subsidiary for purposes of this clause (a) unless the conditions to release described in Section 9.11(c) have been satisfied, (b) any Immaterial Subsidiary, (c) any direct or indirect Foreign Subsidiary, other than those Canadian Loan Parties that are designated as Guarantors by the Borrower, (d) any direct or indirect Domestic Subsidiary of the Parent (x) that is a Subsidiary of a Foreign Subsidiary that is a CFC or (y) substantially all of whose assets consist of capital stock (or capital stock and/or indebtedness) of (i) one or more Foreign Subsidiaries that are CFCs or (ii) other Subsidiaries described in clause (d)(x) (any Subsidiary described in this clause (d)(y), a “FSHCO”), (e) any Unrestricted Subsidiaries, (f) any joint ventures and (g) any other Subsidiary mutually agreed between the Administrative Agent and the Borrower on the Closing Date.

“Existing Preferred Units” means the Class B Preferred Units, the Class C Preferred Units, and the Class D Preferred Units existing on the Closing Date.

“Existing Term Loan Credit Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.15(a).

“Extended Term Loans” has the meaning set forth in Section 2.15(a).

“Extending Term Lender” has the meaning set forth in Section 2.15(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.15 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.15(d).

“Extension Election” has the meaning set forth in Section 2.15(c).

“Extension Request” means any Term Loan Extension Request.

“Extension Series” means any Term Loan Extension Series.

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

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“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means each of (a) that certain Term Loan Administrative Agent Fee Letter, dated as of February 25, 2026, among the Administrative Agent and the Parent, and (b) that certain Term Loan Arranger Fee Letter, dated as of February 25, 2026, among certain of the Lead Arrangers, the Parent and the other parties party thereto.

“Financial Performance Covenant” means the covenant of the Borrower set forth in Section 7.09.

“Financing Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Financing Lease; provided that any obligations of the Parent, the Borrower or its Restricted Subsidiaries either existing on the Closing Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Parent as financing or capital lease obligations and (ii) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Agreement (including, without limitation, the calculation of Consolidated Net Income and Consolidated EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness.

“Financing Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as a financing or capital leases (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP as in effect on January 1, 2015; provided that for all purposes hereunder the amount of obligations under any Financing Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP as in effect on January 1, 2015.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fitch” means Fitch Ratings, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means, with respect to the Parent and its Restricted Subsidiaries for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) the Fixed Charges for such Test Period.

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In the event that the Parent or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Equity Interests or preferred stock subsequent to the commencement of the Test Period for which the Fixed Charge Coverage Ratio is being calculated, but prior to, or simultaneously with, the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or preferred stock, as if the same had occurred at the beginning of the applicable four (4)-fiscal quarter period; provided, however, that in the event that any Indebtedness (or portion thereof) can be incurred on such date pursuant to any Dollar-denominated “basket” or “grower” set forth in Section 7.03 (including in reliance on the Free and Clear Incremental Amount, but excluding, for the avoidance of doubt, Indebtedness incurred pursuant to a ratio-based “basket”), such Indebtedness (or portion thereof) shall not be included for purposes of the pro forma calculation of Fixed Charges.

For purposes of computing the Fixed Charge Coverage Ratio, Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Parent or any of its Restricted Subsidiaries during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, Dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four (4)-fiscal quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Parent or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such period as if such Investment, acquisition, Disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable Test Period.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio”.

“Fixed Charges” means, with respect to the Parent and its Restricted Subsidiaries for any period, the sum of, without duplication:

(A)           Consolidated Interest Expense paid in cash with respect to Indebtedness for borrowed money for such period; and

(B)           all cash dividends (in the case of a partnership or limited liability company, quarterly or other periodic distributions equivalent to a dividend) or other cash distributions paid (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Equity Interests during such period (but solely to the extent such dividends, distributions or other amounts had accrued during such period);

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provided, that for the first three (3) full fiscal quarters ending after the Closing Date, Fixed Charges shall mean: (i) for the fiscal quarter ending June 30, 2026, Fixed Charges for such Test Period multiplied by four (4); (ii) for the fiscal quarter ending September 30, 2026, Fixed Charges for such Test Period multiplied by two (2); and (iii) for the fiscal quarter ending December 31, 2026, Fixed Charges for such Test Period multiplied by four-thirds (4/3).

“Fixed Debt Priority Collateral” has the meaning set forth in the Crossing Liens Intercreditor Agreement.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” means 0.00%.

“Foreign Disposition” has the meaning set forth in Section 2.04(b)(xi).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free and Clear Incremental Amount” has the meaning set forth in Section 2.13(d)(iii).

“FSHCO” has the meaning set forth in the definition of “Excluded Subsidiary”.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States, that are in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles or change as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies or any change in the methodology of calculating reserves for returns, rebates and other chargebacks) occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith, each acting reasonably (and without requirement of any fee), to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof, and regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at “fair value”, as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and financing or capital leases under GAAP as in effect on January 1, 2015 (including, without limitation, FASB Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Financing Leases and obligations in respect thereof.

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“General Partner” means NGL Energy Holdings LLC, a Delaware limited liability company, and its successors and permitted assigns as the general partner of NGL Energy; provided that, following a conversion of the Parent from a limited partnership to a corporation (and so long as the Parent is not subsequently converted to a limited partnership), all references to “General Partner” in this Agreement shall be to the Parent.

“Governmental Authority” means any nation or government, any state, province, territory, municipality or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grand Mesa Assets” shall mean the fee-owned Material Real Property Assets that are part of the Grand Mesa Pipeline.

“Grand Mesa Pipeline” shall mean the 550-mile pipeline that transports crude oil from its origin in Weld County, Colorado to the terminal of the Loan Parties in Cushing, Oklahoma.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantees” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or is then in effect or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

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“Guarantors” means, collectively, (a) the Parent, (b) the wholly owned Restricted Subsidiaries of the Parent that execute the Guaranty on the Closing Date and (c) those wholly owned Restricted Subsidiaries that execute the Guaranty after the Closing Date either (i) pursuant to Section 6.11 or as otherwise required by the Collateral and Guarantee Requirements or (ii) at the option of the Borrower (without any obligation to do so).

“Guaranty” means, individually and collectively, (a) that certain Term Loan Guaranty substantially in the form of Exhibit K, dated as of the Closing Date, among the Loan Parties (other than the Canadian Loan Parties) and the Administrative Agent and (b) that certain Guaranty, dated as of the Closing Date, governed by Canadian law and signed by each Canadian Loan Party and the Administrative Agent.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, constituents, substances or wastes, in any form, including petroleum or petroleum products, fractions or distillates, explosives, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, per- or polyfluoroalkyl substances, brine, toxic mold or radon gas that are regulated, or as to which liability may be imposed, under Environmental Law.

“Historical Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Identified Participating Lenders” has the meaning set forth in Section 2.04(a)(iv)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.04(a)(iv)(D)(3).

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Parent that does not have individually, or in the aggregate (together with all other such Subsidiaries satisfying the conditions set forth in this definition), (i) total assets with a fair market value in excess of 5.00% of Total Assets, as of the last day of the most recently ended Test Period or (ii) total revenues in excess of 5.00% of Consolidated EBITDA during the most recently ended Test Period.

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“Incremental Amendment” has the meaning set forth in Section 2.13(f).

“Incremental Availability Amount” has the meaning set forth in Section 2.13(d)(iii)(D).

“Incremental Commitments” has the meaning set forth in Section 2.13(a).

“Incremental Equivalent Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent First Lien Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent Junior Debt” has the meaning set forth in Section 7.03(q).

“Incremental Equivalent Unsecured Debt” has the meaning set forth in Section 7.03(q).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.13(d).

“Incremental Lenders” has the meaning set forth in Section 2.13(c).

“Incremental Request” has the meaning set forth in Section 2.13(a).

“Incremental Term Facility” has the meaning set forth in Section 2.13(a).

“Incremental Term Loan” has the meaning set forth in Section 2.13(b).

“Incurrence-Based Incremental Amount” has the meaning set forth in Section 2.13(d)(iii)(D).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation, holdback payment or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

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(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           all Attributable Indebtedness;

(g)           all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Parent appearing on the balance sheet of the Parent solely by reason of push-down accounting under GAAP shall be excluded; and

(h)           to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Parent and its Restricted Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (C) exclude obligations under or in respect of Non-Financing Lease Obligations (to the extent they are treated as operating leases in the most recent financial statements in existence on the Closing Date), straight-line leases, operating leases or sale lease-back transactions (except any resulting Financing Lease Obligations), (D) exclude obligations in respect of contract acquisition costs and structured bonus payments in connection with contract acquisitions, synthetic joint ventures or otherwise and (E) exclude Hydrocarbon balancing liabilities incurred in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date of determination shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness (not to exceed the maximum amount of such Indebtedness for which such Person could be liable) and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of FASB Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

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“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document other than (i) Taxes imposed on or measured by such Agent’s or Lender’s net income (however denominated) and franchise (and similar) Taxes (a)  imposed by a jurisdiction (or any political subdivision thereof) as a result of such Lender or Agent being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or (b) as a result of any other connection between such Lender or Agent and such jurisdiction (or any political subdivision thereof) other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, and/or enforcing, any Loan Document, or having sold or assigned an interest in any Loan or Loan Documents, (ii) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 3.01(e) or Section 3.01(g), (iii) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (x) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund an applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 3.07) or (y) such Lender changes its applicable Lending Office, except in each case to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (v) any withholding Taxes imposed under FATCA, and (vi) any U.S. federal backup withholding Taxes under Section 3406 of the Code.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Facility” means the Initial Term Commitment and Initial Term Loans as in effect on the Closing Date.

“Initial Term Borrowing” means the Borrowing of Initial Term Loans on the Closing Date.

“Initial Term Commitment” means, as to each Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and Section 2.15). The initial aggregate amount of the Initial Term Commitments is $950,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

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“Intellectual Property Security Agreement” means, an Intellectual Property Security Agreement among the Loan Parties party thereto, and the Collateral Agent in such form that is reasonably acceptable to the Administrative Agent and the Collateral Agent.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“Intercreditor Agreements” means the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any supplement to any of the foregoing, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made and (c) as to any Loan bearing interest at Daily Simple SOFR, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interest Rate Hedge Agreements” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Parent’s and its Subsidiaries’ operations and not for speculative purposes.

“IRS” means the Internal Revenue Service.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of the Parent and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding three hundred sixty-four (364) days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment less all returns and distributions received on such Investment.

“IP Rights” has the meaning set forth in Section 5.15.

“Junior Financing” has the meaning set forth in Section 7.10(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably acceptable to the Administrative Agent and the Borrower, among the Collateral Agent and one or more collateral agents or representatives for the holders of Incremental Term Loans, Permitted Second Priority Refinancing Debt, Incremental Equivalent Debt or other applicable Indebtedness permitted under the Agreement, as applicable, that are intended to be secured on a basis junior in right of Lien priority to the Liens securing the Initial Facility. Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any Restricted Subsidiary to be secured by a Lien junior in right of priority to the Liens securing the Initial Facility, then the Loan Parties, the Collateral Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Krimbill Parties” means H. Michael Krimbill, KrimGP2010, LLC, Krim2010, LLC and any trusts or family partnerships of H. Michael Krimbill and his family members established for estate planning purposes; provided, that KrimGP2010, LLC, Krim2010, LLC and such trusts or family partnerships are directly or indirectly controlled by H. Michael Krimbill.

“Latest Maturity Date” means, on any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, or any Incremental Term Loans, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, regulations (including, without limitation, energy regulations), ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions, guidelines or authorities that are legally enforceable, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

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“LCT Election” has the meaning set forth in Section 1.02(l).

“LCT Test Date” has the meaning set forth in Section 1.02(l).

“Lead Arrangers” means Barclays Bank PLC, JPMorgan Chase Bank, N.A., MUFG Bank, Ltd., Wells Fargo Securities, LLC, TD Securities (USA) LLC, TCBI Securities, Inc. and BofA Securities, Inc., and/or one or more of their respective affiliated designees in their capacities as joint lead arrangers and joint bookrunners.

“Leasehold” means any leasehold interest of any Loan Party as lessee under any lease of Material Real Property Assets.

“Leasehold Mortgage” means, in the case of Leaseholds, rights of way and easements constituting Material Real Property Assets, a leasehold mortgage, leasehold deed of trust or similar instrument (or amendments and restatements of any existing leasehold mortgage, leasehold deed of trust or similar instrument), in a form to be reasonably agreed between the Borrower and the Collateral Agent, including any Loan Party, the Collateral Agent and one or more trustees, in each case with such changes thereto as may be recommended by the local counsel based on local laws or customary local practices, as the same may be amended, modified or supplemented from time to time.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of Material Real Property Assets.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and includes their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one (1) Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless subject to a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under any Facility or under other agreements generally in which it commits to extend credit; (d) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under any Facility or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-In Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b) upon delivery of written notice of such determination to the Borrower and each Lender).

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“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Financing Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Condition Transaction” means any Permitted Acquisition, Investments, Restricted Payments, and repayments, repurchases and redemptions of Indebtedness, in each case, permitted hereunder by the Parent or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing (or, if such condition does exist, the Parent or any Restricted Subsidiary, as applicable, would be required to pay any fee, liquidated damages or other amount or be subject to any indemnity, claim or other liability as a result of such third party financing not having been available or obtained).

“Loan” or “Term Loan” means, individually or collectively, the Initial Term Loans, the Incremental Term Loans, any Refinancing Term Loans or any Extended Term Loans, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Guaranty, (c) the Notes, (d) the Collateral Documents, (e) each Intercreditor Agreement to the extent then in effect, and (f) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

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“Loan Parties” means, collectively, the Parent, the Borrower and each Subsidiary Guarantor.

“LTM Consolidated EBITDA” means Consolidated EBITDA for the Test Period most recently ended prior to the date of determination.

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction or the replacement, improvement or expansion of existing capital assets) by a Loan Party made to maintain, over the long term, the operating capacity or operating income of the Loan Parties excluding (a) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.04(b) and the definition of “Net Proceeds”, and (b) expenditures to the extent such expenditures are financed with the proceeds of any cash contribution to the common equity of the Parent or any of its Subsidiaries after the Closing Date and/or any purchase or investment in an Equity Interest (other than Disqualified Equity Interests) of Parent or any of its Restricted Subsidiaries. For purposes of this definition, “long term” generally refers to a period of not less than twelve (12) months. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for non-Maintenance Capital Expenditures, the Borrower shall determine the allocation of the amounts paid for each in a commercially reasonable manner. For the avoidance of doubt, Maintenance Capital Expenditures does not include expenditures for the construction of new gathering lines, compression systems or processing plants or other growth projects, provided further that Maintenance Capital Expenditure shall not include, without duplication, (i) any additions to property and equipment and other capital expenditures made with the proceeds of any equity securities issued or capital contributions received by any Loan Party or any Subsidiary (other than any Designated Equity Contribution, any Specified Equity Contribution or Disqualified Equity Interests), (ii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (iii) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iv) any consideration payable with respect to any Permitted Acquisitions or other Investment, (v) the purchase of property, plant or equipment to the extent financed with the proceeds of any dispositions of assets or property not prohibited hereunder, (vi) expenditures that are accounted for as capital expenditures by the Parent or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent or any Restricted Subsidiary, to the extent neither the Parent nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after the applicable Test Period), (vii) any expenditures which are contractually required to be, and are, advanced or reimbursed to the Loan Parties in cash by a third party (including landlords) during the applicable Test Period, (viii) the book value of any asset owned by the Parent or any Restricted Subsidiary prior to or during the applicable Test Period to the extent that such book value is included as a capital expenditure during such Test Period as a result of such Person reusing or beginning to reuse such asset during such Test Period without a corresponding expenditure actually having been made in such Test Period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Maintenance Capital Expenditure during the Test Period in which such expenditure actually is made and (B) such book value shall have been included in Maintenance Capital Expenditures when such asset was originally acquired, (ix) the purchase price of equipment purchased during the applicable Test Period to the extent the consideration consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and (x) any other capital expenditures that are financed with the Net Proceeds of any disposition of assets, any Casualty Event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests (other than Disqualified Equity Interests, any Specified Equity Contribution or Designated Equity Contribution).

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“Margin Stock” has the meaning set forth in Regulation U issued by the FRB.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Parent and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents, or (c) the material rights and remedies available to the Lenders and Agents, taken as a whole, under the Loan Documents.

“Material Business Expansion Project” means an expansion of the Loan Parties’ business through the construction of fixed or capital assets that is permitted by this Agreement and the other Loan Documents.

“Material Business Expansion Project Adjustments” the meaning set forth in the definition of “Consolidated EBITDA”.

“Material Contract” means any minimum volume contract or other revenue contract of the Parent or any of its Restricted Subsidiaries that features a fixed fee that automatically steps up on a date certain notwithstanding any change in volumes or other conditions.

“Material Intellectual Property” means any intellectual property owned by the Borrower or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole (as reasonably determined by the Borrower).

“Material Real Property Asset” means (a) any (x) Grand Mesa Asset and (y) Delaware Asset, in each case, with a Designated Value in excess of $1,000,000 and (b) any other Real Property of any Loan Party that is located in the United States and has a Designated Value equal to or greater than $10,000,000 as of the Closing Date or as of the date of acquisition thereof, excluding in the case of this subsection (b):

(i)	any Leasehold, easement or right of way if under the terms of the lease with respect to such Leasehold or conveyance document with respect to such easement or right-of-way, or applicable law, the grant of a Lien therein is prohibited or requires the consent of the applicable third party and such prohibition has not been waived or any necessary third party consents have not been obtained after the use of commercially reasonable efforts to do so (which, for the avoidance of doubt shall not require cash payments or other consideration aside from payment or reimbursement of reasonable fees and expenses in connection with the preparation and recording of the documentations related to such consents and mortgages); and

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(ii)	any other Real Property or Real Property identified by a Loan Party, if the aggregate Designated Value of such Real Property, together with the Designated Value of any Real Property the subject of subsection (i) above, does not exceed the greater of $250,000,000 and 2.5% of Total Assets

“Maturity Date” means (a) with respect to the Initial Term Loans, March 11, 2033, (b) with respect to any Refinancing Term Loans, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (c) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable Incremental Amendment; provided, in each case, that if such date is not a Business Day, then the applicable Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“MFN Excluded Debt” means Indebtedness (a) in an aggregate amount less than or equal to the greater of (i) $100,000,000 and (ii) 15.0% of LTM Consolidated EBITDA at the time of determination, (b) incurred (or for which commitments are established) after the date that is the 12-month anniversary of the Closing Date, (c) that is not in the form of broadly syndicated floating rate term loans denominated in Dollars, (d) incurred under the Permitted Earlier Maturity Indebtedness Exception or (e) that is unsecured or secured on a junior lien basis to the Initial Term Loans.

“MFN Protection” has the meaning set forth in Section 2.13(e)(iii).

“Midstream Activities” means, with respect to any Person, collectively, the treatment, processing, pumping, storing, recycling, terminaling, transloading, gathering, dehydration, compression, blending, transportation (including acquiring of rights of way for transportation), fractionating, storage, transmission, stabilization, disposal, delivery, marketing, buying or selling or other disposition, whether for such Person’s own account or for the account of others, of fresh water, produced water, crude oil, natural gas, natural gas liquids or other liquid or gaseous hydrocarbons, including that used for fuel or consumed in the foregoing activities; provided that “Midstream Activities” shall in no event include, except as set forth above, exploration and production or oilfield services activities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” means any Material Real Property Asset that becomes subject to a Mortgage or Leasehold Mortgage pursuant to this Agreement, in each case as to which the Administrative Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages or Leasehold Mortgages.

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“Mortgages” means, in the case of owned Material Real Property Assets, a mortgage, deed of trust, deed of hypothec or similar instrument (or amendments and restatements of any existing mortgage, leasehold deed of trust or similar instrument), in a form to be reasonably agreed between the Borrower and the Administrative Agent, including any Loan Party, the Collateral Agent and one or more trustees, in each case with such changes thereto as may be recommended by local counsel based on local laws or customary local practices, as the same may be amended, modified or supplemented from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)           100.00% of the cash proceeds actually received by the Parent or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition permitted pursuant to Section 7.05(j) or any Casualty Event, net of (i) the direct costs relating to such Disposition or Casualty Event, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expense incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition or Casualty Event; (ii) all payments made on any Indebtedness that is secured by any assets subject to such Disposition and Casualty Event, in accordance with the terms of such Indebtedness, or that must by its terms, or in order to obtain a necessary consent to such Disposition, or by applicable law be repaid out of the proceeds from such Disposition and Casualty Event; (iii) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Disposition or Casualty Event; and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for as long as required to be held as reserve or in escrow for adjustment in respect of the sale price or for indemnification or any liabilities associated with the assets disposed of in such Disposition and retained by the Parent or any Restricted Subsidiary after such Disposition and Casualty Event; provided that the Parent or the applicable Restricted Subsidiary may reinvest any portion of such proceeds in (x) Additional Assets or (y) Capital Expenditures and other Investments in used or useful in a Permitted Business (which shall include any Investment permitted by this Agreement), in each case within the 365-day period following such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within the 365-day period following such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 365-day period but within such 365-day period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 545 days of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); and

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(b)           100.00% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all Taxes paid or reasonably estimated to be payable as a result thereof (including any Permitted Tax Distributions) and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Restricted Subsidiary shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in each case of clause (i) and (ii) above, except for Customary Recourse Exceptions; and (b) as to which the lenders thereof have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Parent or any of its Restricted Subsidiaries (other than the Equity Interests of any Unrestricted Subsidiary or joint venture), except for Customary Recourse Exceptions.

“Not Otherwise Applied” means, with reference to any amount of net proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.04(b), and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender, as applicable.

“NYFRB” means the Federal Reserve Bank of New York.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest, premiums (including prepayment premiums) and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, premium (including prepayment premiums) and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document, in each such case, to the extent that any of the foregoing are required to be paid under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Amount” has the meaning set forth in Section 2.04(a)(iv)(D).

“Offered Discount” has the meaning set forth in Section 2.04(a)(iv)(D).

“OID” means original issue discount.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.04(b)(i).

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt, Incremental Equivalent Debt or other applicable Indebtedness permitted under the Agreement that is intended to be secured by Liens that are pari passu with or junior to the Liens securing the Initial Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be each of their successors and assigns in such capacities.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (a) with respect to Initial Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Initial Term Loans occurring on such date and (b) otherwise, the aggregate outstanding principal amount of Loans after giving effect to any borrowing and prepayments or repayments of Loans occurring on such date.

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of overnight federal funds borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent LPA” means Seventh Amended and Restated Agreement of Limited Partnership of the Parent, dated as of October 31, 2019, as amended by the First Amendment to Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP dated as of February 4, 2021.

“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement, dated as of February 2, 2024, among the Loan Parties from time to time party thereto, the Collateral Agent, as credit agreement agent, U.S. Bank Trust Company, National Association, as notes collateral agent, the Real Property Collateral Agent, as real property collateral agent, and any Other Debt Representative from time to time party thereto.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.04(a)(iv)(C)(2).

“Payment” has the meaning assigned to it in Section 9.16(a).

“Payment in Full” means the payment in full of the outstanding principal of and interest on the Loans and all other Obligations (other than (x) contingent indemnification or (y) reimbursement obligations not yet accrued and payable) that are accrued and payable and the termination or expiration of the Aggregate Commitments.

“Payment Notice” has the meaning assigned to it in Section 9.16(b)

“Payment or Bankruptcy Default” means an Event of Default under Section 8.01(a) or, with respect to the Borrower, (f) or (g).

“Payment Recipient” has the meaning assigned to it in Section 9.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

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“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permit” means any permit, approval, consent, filing, notice, waiver, exemption, certification, registration, license or other authorization required under any Law.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i)(i).

“Permitted Business” means either (a) gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, including water treatment, disposal and transportation, and entering into Swap Obligations relating to any of the foregoing activities, or (b) any other business that generates gross income at least 90% of which constitutes “qualifying income” under Section 7704(d) of the Code.

“Permitted Earlier Maturity Indebtedness Exception” means, with respect to the incurrence of any Incremental Term Loans, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt, any Indebtedness incurred under Section 7.03(g) or (q), or any Permitted Refinancing of any Indebtedness permitted to be incurred under this Agreement, such Indebtedness (collectively, “Specified Debt”) consisting of a customary bridge facility, so long as the long-term Indebtedness into which such customary bridge facility is to be converted or exchanged satisfies the applicable maturity or Weighted Average Life to Maturity requirements, as applicable, and such conversion or exchange is subject only to conditions customary for similar conversions (as determined by the Borrower in good faith), may, in each case, have a maturity date that is earlier than and a Weighted Average Life to Maturity that is shorter than, the Indebtedness with respect to which the Specified Debt is otherwise required to have a later maturity date or a longer Weighted Average Life to Maturity.

“Permitted First Priority Refinancing Debt” means any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” means any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower and/or any Guarantor in the form of one or more tranches of loans not under this Agreement; provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis but without regard to the control of remedies with the Liens securing the Initial Facility and is not secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (c) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect.

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“Permitted First Priority Refinancing Notes” means any Credit Agreement Refinancing Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (a) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Initial Facility and is not secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, and (c) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each applicable Intercreditor Agreement then in effect. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means H. Michael Krimbill and each Krimbill Party, so long as such Krimbill Party is controlled, directly or indirectly, by H. Michael Krimbill.

“Permitted Intercompany Activities” means any transactions (A) between or among the Parent and its Restricted Subsidiaries that are entered into in the ordinary course of business of the Parent and its Restricted Subsidiaries and, in the good faith judgment of the Parent are necessary or advisable in connection with the ownership or operation of the business of the Parent and its Restricted Subsidiaries, including, but not limited to, (i) payroll, cash management, purchasing, insurance and hedging arrangements, (ii) management, technology and licensing arrangements and (iii) customer loyalty and rewards programs and (B) between or among the Parent, its Restricted Subsidiaries and any captive insurance subsidiary.

“Permitted Liens” means Liens permitted pursuant to Section 7.01.

“Permitted Other Debt Conditions” means, with respect to Permitted Second Priority Refinancing Debt and Permitted Unsecured Refinancing Debt, that such Indebtedness (a) subject to the Permitted Earlier Maturity Indebtedness Exception, does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale, event of loss, change of control or event of default provisions that provide for prior Payment in Full), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (b) is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (c) to the extent secured, the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the Collateral Documents (or with such other differences as are reasonably satisfactory to the Administrative Agent) and (d) is incurred as a separate Facility and pursuant to separate documentation.

“Permitted Ratio Debt” means unsecured Indebtedness of the Parent or any Restricted Subsidiary so long as immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof (but without netting the proceeds thereof), (i) until such time as the Class D Preferred Units are redeemed in full and no Class D Preferred Units remain outstanding, the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis, shall be no greater than a Consolidated Total Net Leverage Ratio of 5.25:1.00 and (ii) thereafter, the Fixed Charge Coverage Ratio is no less than 2.00:1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available.

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“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, premium and penalties thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, unless otherwise permitted under any basket or exception under Section 7.03 (with such amounts being deemed utilization of the applicable basket or exception under Section 7.03), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e) and, subject to the Permitted Earlier Maturity Indebtedness Exception, such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing and (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable (as determined by the Borrower) to the Lenders taken as a whole, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (ii) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or another Loan Party and (iii) if the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended was subject to an Intercreditor Agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or any Guarantor in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Initial Facility and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Initial Facility and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness,” (c) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement) thereunder, and (d) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

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“Permitted Tax Distribution” has the meaning set forth in Section 7.06(i).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or any Guarantor in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan Asset Regulations” means 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, each as amended.

“Platform” has the meaning set forth in Section 6.02(e).

“Pledged Notes” has the meaning set forth in the Security Agreement.

“Pledged Stock” has the meaning set forth in the Security Agreement.

“PPSA” means the Personal Property Security Act (Alberta), including the regulations thereto, as amended from time to time, and any other similar legislation of any Canadian province or territory; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest or other Lien on any Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Alberta (including the Civil Code of Québec), “PPSA” shall refer instead to such other applicable federal, provincial or territorial legislation pertaining to the granting, perfecting, opposability, priority, ranking or enforcement of Liens on personal or movable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time.

“Post-Acquisition Period” means, with respect to any acquisition permitted under Section 7.02 or Section 7.06 hereof or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such acquisition or conversion is consummated and ending on the first anniversary of the date on which such acquisition or conversion is consummated.

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“Prime Rate” the means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Parent, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Parent and the Restricted Subsidiaries; provided that so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

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“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Parent or any division, product line, or facility used for operations of the Parent or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Parent or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that (I) without limiting the application of the Pro Forma Adjustment pursuant to (a) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrower in good faith) (1) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Parent and the Restricted Subsidiaries and (z) factually supportable or (2) otherwise consistent with the definition of Pro Forma Adjustment; (II) when calculating the Consolidated First Lien Net Leverage Ratio for purposes of the Applicable Cash Percentage, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect except to the extent set forth in the definition of Consolidated First Lien Net Leverage Ratio; and (III) in determining Pro Forma Compliance with the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio or any other incurrence test (other than in respect of Section 7.09), in connection with the incurrence (including by assumption or guarantee) of any Indebtedness, (x) the incurrence or repayment of any Indebtedness in respect of any revolving credit facility included in the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio or such other incurrence test calculation immediately prior to, or simultaneously with, the event for which the Pro Forma Compliance determination of such ratio or other test is being made, shall be disregarded, (y) the cash proceeds of any Indebtedness shall be excluded from “net” Indebtedness in determining whether such Indebtedness can be incurred (provided that the use of proceeds thereof and any other Pro Forma Adjustments shall be included) and (z) with respect to any delayed draw term commitments, the Borrower may elect to test the relevant incurrence test either at the time such commitments are established (assuming such commitments are fully drawn) or at the time loans incurred under such commitments are incurred; provided, further, that with respect to any incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Fixed Charge Coverage Ratio or such other incurrence test calculation, any Indebtedness being incurred (or expected to be incurred) substantially simultaneously or contemporaneously with the incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement (including any “baskets” measured as a percentage of Total Assets or LTM Consolidated EBITDA) including any revolving credit facility shall be disregarded. In the event any fixed “baskets” are intended to be utilized together with any incurrence-based “baskets” in a single transaction or series of related transactions (including utilization of the Base Incremental Amount and the Incurrence-Based Incremental Amount), (x) compliance with or satisfaction of any applicable financial ratios or tests for the portion of Indebtedness or any other applicable transaction or action to be incurred under any incurrence-based “baskets” shall first be calculated without giving effect to amounts being utilized pursuant to any fixed “baskets”, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed “baskets”, any incurrence and repayments of Indebtedness) and all other permitted Pro Forma Adjustments (except that the incurrence of any Indebtedness under any revolving credit facility prior to or in connection therewith shall be disregarded), and (y) thereafter, incurrence of the portion of such Indebtedness or other applicable transaction or action to be incurred under any fixed “baskets” shall be calculated.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Loans under the applicable Facility or Facilities at such time.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

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“Projections” has the meaning set forth in Section 5.13(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 6.02(e).

“QFC” has the meaning specified in Section 10.25(b).

“QFC Credit Support” has the meaning specified in Section 10.25.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Operator” means any Person that has substantial experience as an operator of a business primarily conducting Midstream Activities.

“Qualifying Lender” has the meaning set forth in Section 2.04(a)(iv)(D)(3).

“Quarterly Payment Date” means the last Business Day of each March, June, September and December, commencing with the first full fiscal quarter after the Closing Date.

“Real Property” means, at any time of determination, any fee ownership or leasehold interest of any Loan party in or to any real property, together with any easements or rights-of-way of any Loan Party.

“Real Property Collateral Agent” means U.S. Bank Trust Company, National Association, in its capacity as real property collateral agent under the Pari Passu Intercreditor Agreement or any other Collateral Documents, or any successor real property collateral agent appointed by the Collateral Agent in accordance with Section 9.01.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing” has the meaning set forth in the introductory paragraph to this Agreement.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans incurred pursuant thereto, in accordance with Section 2.14.

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“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for- dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, leaching, pumping, pouring, emitting, escaping, emptying, seeping, discharging, injecting, dumping, depositing, migrating or disposing into or through the Environment.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Pension Plan, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by the Borrower or any Restricted Subsidiary of any secured term loan financing having an All-In Yield that is less than the All-In Yield (as determined by the Administrative Agent on the same basis) of such Initial Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment, amendment or restatement or other modifications to this Agreement relating to the interest rate for, or weighted average yield of, such Initial Term Loans, in each case the primary purpose of which was to reduce such All-In Yield and other than in connection with (x) a Change of Control, (y) a Qualified IPO or (z) a Transformative Acquisition.

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“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders holding more than 50.00% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the outstanding Loans under such Class held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.00% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person (or, with respect to the Parent, so long as it remains a partnership, the General Partner). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents that are contractually restricted from being distributed to the Borrower or that is subject to any Lien, other than the Liens created by the Loan Documents, nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), 7.01(k)(i), 7.01(k)(iii), 7.01(m), 7.01(p), 7.01(q), clauses (i) and (ii) of Section 7.01(r), Section 7.01(y), Section 7.01(cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents), Section 7.01(dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents) and Section 7.01(ee) (only to the extent the Obligations are secured by such cash and Cash Equivalents).

“Restricted Debt Payment” has the meaning set forth in Section 7.10(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Parent or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Parent’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

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“Restricted Payment Conditions” means, with respect to transactions pursuant to Section 7.02(x), 7.06(c), or 7.10(a)(v), the requirements that (a) no Event of Default shall have occurred and be continuing and (b) after giving effect thereto, the Borrower shall be in compliance, on a Pro Forma Basis, with a Consolidated Total Net Leverage Ratio of (i) with respect to transactions pursuant to Section 7.06(c) or 7.10(a)(v), equal to or less than 4.50:1.00 and (ii) with respect to transactions pursuant to Section 7.02(x), equal to or less than 4.50:1.00.

“Restricted Subsidiary” means any Subsidiary of the Parent other than an Unrestricted Subsidiary.

“RFS” means the Renewable Fuel Standard of the United States Environmental Protection Agency in accordance with according to the Energy Policy Act of 2005 and the Energy Independence and Security Act of 2007.

“RIN” means renewable identification number assigned for the purpose of tracking the production, use and trading of renewable fuels as required by, and which are valid for purposes of satisfying the compliance requirements of the RFS.

“Risk Management Policy” means policies, operating procedures and limits of the Parent and its Subsidiaries designed to minimize the firm’s financial exposure to various risks as noted in the policies attached as Schedule 1.01C as approved by the board of directors (or other equivalent governing body) of the Parent, and as set forth on Schedule 1.01C as modified from time to time.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means at any time, a country or territory (or government of a country or territory or an agency thereof), an organization controlled by any of the foregoing or person resident of a country, region or territory which, in each case, is itself the subject or target of any Sanctions (as of the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzia and Kherson Regions of Ukraine, Cuba (only with respect to a Loan Party organized under the laws of the United States or any state thereof), Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, or otherwise a target of Sanctions, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), (d) any Person that is a Canadian Blocked Person or (e) any Person otherwise the subject of any Sanctions.

“Sanction(s)” means any international economic sanction administered or enforced by the United States government (including without limitation, OFAC), the United Nations Security Council, the federal government of Canada, the European Union or His Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

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“Secured 2029 Notes” means the Company’s and NGL Energy Finance Corp.’s 8.125% senior secured notes due 2029.

“Secured 2032 Notes” means the Company’s and NGL Energy Finance Corp.’s 8.375% senior secured notes due 2032.

“Secured Notes” means, collectively, (a) the Secured 2029 Notes and (b) the Secured 2032 Notes.

“Secured Notes Documents” means, collectively, the Secured Notes Indenture and the Secured Notes issued pursuant thereto, the Crossing Liens Intercreditor Agreement, the Pari Passu Intercreditor Agreement and the “Security Documents” (as defined in the Secured Notes Indenture).

“Secured Notes Indenture” means the Indenture, dated as of February 2, 2024, among U.S. Bank Trust Company, National Association as trustee, the Borrower, NGL Energy Finance Corp. and each of the guarantors party thereto, pursuant to which the Borrower and NGL Energy Finance Corp. issued the Secured 2029 Notes, the Secured 2032 Notes and the Additional Notes, as amended, restated, amended and restated, supplemented or otherwise modified from time to time to the extent such amendment, restatement, amendment and restatement, supplement or modification is permitted hereunder.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent, the Lenders, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Term Loan Pledge and Security Agreement substantially in the form of Exhibit E-1, dated as of the Closing Date, among the Parent, the Borrower, certain Subsidiaries of the Borrower and the Collateral Agent.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

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“SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR or Term SOFR, other than, in each case, pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solicited Discount Proration” has the meaning set forth in Section 2.04(a)(iv)(D).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.04(a)(iv)(D).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.04(a)(iv)(D) substantially in the form of Exhibit J-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit J-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.04(a)(iv)(D).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Asset Sales” has the meaning set forth in the definition of “Asset Sale RP Amount”.

“Specified Discount” has the meaning set forth in Section 2.04(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.04(a)(iv)(B)(1).

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“Specified Discount Prepayment Notice” means a written notice of the Borrower of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.04(a)(iv)(B) substantially in the form of Exhibit J-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit J-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.04(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.04(a)(iv)(B)(3).

“Specified Equity Contribution” means any cash and Cash Equivalent proceeds received by the Borrower since the Closing Date from (a) the issuance or sale of its Qualified Equity Interests (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) and/or (b) contributions to its common equity with the cash and Cash Equivalent proceeds from the issuance and sale by Parent of its Qualified Equity Interests (other than to a Subsidiary of Parent or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Parent) or a contribution to its common equity.

“Specified Representations” means those representations and warranties of the Borrower and the Guarantors in Sections 5.01(a) (solely as to the Borrower and the Guarantors), 5.01(b)(ii), 5.02(a), 5.02(b)(i), 5.04 (solely with respect to the first sentence thereof), 5.12, 5.16, 5.17 (except for clauses (a)(i) and (b), and solely with respect to the use of the proceeds) and 5.18 (with respect to the creation, validity and perfection of the security interest in the Collateral).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or Incremental Term Loan in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Submitted Amount” has the meaning set forth in Section 2.04(a)(iv)(C).

“Submitted Discount” has the meaning set forth in Section 2.04(a)(iv)(C).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which (a) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantor” means each Guarantor other than the Parent.

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“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.13(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, Commodity Hedge Agreements, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation of such Person to pay or perform under any Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Lender” means a Lender with an Initial Term Commitment or an outstanding Term Loan.

“Term Loan Extension Request” has the meaning set forth in Section 2.15(a).

“Term Loan Extension Series” has the meaning provided in Section 2.15(a).

“Term Loan Increase” has the meaning provided in Section 2.13(a).

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“Term SOFR” means,

(a)           for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)           for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

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“Test Period” means, for any date of determination under this Agreement, (x) with respect to Section 7.09 and the definition of “Applicable Cash Percentage”, the latest four (4) consecutive fiscal quarters of the Parent (taken as one accounting period) for which financial statements are required to have been delivered pursuant to Section 4.01(e)(i) or Section 6.01(a) or (b), as applicable, and (y) with respect to any other determination, the latest four (4) consecutive fiscal quarters of the Parent (taken as one accounting period) on or prior to such date for which financial statements are internally available; provided that, notwithstanding the foregoing, with respect to any calculation of Debt Service or Fixed Charges for the first three (3) full fiscal quarters ending after the Closing Date, “Test Period” shall mean: (a) for the fiscal quarter June 30, 2026, the period of one (1) fiscal quarter ending on such date; (b) for the fiscal quarter ending September 30, 2026, the period of two (2) fiscal quarters ending on such date; and (c) for the fiscal quarter ending December 31, 2026, the period of three (3) fiscal quarters ending on such date.

“Threshold Amount” means $100,000,000.

“Total Assets” of any Person means, as of any date, the amount that, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available; provided, however, that such amount shall be adjusted to give pro forma effect to any subsequent Investment, acquisition or disposition of any assets or Person (regardless of whether effected as a merger, purchase or sale of Equity Interests, asset acquisition or disposition or other form of acquisition or disposition) by such Person or any of its Restricted Subsidiaries, including any such Investment, acquisition or disposition that is pending and giving rise to the need to determine the amount of Total Assets, as if such transaction had occurred immediately prior to the end of such most recently ended fiscal quarter.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees, expenses or other transaction costs incurred, paid or otherwise payable or borne by the Parent or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Transactions and any OID or upfront fees and Attorney Costs), this Agreement, the other Loan Documents, the Secured Notes Documents, the ABL Facility Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Borrowing of Loans on the Closing Date and the execution and delivery of this Agreement and the other Loan Documents contemplated hereby, (b) the execution and delivery of the ABL Facility Documents contemplated hereby, (c) the Refinancing, (d) the Closing Date Class D Repayment and (e) the payment of Transaction Expenses.

“Transformative Acquisition” means any acquisition or investment by the Parent or any Restricted Subsidiary that either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment, would not provide the Parent and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

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“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rule-book (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flow for the Parent and its consolidated Restricted Subsidiaries for each fiscal quarter ended after March 31, 2025, and at least 60 days prior to the Closing Date.

“Uniform Commercial Code” or “UCC” means (a) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (b) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (b) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Parent designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” (as defined in Section 7701(a)(30) of the Code).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(C).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 10756, as amended or modified from time to time.

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“Voting Interest” of any specified Person as of any date means the Equity Interests of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Equity Interest has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person; provided that with respect to a limited partnership or other entity which does not have a board of directors, Voting Interest means the Equity Interest of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date of determination, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased, the effect of any amortization or prepayment prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower, any Guarantor under any Loan Document and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” has the meaning set forth in Section 2.13(e)(iii).

Section 1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

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(b)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)           Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)           The words “include”, “includes” and “including” are, in each case by way of example and not limitation.

(e)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(g)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)           Each of the representations and warranties of the Loan Parties contained in this Agreement (and all corresponding definitions) to be made on the Closing Date are made on the Closing Date immediately after giving effect to the Transactions, unless the context otherwise requires.

(i)           All references to “knowledge” of any Loan Party or a Restricted Subsidiary of the Parent means the actual knowledge of a Responsible Officer.

(j)           The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(k)           All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

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(l)           Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (i) calculating any applicable ratio or LTM Consolidated EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Equity Interests, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness or Disqualified Equity Interests, (ii) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (iii) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (iv) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the issuance of Disqualified Equity Interests, the creation of Liens, the making of any Disposition, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness or Disqualified Equity Interests, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (i), (ii), (iii) and (iv) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless a Payment or Bankruptcy Default shall be continuing on the date such Limited Condition Transaction is consummated; provided that any ratio-based Restricted Payments basket will be tested both with and without giving Pro Forma Effect to the Limited Condition Transaction and other transactions in connection therewith. For the avoidance of doubt, (1) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in LTM Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (2) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions, unless, other than if a Payment or Bankruptcy Default shall be continuing on such date, the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction or related transactions is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Performance Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower makes an election pursuant to clause (2) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Equity Interests, and the use of proceeds thereof) had been consummated on the LCT Test Date. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Parent or its Restricted Subsidiaries (x) incurs Indebtedness or issues Disqualified Equity Interests, creates Liens, makes Dispositions, makes Investments, makes Restricted Payments, designate any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness or Disqualified Equity Interests in connection with any Limited Condition Transaction under a ratio-based basket and (y) incurs Indebtedness, issues Disqualified Equity Interests, creates Liens, makes Dispositions, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness or Disqualified Equity Interests in connection with such Limited Condition Transaction under a non-ratio- based basket, then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

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(m)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that NGL Energy or any Restricted Subsidiary may incur hereunder shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Permitted Refinancing incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing is denominated that is in effect on the date of such refinancing.

(n)           For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Loan Document governed by the laws of the Province of Québec) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

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Section 1.03          Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Debt Service Coverage Ratio, Consolidated First Lien Net Leverage Ratio, Consolidated Secured Net Leverage Ratio, Consolidated Total Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

Section 1.04          Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05          References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted, or not otherwise prohibited, by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07          Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08          Negative Covenant Compliance. For purposes of determining whether the Parent, the Borrower and the other Restricted Subsidiaries comply with any exception to Article VII (other than the Financial Performance Covenant) where compliance with any such exception is based on a financial ratio or metric being satisfied as of a particular point in time, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Parent, the Borrower and the other Restricted Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new, for example, Liens, Indebtedness or Investments, but shall not result in any previously permitted, for example, Liens, Indebtedness or Investments ceasing to be permitted hereunder.

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ARTICLE II
THE COMMITMENTS AND BORROWINGS

Section 2.01          The Initial Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date term loans denominated in Dollars in an aggregate amount not to exceed the amount of such Lender’s Initial Term Commitment. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

Section 2.02          Borrowings, Conversions and Continuations of Loans.

(a)           Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given by a written Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. New York City time three (3) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans or any conversion of Base Rate Loans to Term SOFR Loans, and (ii) 2:00 p.m. New York City time one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the Initial Term Borrowing. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000, in excess thereof. Except as provided in the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing (and, if applicable, the Class of such Borrowing), a conversion of Term Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, converted to, or continued as, Term SOFR Loans with an Interest Period of one (1) month. Any such automatic conversion to, or continuation as, Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

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(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Term SOFR Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Except as otherwise provided in the following sentence, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Payment or Bankruptcy Default, the Administrative Agent shall, at the direction of the Required Lenders, require that no Loans may be converted to or continued as Term SOFR Loans.

(c)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(d)           After giving effect to all Term Borrowings, all conversions of Term Loans, from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(e)           The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing or make any other payment obligation under the Loan Documents.

Section 2.03          [Reserved].

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Section 2.04          Prepayments.

(a)           Optional.

(i)            The Borrower may, upon, subject to clause (ii) below, irrevocable written notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay Loans of any Class in whole or in part without premium or penalty (subject to Section 2.04(a)(ii)); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Term SOFR Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base Rate Loans; (2) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon to such date, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.04(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii)           Subject to the payment of any amounts owing pursuant to Section 3.05, the Borrower may rescind any notice of prepayment under Section 2.04(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed. Each prepayment of any Class of Term Loans pursuant to this Section 2.04(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.06(a) as directed by the Borrower (which may be applied to any specific Class, tranche or facility of Indebtedness) and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.06(a).

(iii)          In the event that, on or prior to the date that is six (6) months following the Closing Date, the Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction, or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (1) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (2) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans amended or otherwise modified pursuant to such amendment. If, on or prior to the six (6)-month anniversary of the Closing Date, any Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Lender (and not any Person who replaces such Lender pursuant to Section 3.07(a)) shall receive its Pro Rata Share (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

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(iv)          Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall be automatically and permanently canceled immediately upon such prepayment) (or the Parent, the Borrower or any of its Subsidiaries may purchase such outstanding Term Loans and immediately cancel them) on the following basis:

(A)           Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.04(a)(iv); provided that no Company Party shall initiate any action under this Section 2.04(a)(iv) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)           (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed to by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.04(a)(iv)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than, in the case of Term SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) unless rescinded, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Lenders (or such later date as specified therein) (the “Specified Discount Prepayment Response Date”).

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(2)           Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)           If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent with the consent of such Company Party (and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

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(C)           (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.04(a)(iv)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than, in the case of Term SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (or such later date as specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

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(2)           The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine with the consent of such Company Party (and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)           If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent with the consent of such Company Party (and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

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(D)           (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Company Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.04(a)(iv)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than, in the case of Term SOFR Loans, $1,000,000 and whole increments of $1,000,000 in excess thereof and, in the case of Base Rate Loans, $1,000,000 and whole increments of $250,000 in excess thereof, and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. (New York City time), on the third Business Day after the date of delivery of such notice to such Term Lenders (or such later as specified therein) (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

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(2)           The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

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(3)           Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine with the consent of such Company Party (and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.04(a)(iv)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent with the consent of such Company Party (and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)           In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from a Company Party in connection therewith.

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(F)           If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. (New York City time), on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining scheduled installments of principal of the relevant Class of Term Loans pursuant to Section 2.06(a) on a pro-rata basis across such installments. The Term Loans so prepaid shall be, as set forth in Section 2.04(a)(i), accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.04(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.04(a)(iv), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment. Each Lender participating in any prepayment described in this Section 2.04(a)(iv) acknowledges and agrees that in connection therewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, information regarding the Parent, the Borrower and their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including material non-public information) (“Excluded Information”), (2) such Lender has independently and, without reliance on the Parent, the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Company Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Excluded Information and all parties to the relevant transaction shall render customary “big boy” disclaimer letters, and (4) none of the Parent, the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Parent, the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable Laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(G)           To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.04(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

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(H)           Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.04(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)            Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.04(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.04(a)(iv) as well as activities of the Auction Agent.

(J)            Each Company Party shall have the right, by written notice to the Auction Agent, to revoke or modify its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.04(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

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(b)           Mandatory.

(i)            Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the Fiscal Year ending March 31, 2027) or, at the option of the Borrower pursuant to an ECF Payment Election, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(b) for any of the first three (3) Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending June 30, 2026) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (each, an “ECF Date”), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vi) and (viii) below, an aggregate principal amount of Term Loans in an amount (the “ECF Payment Amount”) equal to (A) the Applicable Cash Percentage of Excess Cash Flow, if any, for the ECF Period most recently ended covered by such financial statements minus (B) with respect to any ECF Period that is a Fiscal Year, the sum of all ECF Payment Amounts for each Fiscal Quarter occurring during such Fiscal Year for which the Borrower made an ECF Payment Election, minus (C) the sum of (1) all voluntary prepayments, repurchases or redemptions of Term Loans made during such ECF Period or after the end of such ECF Period and prior to when such Excess Cash Flow prepayment is due (including, in the case of Term Loans prepaid pursuant to Section 2.04(a)(iv), the actual purchase price paid in cash pursuant thereto) (excluding prepayments, repurchases or redemptions to the extent funded with the proceeds of long-term funded indebtedness (other than revolving loans)), (2) all voluntary prepayments, repurchases or redemptions of loans under the ABL Facility during such ECF Period or after the end of such ECF Period and prior to when such Excess Cash Flow prepayment is due to the extent accompanied by a permanent reduction of the corresponding commitment, (3) all voluntary prepayments, repurchases or redemptions of any Secured Notes, Incremental Equivalent First Lien Debt, Credit Agreement Refinancing Indebtedness or other Indebtedness (including other revolving credit facilities), in each case, secured on a pari passu basis with the Initial Term Loans, (4) the aggregate amount of all redemptions, repurchases or other acquisitions or retirements of, or any other payments in respect of, the Class D Preferred Units and, in the case of any of the foregoing, prepaid, redeemed, repurchased, acquired, retired or otherwise paid during such ECF Period or after the end of such ECF Period and prior to when such Excess Cash Flow prepayment is due (but, in the case of any voluntary prepayments, repurchases or redemptions in respect of any revolving credit facilities, to the extent accompanied by a permanent reduction of the corresponding commitment) (excluding prepayments, repurchases or redemptions to the extent funded with the proceeds of long-term funded Indebtedness (other than revolving credit loans)) and (5) the aggregate amount of Capital Expenditures (including growth capital expenditures) (x) made during such ECF Period or after the end of such ECF Period and prior to the time such Excess Cash Flow prepayment is due (but without duplication in any other fiscal year (or quarter, as applicable)) or (y) at the option of the Borrower, expected to be funded during the period of four consecutive fiscal quarters following the end of such ECF Period pursuant to a binding contract (or binding commitments) entered into prior to or during such ECF Period or after the end of such ECF Period and prior to the time such Excess Cash Flow prepayment is due (provided that to the extent the aggregate amount utilized to finance such Capital Expenditures during the period of four consecutive fiscal quarters following such ECF Period is less than the amount deducted, such shortfall shall be added to the calculation of Excess Cash Flow at the end of the next ECF Period), in the case of each of the immediately preceding clauses (1) through (5), without duplication of any deduction from Excess Cash Flow in any prior period; provided, that prepayments pursuant to this Section 2.04(b)(i) in respect of any ECF Period that is a Fiscal Year shall only be required in the amount by which the ECF Payment Amount for such Fiscal Year exceeds $5,000,000 (and then such prepayment shall only be required in respect of such excess amount); provided, further, that a prepayment of the principal amount of Term Loans pursuant to this Section 2.04(b)(i) in respect of any ECF Period that is a Fiscal Quarter shall only be required in the amount by which the ECF Payment Amount for such Fiscal Quarter, when combined with the ECF Payment Amounts for all prior Fiscal Quarters in the same Fiscal Year, exceeds $5,000,000 (and then only amounts in excess of such amount shall be required to be prepaid); provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or make a payment with respect to any Indebtedness outstanding at such time that is secured by a Lien on the Collateral ranking pari passu with the Lien securing the Term Loans pursuant to the terms of the documentation governing such Indebtedness (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Term Loans) with such Excess Cash Flow (such Indebtedness required to be offered to be so repurchased or required to be paid, “Other Applicable Indebtedness”), then the Borrower may apply such Excess Cash Flow on a pro rata basis (to the Term Loans and Other Applicable Indebtedness determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (a) the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.04(b)(i) shall be reduced accordingly and (b) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

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(ii)           If the Parent, the Borrower or any Restricted Subsidiary receives Net Proceeds from any Disposition or any Casualty Event occurs which results in the realization or receipt by the Parent, the Borrower or any Restricted Subsidiary of Net Proceeds in excess of an aggregate amount of $50,000,000 in any fiscal year, subject to the reinvestment rights specified in the definition of “Net Proceeds”, the Borrower shall offer to prepay (or cause to be offered to be prepaid) in accordance with clause (b)(vi) and (viii) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Parent, the Borrower or any Restricted Subsidiary of such Net Proceeds, subject to clause (b)(ix) below, an aggregate principal amount of Term Loans in an amount equal to 100.00% of such Net Proceeds received; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or make a payment with respect to the ABL Facility or any Other Applicable Indebtedness, then the Borrower may (x) first apply such Net Proceeds to make any required prepayments under the ABL Facility and (y) then apply the remainder of such Net Proceeds on a pro rata basis to the Term Loans and Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the ABL Facility and any Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the ABL Facility and any Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this clause (b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided further that no such prepayment shall be required with respect to the Asset Sale RP Amount.

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(iii)          If the Parent, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 (excluding Indebtedness incurred pursuant to Section 7.03(t))), the Borrower shall cause to be offered to be prepaid in accordance with clause (b)(vi) below an aggregate principal amount of Term Loans in an amount equal to 100.00% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Parent, the Borrower or such Restricted Subsidiary of such Net Proceeds; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase or prepay the ABL Facility or any Other Applicable Indebtedness with the Net Proceeds of such Indebtedness, then the Borrower may (x) first apply such Net Proceeds to make any required prepayments under the ABL Facility and (y) then apply the remainder of such Net Proceeds on a pro rata basis to the Term Loans and Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time); provided, further, that (A) the portion of such Net Proceeds allocated to the ABL Facility and any Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the ABL Facility and any Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.04(b)(iii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iv)          [Reserved].

(v)           [Reserved]

(vi)          Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request or any Incremental Amendment (which may be prepaid on a less than pro rata basis in accordance with its terms), (A) each prepayment of Term Loans pursuant to this Section 2.04(b) shall be applied as between series, Classes or tranches of Term Loans on a pro rata basis, unless otherwise required by this Agreement or as directed by the Borrower to the extent not otherwise prohibited by this Agreement (provided that (1) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, (2) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans and (3) no prepayment of Term Loans may be directed to a later maturing Class of Term Loans without at least a pro rata repayment of any related earlier maturing Classes); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iii) of this Section 2.04(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.06(a) in direct order of maturity (without premium or penalty except as expressly contemplated by Section 2.04(a)(iii)); and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

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(vii)         The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) and (iii) of this Section 2.04(b) at least four (4) Business Days prior to the date of such prepayment (or such shorter time as the Administrative Agent may agree). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(viii)        Funding Losses, Etc. All prepayments under this Section 2.04 shall be made together with, in the case of any such prepayment of a Term SOFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05.

(ix)          Term Opt-out of Prepayment. With respect to each prepayment of Term Loans required pursuant to Section 2.04(b)(i) or (ii), (A) the Borrower will, not later than the date specified in Sections 2.04(b)(i) or (ii) for offering to make such prepayment, give the Administrative Agent written notice requesting that the Administrative Agent provide notice of such offer of prepayment to each Lender of Term Loans, (B) the Administrative Agent shall provide notice of such offer of prepayment to each Lender of Term Loans, (C) each Lender of Term Loans will have the right to refuse such offer of prepayment by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (such refused amounts, the “Declined Proceeds”), (D) the Borrower shall make all such prepayments (other than Declined Proceeds) promptly thereafter, and (E) after making any prepayments pursuant to clause (D) above, the Borrower may retain such Declined Proceeds and apply them in a manner not prohibited by this Agreement.

(x)           In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.04(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans of the applicable Class or Classes being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Term SOFR Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.04(b)(viii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment within any tranche of Term Loans shall be applied first to Term Loans of such tranche that are Base Rate Loans to the full extent thereof before application to Term Loans of such tranche that are Term SOFR Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.

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(xi)          Foreign Dispositions, Casualty Events, Excess Cash Flow. Notwithstanding any other provisions of this Section 2.04, (i) to the extent that any or all of the Net Proceeds of any Disposition or Casualty Event of any assets or property of a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.04 but only so long as the applicable local law will not permit repatriation by such Foreign Subsidiary to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Sections 2.04(b)(i) or 2.04(b)(ii), is permitted under the applicable local law, the Borrower shall be required to promptly prepay the Term Loans (net of additional taxes that would be payable or reserved against as a result of such repatriation, to the extent not already taken into account under the definitions of “Net Proceeds” or “Excess Cash Flow”) pursuant to this Section 2.04 and (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or Foreign Subsidiary’s Excess Cash Flow would have material adverse tax consequences to the Parent, the Borrower, any direct or indirect parent entity of the Borrower or any of the Borrower’s direct or indirect Subsidiaries with respect to such Net Proceeds or Excess Cash Flow, the Borrower shall be required to promptly prepay the Term Loans (net of additional taxes that would be payable or reserved against as a result of a repatriation of such proceeds, to the extent not already taken into account under the definitions of “Net Proceeds” or “Excess Cash Flow”) pursuant to this Section 2.04.

Section 2.05          Termination or Reduction of Commitments.

(a)           Optional. The Borrower may, upon irrevocable written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in a minimum aggregate amount of $500,000, as applicable, or any whole multiple of $100,000, in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory. The Initial Term Commitment of each Lender shall be automatically and permanently terminated upon the funding of Initial Term Loans to be made by it on the Closing Date.

(c)           Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the unused Commitments of any Class under this Section 2.05. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees, if any, accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

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Section 2.06          Repayment of Loans.

(a)           Initial Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on each Quarterly Payment Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Closing Date and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; provided that payments required by Section 2.06(a)(i) shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04. In the event any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by the Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b)           In the event that, prior to the incurrence of any Incremental Term Loans, the Initial Term Loans or any existing Incremental Term Loans have scheduled amortization payments under Section 2.06(a)(i) (or other equivalent section) that are less than 0.25% of the aggregate principal amount of such existing Term Loans when initially incurred, then at the Borrower’s option, (x) the scheduled amortization payments of such existing Initial Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such existing Initial Term Loans originally incurred or (y) the scheduled amortization payment of the Incremental Term Loans shall equal such smaller percentage applicable to the existing Initial Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Amendment with respect to such Incremental Term Loans.

Section 2.07          Interest.

(a)           Subject to the provisions of Section 2.07(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           During the continuance of an Event of Default under Section 8.01(a), the Borrower shall pay interest on past due principal or interest owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

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(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.08          Fees. The Borrower shall pay to the Agents (for the account of the parties entitled thereto) such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified (including all fees under the Fee Letters that are payable pursuant to the terms thereof). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.09          Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.10          Evidence of Indebtedness.

(a)           The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register and the corresponding accounts and records of the Administrative Agent in respect of such matters, the Register and the corresponding accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s or such registered assigns’ Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and record thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon the payment in full of the Obligations evidenced by any Note, (i) such Note shall be deemed automatically cancelled and of no further force and effect and (ii) the Lender holding such Note shall, upon the Borrower’s request, promptly surrender such Note to the Borrower.

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(b)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.10, and by each Lender in its account or accounts pursuant to Section 2.10, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.11          Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b)           Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing; and

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(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Bank Funding Rate, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.11(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.12          Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or any security therefor, any payment or distribution (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) in excess of its ratable share (or other share contemplated hereunder) thereof or (b) or otherwise in excess of the amount that it would be entitled to receive had such payment or distribution been applied in accordance with Section 8.04, such Lender shall immediately (i) notify the Administrative Agent of such fact, and (ii)(A) in the case of clause (a) above, purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment or distribution in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment or distribution is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (1) the amount of such paying Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon; and (B) in the case of clause (b) above, hold such payment in trust for the applicable Secured Parties entitled thereto pursuant to Section 8.04 and forthwith deliver the same to the Administrative Agent in accordance with the provisions of Section 8.04. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.12 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.12 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (iv)(x) of the definition of “Indemnified Taxes,” a participation acquired pursuant to this Section 2.12 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.

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Section 2.13          Incremental Loans.

(a)           Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request one or more new commitments (each, an “Incremental Term Facility”) which may be in the same Facility as any outstanding Term Loans of an existing Class of Term Loans (a “Term Loan Increase”) or a new Class of Term Loans (collectively with any Term Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of such Incremental Request to each of the Lenders.

(b)           Incremental Facilities and Commitments. Any Incremental Commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement, except, unless otherwise required pursuant to the terms of this Agreement, in the case of a Term Loan Increase. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.13, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (or any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof may be designated as a borrower in respect thereof so long as all obligors under such Incremental Term Facility are the same as with respect to the Loans hereunder) (an “Incremental Term Loan”) in an amount equal to its Incremental Commitment of such Class, and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)           Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.13 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment) or by any other bank or other financial institution or other institutional lender (any such other bank or other financial institution or other institutional lender being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender.

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(d)           Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)            after giving effect to such Incremental Commitments, the following conditions shall be satisfied (it being understood that all references to “the date of such Borrowing” or similar language shall be deemed to refer to the effective date of such Incremental Amendment); provided that if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition, Investment or irrevocable repayment, repurchase or redemption, there shall be no requirement to satisfy any or all such conditions except that (A) the requirement that no Payment or Bankruptcy Default with respect to the Parent or the Borrower shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments shall not be omitted or waived without the consent of the Required Lenders and (B) in the case of a Permitted Acquisition or Investment, (x) the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would constitute Specified Representations (conformed as necessary to apply only to such Permitted Acquisition or Investment and the acquired business or assets), (y) any reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the main transaction agreement governing such Permitted Acquisition or Investment and (z) the accuracy of such Specified Representations shall not be omitted or waived without the consent of the Required Lenders:

(A)           the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the effective date of such Incremental Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(B)           no Default or Event of Default shall exist and be continuing or would immediately result from such proposed Incremental Commitment or from the application of the proceeds therefrom.

(ii)           each Incremental Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in subsection (iii) below);

(iii)          the aggregate amount of the Incremental Term Loans, together with the aggregate principal amount of Incremental Equivalent Debt, determined at the time of incurrence thereof, shall not exceed the sum of:

(A)           the greater of (1) $350,000,000 and (2) 50.00% of LTM Consolidated EBITDA, plus

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(B)           [reserved], plus

(C)           the amount actually paid in cash of all voluntary prepayments, repurchases, redemptions and other retirements of Initial Term Loans, Incremental Term Loans, Secured Notes, Permitted Refinancing of any Indebtedness permitted to be incurred under this Agreement, and Incremental Equivalent First Lien Debt and any other Indebtedness (other than revolving credit loans unless accompanied by a corresponding permanent commitment reduction), in each case, secured on a pari passu basis with the Liens securing the Initial Facility prior to or simultaneous with the Incremental Facility Closing Date (including through “Dutch Auctions” open to all Lenders of the applicable Class on a pro rata basis in accordance with procedures of the type described in Section 2.04(a)(iv), which, in the case of any such prepayment, repurchase, redemption or retirement, shall be credited to the extent of the principal (or face) amount of Indebtedness so prepaid, repaid, retired or repurchased) (except to the extent funded with a contemporaneous incurrence of long-term funded Indebtedness (other than revolving loans)), plus

(D)           additional amounts (including at any time prior to the utilization of amounts under the Base Incremental Amount (as defined below)) so long as (1) if such Indebtedness is secured by the Collateral on a pari passu basis with the Liens securing the Initial Term Loans, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 4.50 to 1.00, (2) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Initial Term Loans, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis, does not exceed 4.50 to 1.00 and (3) if such Indebtedness is unsecured, such Indebtedness complies with the requirements of “Permitted Ratio Debt”;

(the amounts under the foregoing clause (A) are herein referred to as the “Base Incremental Amount”, and the Base Incremental Amount, together with the amounts under the foregoing clause (C), are referred to herein as the “Free and Clear Incremental Amount” and the amounts under the foregoing clause (D) are herein referred to as the “Incurrence-Based Incremental Amount” (the Free and Clear Incremental Amount, together with the Incurrence-Based Incremental Amount, are herein referred to as the “Incremental Availability Amount”)); and

(iv)          such other conditions as the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent shall agree.

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The Borrower may elect to use the Incurrence-Based Incremental Amount prior to the Free and Clear Incremental Amount or any component or combination thereof, and any portion of any Incremental Term Facility or Incremental Equivalent Debt, as applicable, incurred in reliance on the Free and Clear Incremental Amount shall be reclassified, as the Borrower may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if the Borrower meets the applicable ratio for the Incurrence-Based Incremental Amount at such time on a Pro Forma Basis, and if any applicable ratio for the Incurrence-Based Incremental Amount would be satisfied on a Pro Forma Basis in any subsequent fiscal quarter after the initial incurrence of such Incremental Term Facility or such Incremental Equivalent Debt, as applicable, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower. If any Indebtedness is intended to be incurred under the Incurrence-Based Incremental Amount and any other component of the Incremental Availability Amount substantially simultaneously or contemporaneously, (A) the incurrence of the portion of such Indebtedness to be incurred or implemented under the Incurrence-Based Incremental Amount shall be calculated first without giving effect to any Indebtedness to be incurred under any other component of the Incremental Availability Amount, but giving full Pro Forma Effect to the use of proceeds of the entire amount of such Indebtedness and the related transactions, and (B) the incurrence of the portion of such Indebtedness to be incurred or implemented under any other component of the Incremental Availability Amount shall be calculated thereafter.

For purposes of determining Pro Forma Compliance and any testing of any ratios in the Incurrence-Based Incremental Amount, the cash proceeds of any Incremental Term Facility or Incremental Equivalent Debt, as applicable, shall be excluded from “net” Indebtedness in determining whether such Incremental Term Facility or such Incremental Equivalent Debt, as applicable, can be incurred (provided that the use of proceeds thereof and any other Pro Forma Adjustments shall be included).

(e)           Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Commitments of any Class, as the case may be, shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, (I) consistent with the terms applicable to the Initial Term Loans existing on the Incremental Facility Closing Date, (II) not materially more restrictive to the Borrower and its Subsidiaries (as determined by the Borrower in consultation with the Administrative Agent), when taken as whole, than the terms applicable to the Initial Term Loans existing on the Incremental Facility Closing Date (except for covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of such Incremental Amendment) (it being understood that to the extent any financial maintenance covenant or other provisions are added for the benefit of any Incremental Term Loans or any Incremental Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant or other provisions are also added for the benefit of each applicable Facility remaining outstanding after the effectiveness of such Incremental Amendment that has a final scheduled maturity date prior to the final scheduled maturity date of the Incremental Term Loans (determined on the Incremental Facility Closing Date)); provided that a certificate of a Responsible Officer delivered to the Administrative Agent prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (II) shall be conclusive evidence that such terms and conditions satisfy such requirements or (III) reasonably satisfactory to the Administrative Agent. In any event:

(i)            the Incremental Term Loans:

(A)           shall be unsecured or shall rank pari passu or junior in right of payment and of security with the Term Loans (and to the extent subordinated in right of payment or security, shall be subject to a Junior Lien Intercreditor Agreement or an alternate intercreditor and subordination arrangement reasonably satisfactory to the Administrative Agent),

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(B)           subject to the Permitted Earlier Maturity Indebtedness Exception, shall not mature earlier than the Maturity Date of the Initial Term Loans,

(C)           subject to the Permitted Earlier Maturity Indebtedness Exception, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans (without giving effect to any prepayments of the Initial Term Loans prior to the time of incurrence of such Incremental Term Loans that would otherwise modify the Weighted Average Life to Maturity of the Initial Term Loans),

(D)           the Incremental Term Loans may not be incurred (or guaranteed) by a non-Loan Party or secured by assets that do not constitute Collateral, and

(E)           shall provide that mandatory prepayments of the Incremental Term Loans shall be on a pro rata or less than pro rata basis, except that the Borrower shall be permitted to prepay any Class of Term Loans on a better than pro rata basis as compared to any other class of Term Loans with a later maturity date than such Class, provided that, any Incremental Term Facility may provide for the ability to participate on a non-pro rata basis in any voluntary prepayments of the Incremental Term Loans.

(ii)           [Reserved].

(iii)          Subject to clauses (e)(i)(B) and (e)(i)(C) above, the Applicable Rate and amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans under any Incremental Commitments secured on a pari passu basis with the Initial Term Loans other than any MFN Excluded Debt, if the All-In Yield applicable to such Incremental Term Loans shall be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to the Initial Term Loans by more than fifty (50) basis points per annum (the amount of such excess of the All-In Yield applicable to such Incremental Term Loans over the sum of the All-In Yield applicable to the Initial Term Loans plus fifty (50) basis points per annum, the “Yield Differential”) then the interest rate (together with, as provided in the proviso below, the Term SOFR or Base Rate floor) with respect to the Initial Term Loans shall be increased by the applicable Yield Differential (this proviso, the “MFN Protection”); provided, further, that, if any Incremental Term Loans include a Term SOFR or Base Rate floor that is greater than the Term SOFR or Base Rate floor applicable to any existing Class of Term Loans, such differential between Term SOFR or Base Rate floors, as applicable, shall be included in the calculation of All-In Yield for purposes of this clause (ii) but only to the extent an increase in the Term SOFR or Base Rate floor applicable to the existing Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case the Term SOFR and Base Rate floors (but not the Applicable Rate) applicable to the existing Term Loans shall be increased to the extent of such differential between Term SOFR or Base Rate floors as the case may be.

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(f)            Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, any Loan Party organized under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, that may be designated as a borrower in respect thereof (if any), each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13. The Borrower may use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(g)           This Section 2.13 shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

Section 2.14          Refinancing Amendments.

(a)           On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of any Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with this Section 2.14 (each, an “Additional Refinancing Lender”), Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class, as selected by the Borrower in its sole discretion, of Term Loans then outstanding under this Agreement, in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case, pursuant to a Refinancing Amendment.

(b)           The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.13(d)(i) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officer’s certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

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(c)           Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.14(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d)           Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fifth paragraph to Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)           This Section 2.14 shall supersede any provision in Section 2.12 or 10.01 to the contrary.

Section 2.15          Extension of Term Loans.

(a)           Extension of Term Loans. The Borrower may at any time and from time to time, in its sole discretion, request that all or a portion of the Term Loans of a given Class (or series or tranche thereof) (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than pro rata basis) in any mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $10,000,000.

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(b)           [Reserved].

(c)           Extension Request. The Borrower shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche, which it has elected to request be amended into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche in respect of which applicable Term Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans requested to be extended pursuant to the Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

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(d)           Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent, and each Extending Term Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.15(a) or (c) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 2.13(d)(i) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions, and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Borrower may, at its election, specify as a condition to consummating any Extension Amendment that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans of any or all applicable Classes be tendered. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.06 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.06), (iii) modify the prepayments set forth in Section 2.04 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fifth paragraph of Section 10.01 (without the consent of the Required Lenders called for therein), and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)           No conversion of Loans pursuant to any Extension in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f)           This Section 2.15 shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

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Section 2.16          Defaulting Lenders.

(a)           Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Class Lenders” and in Section 10.01.

(ii)           Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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ARTICLE III
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01          Taxes.

(a)           All payments made by or on account of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any present or future taxes, duties, deductions, levies, imposts, fees, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, including any interest, penalties and additions to tax thereto (collectively “Taxes”), except as required by applicable Law. If the applicable Withholding Agent shall be required by applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct any Taxes from or in respect of any sum payable under any Loan Document, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after all required deductions (including deductions of an Indemnified Tax applicable to additional sums payable under this Section 3.01) have been made by any applicable Withholding Agent, the applicable Lender (or, in the case of payments made to an Agent for its own account, the Agent), receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable Withholding Agent shall make such deductions, (C) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Laws, and (D) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as reasonably practicable thereafter), if the Borrower or any Guarantor is the applicable Withholding Agent, the Borrower or such Guarantor shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to the Administrative Agent.

(b)           The Borrower shall timely pay all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that such Agent or Lender has with the taxing jurisdiction other than connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, and/or enforcing, any Loan Document, or having sold or assigned an interest in any Loan or Loan Documents, except for such Assignment Taxes resulting from an assignment or participation that is requested or required by the Borrower under Section 3.07 (all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

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(c)           The Borrower and each Guarantor shall, within ten (10) days after written demand therefor, indemnify each Agent and each Lender for (i) the full amount of any Indemnified Taxes and, without duplication, Other Taxes payable by such Agent or such Lender (including Indemnified Taxes and Other Taxes imposed on or attributable to amounts payable under this Section 3.01) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. Notwithstanding anything to the contrary in this Section 3.01, the Borrower and any Guarantor shall not be required to indemnify any Agent or any Lender pursuant to this Section 3.01(c) for any incremental Taxes resulting from the failure of such Agent or Lender to notify the Borrower or any Guarantor of such claim within one hundred and eighty (180) days after the date on which such Agent or such Lender receives written notice from the applicable Governmental Authority of the specific Tax assessment giving rise to such claim.

(d)           Each Lender shall within ten (10) days after written demand therefor, indemnify the Administrative Agent for (i) any Indemnified Taxes and, without duplication, Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(f) relating to the maintenance of a Participant Register and (iii) any Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by applicable Law certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding any other provision of this Section 3.01(e), a Lender shall not be required to deliver any documentation pursuant to this Section 3.01(e) that such Lender is not legally eligible to deliver. Without limiting the foregoing:

(i)            Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

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(ii)           Each Lender that is not a U.S. Person shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)           two (2) properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)           two (2) properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(C)           in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (a) a certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (b) two (2) properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form),

(D)           to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a Lender that sells a participation), IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by an IRS Form W- 8ECI, W-8BEN, W-8BEN-E, W-8IMY, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 and/or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership, and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner),

(E)           two (2) properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax Laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

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(iii)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(e) obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)           If the Borrower or any Guarantor is required to pay any Indemnified Taxes or additional amounts payable pursuant to this Section 3.01 or Section 3.04 to any Lender, or to any Governmental Authority for the account of any Lender, any such Lender shall, if requested by the Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

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(g)           If the Administrative Agent is not a U.S. Person, the Administrative Agent shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) (i) an accurate and complete signed copy of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (ii) an accurate and complete signed copy of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by, and in accordance with, Sections 1.1441-1(b)(2)(iv) of the United States Treasury Regulations). If the Administrative Agent is a U.S. Person, it shall deliver to the Borrower on or before the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) an accurate and complete IRS Form W-9 setting forth an exemption from U.S. federal backup withholding. The Administrative Agent shall, whenever a lapse in time or change in circumstances renders any such documentation described in this Section 3.01(g) obsolete or inaccurate in any material respect, deliver promptly to the Borrower updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower) or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 3.01(g), no Administrative Agent shall be required to deliver any documentation pursuant to this Section 3.01(g) that such Administrative Agent is not legally eligible to deliver as a result of a change in Law after the date on which the Administrative Agent becomes the Administrative Agent under this Agreement.

(h)           If any party, determines, in its sole discretion, exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the indemnifying party pursuant to this Section 3.01, it shall promptly remit such refund to the indemnified party (but only to the extent of indemnification or additional amounts paid by the Borrower or such Guarantor under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of reasonable and documented out-of-pocket expenses (including any Taxes) of the indemnified party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, net of any Taxes payable by the indemnified party on such interest); provided that the indemnifying party, upon the request of the indemnified party, as the case may be, shall promptly return such refund (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This Section 3.01(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(i)            For the avoidance of doubt, the term “Laws” for purposes of this Section 3.01 includes FATCA.

(j)            Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent and the Collateral Agent or any assignment of rights by, or the replacement of, a Lender and Payment in Full.

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Section 3.02          Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, to be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist (it being understood that such Lender agrees to so advise the Administrative Agent once the relevant circumstances giving rise to such determination no longer exists). Upon receipt of such notice, (i) the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR (it being understood that such Lender agrees to so advise the Administrative Agent once such illegality no longer exists). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03          Inability to Determine Rates. Subject to Section 3.08 below, if the Administrative Agent reasonably determines that for any reason adequate and reasonable means do not exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan, or that Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender in writing. Thereafter, the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Term SOFR Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans (without giving effect to clause (c) in the definition of “Base Rate”) in the amount specified therein.

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Section 3.04          Increased Cost and Reduced Return; Capital Adequacy.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Term SOFR Loans (or, in the case of a change in Law with respect to Taxes, any Loan) or (as the case may be) issuing, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes, or any Taxes excluded from the definition of Indemnified Taxes under exceptions (i) through (vi) thereof or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining such Term SOFR Loan (or of making or maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, in each case, by an amount which such Lender deems to be material, then from time to time within fifteen (15) days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender shall be compensated pursuant to this Section 3.04 only if such Lender imposes such charges under other syndicated credit facilities involving similarly situated borrowers that such Lender is a lender under.

(b)           If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), in each case, by an amount which such Lender deems to be material, then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits, additional interest on the unpaid principal amount of each applicable Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five (5) decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

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(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05          Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Term SOFR Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan of the Borrower on the date or in the amount notified by the Borrower; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06          Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

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(b)           With respect to any Lender’s claim for compensation under Section 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Term SOFR Loan, or, if applicable, to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue any Term SOFR Loan, or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

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Section 3.07          Replacement of Lenders under Certain Circumstances.

(a)           If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on five (5) Business Days’ prior written notice (or such shorter time as the Administrative Agent may agree) to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or terminate the Commitment of such Lender (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and in the case of a Lender, repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b)           Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement on the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           [Reserved].

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(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class or Classes in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Facility, the Required Class Lenders as applicable) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08          Benchmark Replacement Setting.

(a)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to a then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(b)           Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)           Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.08(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.08, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.08.

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(d)           Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for such Benchmark (including a Benchmark Replacement therefor) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)           Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 3.09          Survival. Each of the obligations of the parties hereto under this Article III shall survive Payment in Full.

ARTICLE IV
CONDITIONS PRECEDENT TO Borrowings

Section 4.01          Conditions to Effectiveness and Initial Term Borrowings. The effectiveness of this Agreement and the obligation of each Lender to fund a Borrowing hereunder on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)           The Administrative Agent’s (or its counsel) receipt of the following, each of which shall be delivered by electronic transmission, including as “pdf” files transmitted by electronic mail, unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (or written evidence reasonably satisfactory to the Administrative Agent that such party has signed a counterpart):

(i)            a Committed Loan Notice in accordance with the requirements hereof;

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(ii)           executed counterparts of this Agreement;

(iii)          each Collateral Document set forth on Schedule 1.01B required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party party thereto, together with (subject to the last paragraph of this Section 4.01):

(A)           subject to the Intercreditor Agreements, certificates, if any, representing the Pledged Stock referred to therein accompanied by undated stock or membership interest powers executed in blank and instruments evidencing the Pledged Notes indorsed in blank (or confirmation in lieu thereof reasonably satisfactory to the Administrative Agent or its counsel that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(B)           copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code or PPSA, as applicable, in all United States and Canadian jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens created under the Security Agreement and the Canadian Pledge and Security Agreement on the assets of the Parent, the Borrower and each other Guarantor that is party thereto, covering the Collateral described therein; and

(C)           evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (subject to Schedule 6.20 attached hereto) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that the Borrower providing authorization to the Administrative Agent or Collateral Agent, as applicable, to take such actions or make such recordings and filings that can be taken or made by the Administrative Agent or the Collateral Agent and to the extent agreed to be taken or made by the Administrative Agent or Collateral Agent shall be reasonably satisfactory to the Administrative Agent);

(iv)          certificates of good standing (to the extent such concept exists) from the applicable secretary of state (or other relevant Governmental Authority) of the jurisdiction of organization of each Loan Party,

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(v)           a certificate of the secretary, assistant secretary or similar Responsible Officer, or the general partner, managing member or sole member, of each Loan Party, in each case dated the Closing Date and certifying:

(A)           that attached thereto is a true and complete copy of the by-laws, limited liability company agreement, partnership agreement or other equivalent governing document of each such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B)           that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of each Loan Party (or its managing general partner or managing member, as the case may be) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)           that attached thereto is a copy of the certificate or articles of incorporation or formation or other relevant constitutional documents under applicable law of each Loan Party, in each case, certified as of a recent date by the applicable secretary of state of the state of organization (or other relevant Governmental Authority) of each Loan Party and that such certificate or articles of incorporation or formation or other relevant constitutional documents have not been amended since the date of the last amendment thereto identified thereon, and

(D)           as to the incumbency and specimen signature of each Responsible Officer of each Loan Party authorized to act as a Responsible Officer in connection with this Agreement and/or the other Loan Documents, as applicable, to which such Person is a party or is to be a party on the Closing Date;

(vi)          customary written opinions of (A) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Loan Parties, (B) Stikeman Elliott LLP, Alberta, Ontario and Quebec counsel to the Loan Parties, (C) Brownstein Hyatt Farber Schreck, LLP, Colorado counsel to the Loan Parties, (D) Oram & Houghton PLLC, Wyoming counsel to the Loan Parties, and (E) McAfee & Taft, a Professional Corporation, Oklahoma counsel to the Loan Parties, in each case, dated as of the Closing Date and addressed to the Agents and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(vii)         a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Parent (or the General Partner) (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit C-2; and

(viii)        a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions set forth in Sections 4.01(c), (g), (h) and (i).

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(b)           Prior to or substantially concurrently with the initial Borrowing on the Closing Date, the Administrative Agent shall have received the Closing Fee and all fees and expenses due to the Administrative Agent, the Collateral Agent, the Lead Arrangers and their respective Affiliates required to be paid hereunder on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by the Borrower) which amounts, in the Borrower’s sole discretion, may be offset against the proceeds of the Loans or may be paid from the proceeds of the Initial Term Loans.

(c)           (i) The Refinancing shall have been consummated or, substantially concurrently with the initial borrowing under the Facilities, shall be consummated, (ii) the Administrative Agent shall have received satisfactory results of a recent search of all effective UCC financing statements, PPSA financing statements (or equivalent filings) made with respect to any personal property of each Loan Party in the appropriate jurisdictions and (iii) no other Indebtedness of the Borrower or its Subsidiaries other than Indebtedness permitted under Section 7.03 shall be outstanding as of the Closing Date, after giving effect to the Refinancing.

(d)           The Borrower and the Initial Term Loans shall have received ratings from at least two of Moody’s, S&P and Fitch.

(e)           The Administrative Agent shall have received (i) the Historical Financial Statements and (ii) Projections prepared by management of the Parent of the Borrower and its Subsidiaries (and the Administrative Agent acknowledges receipt of the deliverables described in clauses (i) and (ii) above).

(f)           Prior to or substantially concurrently with the initial Borrowing on the Closing Date, all Governmental Authority and third party approvals and all equity holder and board of directors (or comparable entity management body) authorizations necessary for consummation of the Transactions occurring on the Closing Date shall have been obtained and be in full force and effect.

(g)           The representations and warranties of each Loan Party set forth in Article V and of each Loan Party in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(h)           No Default or Event of Default shall exist and be continuing or would immediately result from the Borrowing of the Initial Term Loans, or from the application of the proceeds therefrom, on the Closing Date.

(i)            Since March 31, 2025, there shall not have occurred any fact, event, change, condition, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

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(j)            (i) The Administrative Agent shall have received, at least five (5) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT and the Proceeds of Crime Act that has been requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) Business Days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least 10 Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (it being understood and agreed that (x) execution and delivery of a Beneficial Ownership Certification in the form published by The Loan Syndication and Trading Association is acceptable to all Lenders for purposes of satisfying the condition set forth in this clause (j)(ii) and (y) upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (j) shall be deemed to be satisfied).

Without limiting the generality of the provisions of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower and the Parent (solely to the extent applicable to it) represent and warrant to the Agents and the Lenders at the time of each Borrowing that:

Section 5.01          Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02          Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other organizational powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law binding on such Person, in each case, except to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

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Section 5.03          Governmental Authorization. No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions on the Closing Date, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents (including the priority thereof), (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, recordings and registrations with Governmental Authorities necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or to be in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04          Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings, recordations and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to the granting of security interests in assets or pledges, if any, of Equity Interests in or Indebtedness owed by Foreign Subsidiaries (other than Canadian Loan Parties).

Section 5.05          Financial Statements; No Material Adverse Effect.

(a)           The Historical Financial Statements fairly present in all material respects the financial condition of the Parent and its consolidated Restricted Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and in the case of the Unaudited Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

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(b)           Since March 31, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)           As of the Closing Date, none of the Parent and its Subsidiaries has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under the Loan Documents and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06          Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of their properties or revenues that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07          Ownership of Property; Liens.

(a)           The Borrower and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property material to its business taken as a whole, including all Material Real Property Assets, free and clear of all Liens except for minor defects in title that do not in the aggregate materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           As of the Closing Date, Schedule 5.07 contains a true and complete list of the Loan Parties’ owned and leased Material Real Property Assets.

Section 5.08          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           each of the Loan Parties, the Subsidiaries, and their respective assets and operations are and, other than any matters which have been finally resolved without further liability or obligation, within the time period specified by the applicable statute of limitations have been, in compliance with all applicable Environmental Laws, which includes obtaining, maintaining in full force and effect, and complying with the terms and conditions of all Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties and Subsidiaries as currently conducted;

(b)           none of the Loan Parties nor any of the Restricted Subsidiaries has received any written notice of any violation of or potential liability under any Environmental Laws, including any Environmental Liability and, to the knowledge of the Borrower, there are no facts, occurrences or conditions that would reasonably be expected to give rise to the receipt of such notice;

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(c)           none of the Loan Parties, Subsidiaries nor any of the Real Property is the subject of any claims, investigations, liens, or judicial or administrative proceedings pending or, to the knowledge of the Borrower, threatened, under any Environmental Law, including with respect to any of the foregoing that could result in the revocation, suspension or adverse modification of any Environmental Permit held by any of the Loan Parties or Restricted Subsidiaries; and

(d)           there are no facts, conditions or occurrences arising out of or relating to the operations of any of the Loan Parties or Subsidiaries or arising out of or relating to the Real Property currently owned, leased or operated by any of the Loan Parties or Subsidiaries, or to the knowledge of the Borrower, Real Property or facilities formerly owned, leased or operated by any of the Loan Parties or Subsidiaries, including contamination by or the Release or threatened Release of Hazardous Materials, that would reasonably be expected to result in Environmental Liability, including any investigatory, remedial or corrective action.

Section 5.09          Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have filed all tax returns required to have been filed, and have paid all Taxes levied or imposed upon them or their properties that have become due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against any Loan Parties that would, if made, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10          ERISA Compliance.

(a)           Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b)           (i) No ERISA Event has occurred during the five (5) year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

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(c)           (i) The Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Plan, if any, and by Law or otherwise to comply with the requirements of any Law applicable in the jurisdiction in which the relevant pension scheme is maintained, and (ii) neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Pension Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) or contributes to a Multiemployer Plan that is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA or Section 432 of the Code), except, with respect to each of the foregoing clauses of this Section 5.10(c), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d)           No Loan Party holds “plan assets,” within the meaning of the Plan Asset Regulations, and the execution, delivery and performance of this Agreement and the other Loan Documents by each such Loan Party, and the borrowing and repayment of amounts under this Agreement, as the case may be, will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)–(C) of the Code.

(e)           Each Canadian Loan Party is in compliance with the requirements of the Employment Pension Plans Act (Alberta), the Pension Benefits Act (Ontario) and other federal or provincial laws with respect to each (i) Canadian Pension Plan and (ii) each Canadian Multi-Employer Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and (iii) Canadian Defined Benefit Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Canadian Pension Event has occurred. No Canadian Loan Party has a Canadian Defined Benefit Plan. No lien has arisen, choate or inchoate, in respect of any Canadian Loan Party or their property in connection with (a) any Canadian Pension Plan, or (b) any Canadian Multi-Employer Plan (in each case, other than a Permitted Lien).

Section 5.11          Subsidiaries; Equity Interests. The Subsidiaries listed on Schedule 5.11 constitute all of the Subsidiaries of the Parent and the Borrower as of the Closing Date.

Section 5.12          Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, in either case in violation of Regulation U, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b)           No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13          Disclosure.

(a)           As of the Closing Date, no written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projections, budgets, estimates and other forecasts and forward-looking information and other information of a general economic or industry specific nature (collectively, the “Projections”)) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to the Projections, the Borrower represents, as of the Closing Date, that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such Projections are not be viewed as facts, that actual results during the period or period covered by such Projections may differ from projected results, and that such differences may be material.

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(b)           As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification, if any, provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 5.14          Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.15          Intellectual Property; Licenses, Etc. The Borrower and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of the Borrower, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any IP Rights held by any Person except for such infringements, misappropriations and violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is filed and presently pending or, to the knowledge of the Borrower, presently threatened in writing against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16          Solvency. On the Closing Date, after giving effect to the Transactions, the Parent and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17          OFAC; USA PATRIOT Act; FCPA; Anti-Terrorism Laws.

(a)           To the extent applicable, each of the Parent, the Borrower and the other Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, the International Emergency Economic Powers Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act and (iii) the Proceeds of Crime Act.

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(b)           Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower and the other Loan Parties, any director, officer, employee, agent or controlled affiliate of the Borrower or any of its Subsidiaries is currently the subject of any Sanctions, nor is the Borrower or any of its Subsidiaries located, organized or resident in any country or territory that is the subject of Sanctions.

(c)           No part of the proceeds of the Loans will be used, directly or indirectly, by the Borrower (i) in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) for the purpose of financing any activities or business of or with any Person, or in any country or territory, that, at the time of such financing, is the subject of any Sanctions, to the extent in violation of any applicable Sanctions.

(d)           Notwithstanding the foregoing, the representations given in this Section 5.17 shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 5.18          Security Documents.

(a)           Valid Liens. Subject to the provisions, limitations or exceptions set forth in this Agreement or the other relevant Loan Documents, the Collateral Document delivered pursuant to Sections 4.01, 6.11, 6.13 and/or 6.20 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified in the Security Agreement or the Canadian Pledge and Security Agreement, as applicable, and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the respective Loan Parties in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Liens permitted under this Agreement.

(b)           PTO Filing; Copyright Office Filing. If any Intellectual Property Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office, the Liens created by such Intellectual Property Security Agreement shall, to the extent such filings may perfect such interests, constitute fully perfected Liens on, and security interests in, all right, title and interest of the respective Loan Parties thereunder in Patents (as defined in the Intellectual Property Security Agreement) or Trademarks (as defined in the Intellectual Property Security Agreement) registered or applied for with the United States Patent and Trademark Office or the Canadian Intellectual Property Office, or Copyrights (as defined in such Intellectual Property Security Agreement) registered or applied for with the United States Copyright Office or the Canadian Intellectual Property Office as the case may be, in each case subject to no Liens other than Liens permitted under this Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office may be necessary to establish a Lien on certain registrations and applications for Patents, Trademarks and Copyrights acquired by the Loan Parties thereof after the Closing Date).

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(c)           Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage and Leasehold Mortgage is effective to create, in favor of the Real Property Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder, subject only to Liens permitted under this Agreement, and when the Mortgages are filed in the office of the county clerk for the county in which the Mortgaged Property is located, such Mortgage shall constitute fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties, in each case prior and superior in right to any other person, other than Liens permitted under this Agreement.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary (other than a Canadian Loan Party), or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.20, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required to be delivered on the Closing Date, but required to be delivered pursuant to Section 6.20.

Section 5.19          [Reserved].

Section 5.20          No Default. No Loan Party nor any of their Restricted Subsidiaries is in default in the payment or performance of any of its or their Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries is in default under any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which could reasonably be expected to have a Material Adverse Effect, and no such order, award or decree could reasonably be expected to materially adversely affect the ability of the Borrower and its Restricted Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

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Section 5.21          Insurance. Schedule 5.21 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance that are due and owing have been paid. The Borrower maintains, and has caused each Restricted Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.22          Burdensome Agreements. No Loan Party is subject to any Burdensome Agreements except Burdensome Agreements permitted under Section 7.08.

Section 5.23          Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until Payment in Full, from and after the Closing Date, the Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries, as applicable, to:

Section 6.01          Financial Statements.

(a)           Deliver to the Administrative Agent, for prompt further distribution to each Lender, as soon as available, but in any event not later than the earlier to occur of (i) the fifteenth day after the Form 10-K Annual Report is filed with the Securities and Exchange Commission with respect to the end of each fiscal year of the Parent, and (ii) the 100th day after the end of each fiscal year of the Parent, annual audited financial statements of the Parent and its Subsidiaries, including all notes thereto, which statements shall include, on a consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a statement of changes in equity and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of Grant Thornton LLP (or an accounting firm of national standing reasonably acceptable to the Administrative Agent (it being understood that any of the “big four” accounting firms is acceptable to the Administrative Agent)) which report shall not contain any qualification (and be without comment as to the accountants’ opinion whether such Person is a “going concern” or can continue to be a “going concern”) (other than resulting from (x) impending debt maturities occurring within 12 months of such audit, (y) any actual or prospective breach of any financial covenant contained in any documentation governing Indebtedness or (z) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of the Parent and its Subsidiaries as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP consistently applied;

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(b)           Deliver to the Administrative Agent, for prompt further distribution to each Lender, as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Parent, the quarterly unaudited financial statements of the Parent and its Subsidiaries, which statements shall include (i) a balance sheet as of the end of the respective fiscal quarter, (ii) a statement of operations for such respective fiscal quarter and for the fiscal year to date setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and (iii) a statement of cash flows for the fiscal year to date setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP and certified by a financial officer of the Borrower as fairly and accurately presenting in all material respects the financial condition and results of operations of the Parent and its Subsidiaries, on a consolidated basis, at the dates and for the periods indicated therein, subject to normal year-end adjustments; and

(c)           As soon as available, but in any event within 60 days of each fiscal year of the Parent, a management-prepared budget of the Parent and its Restricted Subsidiaries for such fiscal year (which budget shall be limited to a Capital Expenditure line, an income statement presenting profitability to the EBITDA line and a summary of cash flows in the form provided to the Administrative Agent prior to the Closing Date or otherwise in a form reasonably acceptable to the Administrative Agent).

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Parent and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of the Parent (or any direct or indirect parent of the Parent) or (B) the Parent’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of the Parent, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to the Parent (or such parent), on the one hand, and the information relating to the Parent and the Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not contain any qualifications or exceptions as to the scope of such audit or any “going concern” explanatory paragraph or like qualification (other than resulting from (x) the impending maturity of any Indebtedness, (y) any actual or prospective breach of any financial covenant contained in any Indebtedness or (z) or the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary).

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Documents required to be delivered pursuant to this Section 6.01 and Sections 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website (or the website of any direct or indirect parent of the Borrower); or (ii) on which such documents are posted on the Borrower’s behalf on any Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon reasonable written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which notification may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that a failure to deliver such notice required by this paragraph shall not constitute a Default hereunder. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.02          Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Parent, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that notwithstanding the foregoing, the obligations in this Section 6.02(b) may be satisfied so long as such information is publicly available on the SEC’s EDGAR website;

(c)           promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation, if any, and any Permitted Refinancing thereof, in each case in a principal amount in excess of the Threshold Amount, and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(d)           together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) in the case of annual Compliance Certificates only, a report setting forth the information required by sections describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, and (ii) a list of each Subsidiary of the Parent that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or an Excluded Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

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(e)           promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, as the Administrative Agent may from time to time reasonably request, provided, however, that none of the Parent nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Parent or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which, disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which, the Parent or any Restricted Subsidiary owes confidentiality obligations to any third party.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debtdomain, Roadshow Access (if applicable) or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC.” By designating Borrower Materials as “PUBLIC,” the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws or is of a type that would be publicly available if the Borrower were a public reporting company (as reasonably determined by the Borrower). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.” The Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 (excluding, for the avoidance of doubt, Section 6.01(c)) and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) and (iv) notices delivered pursuant to Section 6.03(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

Section 6.03          Notices. Promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a)           of the occurrence of any Default or Event of Default;

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(b)           of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)           of the filing or commencement of any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against the Parent, the Borrower or any of its Restricted Subsidiaries thereof that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(d)           of any judicial or administrative action arising under any Environmental Law against or of any non-compliance by any Loan Party or Subsidiary with any Environmental Law or Environmental Permit that would reasonably be expected to result in a Material Adverse Effect; and

(e)           as soon as practicable after, and in any event within thirty (30) days after the Borrower knows thereof, of (A) any ERISA Event shall have occurred that, either alone or together with any other ERISA Event, results in liability of the Parent, the Borrower or any Subsidiary in an aggregate amount which would reasonably be expected to have a Material Adverse Effect and (B) any Canadian Pension Event shall have occurred and in each case, in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (x) a certificate of a Responsible Officer on behalf of the Borrower setting forth details as to such Reportable Event and the action that the Borrower or such ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC or any other applicable Governmental Authority, or (y) any notice delivered by PBGC or any other applicable Governmental Authority evidencing its intent to institute such proceedings or any notice to PBGC or any other applicable Governmental Authority that such Plan is to be terminated, as the case may be.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04          Payment of Tax Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property (including in its capacity as a withholding agent), except, in each case, (i) to the extent any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (ii) if such failure to pay or discharge such obligations and liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05          Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except (x) in a transaction permitted by Section 7.04 or 7.05 and (y) any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with any other Restricted Subsidiary; and

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(b)           take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of clause (a) (other than with respect to the Borrower) or (b), (i) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Article VII or subclause (y) of clause (a) of this Section 6.05.

Section 6.06          Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07          Maintenance of Insurance.

(a)           Generally. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)           Requirements of Insurance. All such insurance shall (i) to the extent the applicable insurer will agree based on the commercially reasonable efforts of the Borrower, provide that no cancellation thereof shall be effective until at least ten (10) days (or, to the extent reasonably available, thirty (30) days) after receipt by the Collateral Agent of written notice thereof (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy), insurance certificate with respect thereto or other evidence thereof to the Administrative Agent and Collateral Agent) and (ii) name the Collateral Agent as lender loss payee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance (excluding any business interruption insurance policy, any workers’ compensation policy, any employee liability policy or any representation and warranty insurance policy)) (it being understood that, absent an Event of Default, any proceeds of any such property insurance shall be delivered by the insurer(s) to the Parent, the Borrower or one of its Restricted Subsidiaries and applied in accordance with this Agreement), as applicable; provided that the Borrower shall have 90 days after the Closing Date (or such later date as agreed by the Collateral Agent) to comply with the requirements of this clause (b) with respect to policies in effect on the Closing Date.

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(c)           Flood Insurance. If any portion of any Mortgaged Property in the United States is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, to the extent required by the Administrative Agent or any Lender, (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and declaration page relating thereto.

Section 6.08          Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09          Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the material assets and business of the Parent, the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10          Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any fiscal year and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Parent’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Parent, the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

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Section 6.11          Additional Subsidiaries; Additional Collateral.

(a)           Additional Subsidiaries. If any additional Subsidiary (other than Excluded Subsidiaries) is formed or acquired (or otherwise becomes a Subsidiary) after the Closing Date, then the Borrower will, as promptly as practicable and, in any event, within thirty (30) days (or such longer period as the Administrative Agent in its reasonable discretion may agree to in writing (including electronic mail)) after such Subsidiary is formed or acquired, notify the Administrative Agent (i) whether the Borrower intends to designate such Subsidiary as an Unrestricted Subsidiary in accordance with Section 6.14 or (ii) if the Subsidiary is a wholly-owned Domestic Subsidiary of the Parent that is a Restricted Subsidiary (other than an Excluded Subsidiary) or the Borrower elects by written notice to the Administrative Agent to designate such wholly-owned Subsidiary as a Canadian Loan Party, in the case of this clause (ii), the Parent or the Borrower will cause the Collateral and Guarantee Requirement to be satisfied with respect to such additional Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(b)           Additional Collateral. With respect to the following specified property and assets acquired after the Closing Date, the Borrower shall cause the Collateral and Guarantee Requirement to be satisfied with respect to such property and assets (no later than the dates specified in the Collateral and Guarantee Requirement):

(A)           with respect (i) to any fee owned Material Real Property Assets and (ii) any part of the Grand Mesa Pipeline or the Delaware Pipeline that is a Material Real Property Asset of the type described in the preceding clause (i) in each case, (1) owned by any Loan Party after the Closing Date; and

(B)           with respect to Other Specified Property acquired by any Loan Party after the Closing Date.

Notwithstanding the foregoing, if so required by the Administrative Agent or any Lender, the Collateral Agent (or its designee or sub-agents) shall not enter into any Mortgage in respect of any Real Property, until the date that is the later of (1) (a) if such Mortgaged Property relates to a property not located in a “special flood hazard area”, ten (10) Business Days or (b) if such Mortgaged Property relates to a property located in a “special flood hazard area”, thirty (30) days, after the Borrower has delivered to the Administrative Agent and such Lender(s) the following documents in respect of such real property, in each case, solely to the extent required by the Administrative Agent or such Lender: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Laws, evidence of required flood insurance and (2) the Collateral and Guarantee Requirement specified timing.

Section 6.12          Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and the terms and conditions of all Environmental Permits; (ii) obtain, renew and maintain in full force and effect, as applicable, all Environmental Permits as necessary for its operations and properties; and, (iii) in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigatory, remedial or corrective action necessary to address Hazardous Materials at any property or facility in accordance with Environmental Laws.

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Section 6.13          Further Assurances. To the extent required under herein or any of the Collateral Documents (and subject to the limitations set forth herein or therein), the Loan Parties shall, at their sole expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions which may be necessary, including those the Collateral Agent may from time to time reasonably request, to create, better assure, preserve, protect, defend and perfect the security interest and the rights and remedies created under the Collateral Documents for the benefit of the Collateral Agent, the Real Property Collateral Agent, and the Secured Parties. Such security interests and Liens will be created under the Collateral Documents and, to the extent necessary, other security agreements and other instruments and documents in form reasonably satisfactory to the Collateral Agent or the Real Property Collateral Agent, as the case may be.

Section 6.14          Designation of Subsidiaries. The Borrower or the Parent may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (it being understood and agreed that as of the Closing Date, NGL Water Solutions Holdco, LLC is an Unrestricted Subsidiary); provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenant (it being understood that if no Test Period cited in Section 7.09 has passed, the Financial Performance Covenant for the first Test Period cited in such Section shall be tested in a manner reasonably satisfactory to the Administrative Agent) if then in effect, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein and (iv) (x) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if, on the date of and after giving effect to such designation, such Unrestricted Subsidiary (or any Subsidiary thereof) would own (or hold an exclusive license with respect to) any Material Intellectual Property (and no Material Intellectual Property may be transferred (including by way of an exclusive license) to an existing Unrestricted Subsidiary) and (y) no Unrestricted Subsidiary may, at any time, own (or hold an exclusive license with respect to) Material Intellectual Property. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

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Section 6.15          Maintenance of Ratings. Use commercially reasonable efforts to (i) cause the Initial Term Loans in existence on the Closing Date to be continuously rated (but not any specific rating) by at least two of Moody’s, S&P and Fitch and (ii) maintain a public corporate rating (but not any specific rating) from at least two of Moody’s, S&P and Fitch.

Section 6.16          Change in Nature of Business. Continue to, engage in any material lines of business which are not substantially different from those lines of business conducted (or proposed to be conducted) by the Parent and its Restricted Subsidiaries on the Closing Date, any Permitted Business or any business reasonably related, similar, complementary, corollary, synergistic or ancillary thereto or reasonable extensions, developments or expansions thereof (including any geographic expansion of the business).

Section 6.17          Accounting Changes. Continue to use the same fiscal year; provided, however, that the Parent may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.18          Use of Proceeds.

(a)           The proceeds of the Initial Term Loans received on the Closing Date will be used to finance the Transactions, to pay Transaction Expenses and for working capital needs and general corporate purposes of the Borrower and its Subsidiaries.

(b)           The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.19          Status Calls. Following delivery of the information required pursuant to clause (a) or (b) of Section 6.01 (but not more frequently than quarterly), the Borrower will participate in a conference call at a time selected by the Borrower for Lenders that choose to participate, to discuss the financial condition and results of operations of the Loan Parties for the most recently-ended period for which financial statements have been delivered; provided that the requirement to participate in any such conference call for the applicable quarter shall be deemed satisfied if the Borrower (or any direct or indirect parent thereof) conducts a customary public earnings call for such fiscal quarter.

Section 6.20          Post-Closing Deliveries(a)          . The Borrower hereby agrees to deliver, or cause to be delivered, to Administrative Agent or Collateral Agent, as applicable, the items described on Schedule 6.20 on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its sole discretion.

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Section 6.21          ERISA; Canadian Pension Plans. No ERISA Event or Canadian Pension Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Canadian Pension Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Accounting Standards Codification 715-30) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each case by an amount that, if required to be paid by the Borrower and its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

Section 6.22          Accuracy of Information. The Loan Parties will ensure that (a) all information (other than Projections) and information of a general economic or industry specific nature that has been or will be made available by or on behalf of the Parent, the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document or any amendment or other modification hereof or thereof (as modified or supplemented by other information so furnished), when taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections, budgets, estimates and other forward-looking information that have been or will be made available by or on behalf of the Parent, the Borrower or any of its Restricted Subsidiaries to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document or any amendment or other modification hereof or thereof have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material).

Section 6.23          Anti-Corruption; Sanctions. Each Loan Party shall comply with and cause its Subsidiaries to comply with, and maintain in effect and enforce, policies and procedures designed to ensure compliance by each Loan Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions. Each Loan Party will not use the proceeds of any Loan, and will not allow such proceeds to be used (to such Loan Party’s knowledge after due care and inquiry) in any way that will violate any Anti-Corruption Laws or Sanctions. Notwithstanding the foregoing, the covenant in this Section 6.23 shall not apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act(Canada) insofar as such covenant would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar law.

Section 6.24          Swap Contracts.

(a)           No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Contract, except (i) Swap Contracts entered into to hedge or mitigate risks to which the Parent, the Borrower or any Subsidiary has actual exposure and (ii) Swap Contracts entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Parent, the Borrower or any Restricted Subsidiary.

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(b)           No Loan Party will, nor will it permit any Restricted Subsidiary to, allow the Risk Management Policy to cease to be in full force and effect, and in accordance therewith, cease to conduct its business in compliance with the Risk Management Policy.

ARTICLE VII
NEGATIVE COVENANTS

Until Payment in Full, from and after the Closing Date:

Section 7.01          Liens. None of the Parent, the Borrower nor the Restricted Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property or assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           (i) Liens pursuant to any Loan Document; (ii) Liens pursuant to any ABL Facility Documents so long as the representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to (A) the Crossing Liens Intercreditor Agreement as an “ABL Representative” and (B) the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement); and (iii) Liens securing Indebtedness incurred pursuant to Section 7.03(a)(iii); provided that (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with Indebtedness under the Initial Facility, the representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to (1) the Pari Passu Intercreditor Agreement as an “Additional Priority Debt Representative”, (2) the Crossing Liens Intercreditor Agreement as a “Fixed Debt Representative” and (3) the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement) and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis with Indebtedness under the Initial Facility, the representative of the holders of each such Indebtedness becomes party, in the event that it is not already a party, to the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement);

(b)           (i) Liens existing on the Closing Date and listed on Schedule 7.01(b), (ii) Liens arising under Contractual Obligations listed on Schedule 7.08, and (iii) any modifications, replacements, renewals, refinancings, or extensions of any of the foregoing; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03(b)(i), and (y) proceeds and products thereof, and (B) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)           Liens for Taxes that are not overdue for a period of more than sixty (60) days or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

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(d)           statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted;

(e)           (i) pledges, deposits or Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent, the Borrower or any of its Restricted Subsidiaries;

(f)           pledges, deposits or Liens to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory or regulatory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure human health, workplace safety and environmental protection obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) or deposits to secure public or statutory obligations or deposits or cash or United States government bonds to secure surety, or deposits as security for contested taxes or import or customs duties, in each case, incurred in the ordinary course of business;

(g)           (i) easements, surface leases, rights-of-way, covenants, conditions, restrictions, encroachments, survey matters, zoning and similar restrictions, protrusions, permits and other similar encumbrances and other minor title defects, imperfection or irregularity and oil, gas and other mineral interests, reservations, royalty interests and leases or subleases affecting Real Property, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent or any of its Restricted Subsidiaries, taken as a whole, and (ii) any exceptions on the Mortgage Policies, issued in connection with the Mortgaged Properties;

(h)           Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) or (ii) securing appeal or other surety bonds related to such judgments;

(i)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the Parent and its Restricted Subsidiaries, taken as a whole or (y) secure any Indebtedness;

(j)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods and (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(k)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l)           Liens (i) on cash advances or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(c), (i), (n), (t), (x), (y) or (aa) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)           Liens (i) in favor of the Parent or any Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of the Parent, the Borrower or any Subsidiary Guarantor;

(n)           any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business permitted, or not otherwise prohibited by this Agreement;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)           (i) Liens to secure Swap Obligations that are permitted by Section 7.03(f) and (ii) Liens to secure obligations with respect to Banking Services in the ordinary course of business;

(r)           Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(s)           Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

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(t)           ground leases in respect of Real Property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased or held by the Parent, the Borrower or any of its Restricted Subsidiaries;

(u)           Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 360 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Financing Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Financing Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)           Liens securing Indebtedness of Foreign Subsidiaries (other than any Canadian Loan Party) that is permitted to be incurred pursuant to Section 7.03(m) hereof and (ii) Liens to secure Indebtedness of Restricted Subsidiaries that are not Guarantors permitted under Section 7.03(m); provided that such Liens may not extend to any property or assets of the Parent or any Guarantor other than the Equity Interests of any non-Guarantor Restricted Subsidiaries;

(w)           Liens existing on property (including Equity Interests) at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or is merged with or into or consolidated with the Parent or any Restricted Subsidiary, in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary or merging with or into or consolidating with the Parent or any Restricted Subsidiary and (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted, or not otherwise prohibited, hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business materially complies, and (ii) any zoning, order, decree, restriction, condition, permit or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property and all rights of condemnation or eminent domain that does not materially interfere with the ordinary conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(y)           (i) Liens arising from precautionary Uniform Commercial Code and PPSA financing statement or similar filings or (ii) filing of Uniform Commercial Code financing statements in connection with operating leases;

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(z)            Liens on insurance policies and the proceeds thereof, or other deposits, to secure the insurance premium financings;

(aa)          the modification, replacement, renewal or extension of any Lien permitted by clauses (u) and (w) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(cc)          Liens with respect to property or assets of the Parent or any of its Restricted Subsidiaries securing obligations (including Indebtedness permitted under Section 7.03(m)) in an aggregate principal amount outstanding at any time not to exceed the greater of $110,000,000 and 15.0% of LTM Consolidated EBITDA, in each case determined as of the date of incurrence; provided, subject to the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement, that if such Indebtedness is secured by Liens on the Collateral the representative of the holders of any such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Facility, the Junior Lien Intercreditor Agreement as a “Senior Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Initial Facility, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement);

(dd)          Liens to secure Indebtedness permitted under Section 7.03(q); provided that the representative of the holders of each such Indebtedness becomes party to (i) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Facility, the Junior Lien Intercreditor Agreement (if any) as a “Senior Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement), if applicable, the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement and (ii) if such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Initial Facility, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement);

(ee)          Liens on the Collateral securing obligations in respect of (i) Credit Agreement Refinancing Indebtedness constituting Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt (and any Permitted Refinancing of any of the foregoing); provided that the representative of the holders of each such Indebtedness (including any Other Debt Representative) becomes party, in the event that it is not already a party, to (A) if such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Facility, the Junior Lien Intercreditor Agreement as a “Senior Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement), in the event that a Junior Lien Intercreditor Agreement is in effect at such time, the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement and (B) if such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens on the Collateral securing the Initial Facility, the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (or similar term, as defined in the Junior Lien Intercreditor Agreement) and (ii) Incremental Term Facilities;

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(ff)          (i) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any joint venture owned by the Parent or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or joint venture and (ii) any restriction or encumbrance (including customary rights of first refusal and tag, drag and similar rights) with respect to the pledge or transfer of Equity Interests of (x) any Unrestricted Subsidiary, (y) any Subsidiary that is not a wholly owned Subsidiary or (z) the Equity Interests in any Person that is not a Subsidiary;

(gg)          deposits of cash with the owner or lessor of premises leased and operated by the Parent or any of its Subsidiaries to secure the performance of the Parent’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(hh)          Liens on pipelines or pipeline facilities that arise by operation of law;

(ii)           non-exclusive licenses of patents, trademarks and other intellectual property rights granted by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(jj)          Liens arising under operating agreements, joint venture agreements, partnership agreements, construction agreements, oil and gas leases, farmout agreements, division orders, agreements for the purchase, gathering, processing, treatment, sale, transportation or exchange of Hydrocarbons, unitization and pooling designations, declarations, orders and agreements, development agreements, participating agreements, area of mutual interest agreements, gas balancing agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, and other agreements arising in the ordinary course of the Parent’s or any of its Restricted Subsidiaries’ business that are customary in the Permitted Business;

(kk)          Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of a Permitted Business for gathering, transporting, compressing, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, including entering into Swap Obligations to support these businesses and the development, manufacture or sale of equipment or technology related to these activities; and

(ll)            statutory Liens or deemed trusts in respect of contributions to a Canadian Pension Plan or a Canadian Multi-Employer Plan that are (i) not yet due; or (ii) immaterial and inadvertently delinquent by a Canadian Loan Party as a result of reasonable error, provided that any contribution arrears described in this clause (ii) are rectified within thirty (30) days of the Canadian Loan Party becoming aware thereof.

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For purposes of determining compliance with this Section 7.01, (A) Liens need not be incurred solely by reference to one category of Liens permitted by this Section 7.01 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that such Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 7.01, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this provision and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 7.01(dd) above (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 7.01(dd) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 7.01 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

Section 7.02          Investments. None of the Parent, the Borrower nor the Restricted Subsidiaries shall directly or indirectly, make or hold any Investments, except:

(a)           Investments in Cash Equivalents;

(b)           loans or advances to officers, directors and employees of any Loan Party (or any direct or indirect parent thereof) or any of its Subsidiaries for (i) business-related travel, entertainment, relocation, drawing accounts and similar expenditures in the ordinary course of business or (ii) such other uses and purposes in the ordinary course of business; provided that the aggregate principal amount outstanding at any time under this clause (b)(ii) shall not exceed $5,000,000;

(c)           Investments in the Parent or any Restricted Subsidiary;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and deposits, prepayments and other credits to suppliers in the ordinary course of business;

(e)           Investments (excluding loans and advances made in lieu of Restricted Payments pursuant to and limited by Section 7.02(m) below) consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c), (d) or (e)), 7.05 (other than 7.05(e) and (g)), 7.06 (other than 7.06(e) or 7.06(i)) and 7.10, respectively;

(f)           Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f), and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Parent or any Restricted Subsidiary in the Parent or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment in effect as of the Closing Date or as otherwise permitted by this Section 7.02;

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(g)           Investments in Swap Contracts (including Commodity Hedge Agreements) permitted under Section 7.03;

(h)           promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)           any Investment by the Parent or any of its Restricted Subsidiaries in the form of a purchase or acquisition of one or more Person(s) or assets if as a result of such Investment:

(i)            (A) the Parent and its Restricted Subsidiaries maintain compliance with Section 6.16 and (B) (x) such Person becomes a Restricted Subsidiary, (y) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent, the Borrower or a Restricted Subsidiary and/or (z) such assets are acquired by the Parent, the Borrower or any other Restricted Subsidiary (any such purchase or acquisition, a “Permitted Acquisition”);

(ii)           subject to Section 1.02(l), no Default or Event of Default has occurred and is continuing immediately after giving effect to such purchase or acquisition; and

(iii)          to the extent applicable, Section 6.11 shall be complied with respect to any such newly acquired Restricted Subsidiary and property;

(j)           the Transactions and Investments made in connection with the Transactions;

(k)           Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)           Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)           loans and advances to the Borrower and any other direct or indirect parent of the Borrower not to exceed the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent by Sections 7.06(g), (h) or (i);

(n)           other Investments, which when combined with the aggregate amount of other Investments outstanding pursuant to this clause (n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof, but giving effect to any positive return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), do not exceed at the time when any such new Investment is made, the sum of greater of (i) $200,000,000 and (ii) 3.75% of Total Assets (determined on the date of making such Investment, after giving effect to such Investments) and the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this clause (n)(y), provided that, in the case of this clause (n)(y), the Cumulative Credit Conditions are satisfied;

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(o)           advances of payroll payments to employees in the ordinary course of business;

(p)           Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Parent;

(q)           Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Parent or the Borrower or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)           Investments constituting the non-cash portion of consideration received in a Disposition permitted by Section 7.05;

(s)           Guarantees by the Parent or any of its Restricted Subsidiaries of leases (other than Financing Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(t)           other Investments, which when combined with the aggregate amount of other Investments outstanding pursuant to this clause (t) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof, but giving effect to any positive return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), does not exceed at the time when any such new Investment is made, the Available Equity Amount; provided that no Event of Default has occurred and is continuing immediately after giving effect to such Investment;

(u)           Permitted Intercompany Activities;

(v)           Investments in connection with the Specified Asset Sales in an aggregate amount not to exceed $375,000,000 so long as any such Investment is in conjunction with a cash sale of the minority ownership stake in a Subsidiary of the Borrower, with the proceeds thereof used to redeem, repurchase or otherwise acquire or retire, or make any other payments in respect of, Class D Preferred Units and/or such proceeds are subject to Section 2.04(b)(ii);

(w)           Investments consisting of Capital Expenditures reasonably necessary to permit the Parent, the Borrower or any Restricted Subsidiary, to (i) operate its properties and assets in accordance with prudent industry practice or (ii) to comply with applicable law (including any Environmental Laws);

(x)           any Investment; provided the Restricted Payment Conditions are satisfied;

(y)           Investments in joint ventures and Unrestricted Subsidiaries of the Parent or any of its Restricted Subsidiaries not to exceed the greater of (i) $200,000,000 and (ii) 3.75% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

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(z)           Investments in respect of surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business; and

(aa)         earnest money deposits required in connection with Permitted Acquisitions (or similar Investments).

For purposes of determining compliance with this Section 7.02, in the event that an Investment meets the criteria of more than one of the categories of Investments described in clauses (a) through (aa) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Investment or any portion thereof in a manner that complies with this Section 7.02.

Section 7.03          Indebtedness. Neither the Parent, the Borrower nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)           (i) Indebtedness of any Loan Party under the Loan Documents; (ii) Indebtedness of any Loan Party under the ABL Facility in an aggregate principal amount at any one time outstanding under this clause (a)(ii) not to exceed the greater of (A) $525,000,000 and (B) the Borrowing Base determined at such time and, in each case, any Permitted Refinancing thereof (provided that Permitted Refinancing Indebtedness under this clause (ii) shall be governed by a Borrowing Base); and (iii) Indebtedness in respect of the Secured Notes and Permitted Refinancing thereof;

(b)           (i) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof and (ii) intercompany Indebtedness outstanding on the Closing Date and any refinancing thereof, of which any amount owed by a Restricted Subsidiary that is not a Loan Party to a Loan Party shall be evidenced by an Intercompany Note; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note;

(c)           Guarantees by the Parent, the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Parent, the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (1) no Guarantee of any Junior Financing in excess of $50,000,000 shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (2) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of the Parent, the Borrower or any Restricted Subsidiary owing to the Parent, the Borrower or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness shall be evidenced by an Intercompany Note;

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(e)           (i) Attributable Indebtedness and other Indebtedness (including Financing Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Parent, the Borrower or any Restricted Subsidiary prior to or within 360 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of $200,000,000 and 3.75% of Total Assets (after giving effect to any concurrent Investments), in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale leaseback transactions permitted by Section 7.05(j) and (iii) any Permitted Refinancing of any of the foregoing;

(f)            Indebtedness in respect of Swap Contracts in the ordinary course of business and not for speculative purposes;

(g)           (i) Indebtedness of the Parent, the Borrower or any Restricted Subsidiary that is a Loan Party incurred in connection with any Permitted Acquisition or Investment so long as, after giving Pro Forma Effect to such Permitted Acquisition or Investment and the incurrence of such Indebtedness, either, at the Borrower’s election (A) the Fixed Charge Coverage Ratio shall be no less than 2.00:1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available or (B) the Fixed Charge Coverage Ratio upon completion of the Permitted Acquisition or Investment shall be greater than or equal to the Fixed Charge Coverage Ratio immediately preceding such Permitted Acquisition or Investment; provided, that any Indebtedness incurred pursuant to this clause (g) shall, subject to the Permitted Earlier Maturity Indebtedness Exception, (1) have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred and (2) have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities and (ii) any Permitted Refinancing thereof;

(h)           Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)            Indebtedness consisting of promissory notes issued by the Parent, the Borrower or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06;

(j)            Indebtedness incurred by the Parent, the Borrower or any of its Restricted Subsidiaries in connection with an Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

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(k)           Indebtedness consisting of obligations of the Parent, the Borrower or any Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Investments expressly permitted hereunder;

(l)            Indebtedness in respect of (i) Banking Services or (ii) netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(m)           (i)(A) Indebtedness of the Parent, the Borrower or any Restricted Subsidiaries, in an aggregate principal amount at any time outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $110,000,000 and 15.0% of LTM Consolidated EBITDA, plus (B) additional Indebtedness of the Parent, the Borrower or any Restricted Subsidiaries in an aggregate outstanding principal amount at any time outstanding not greater than 100.00% of the Available Equity Amount at the time of such incurrence; provided that (I) no Event of Default has occurred and is continuing immediately after giving effect to the incurrence of such Indebtedness and (II) the proceeds of such Indebtedness shall not be used to make any Restricted Payment; and (ii) any Permitted Refinancing thereof;

(n)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)           Indebtedness incurred by the Parent, the Borrower or any Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within thirty (30) days following the incurrence thereof;

(p)           obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent, the Borrower or any Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

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(q)           Indebtedness of the Borrower and/or any Guarantor in respect of one or more series of senior secured loans or notes (whether issued in a public offering, under Rule 144A of the Securities Act or in another private placement or otherwise) (and including any bridge financings in lieu of such notes), junior secured or unsecured “mezzanine” loans or notes or senior unsecured or subordinated loans or notes, in each case, pursuant to an indenture, interim agreement, loan agreement, note purchase agreement or otherwise and any extensions, renewals, refinancings and replacements thereof, including in the case of any such notes, any Registered Equivalent Notes (the “Incremental Equivalent Debt”); provided that (i) any such Incremental Equivalent Debt that is secured shall not be secured by any property or assets of the Parent, the Borrower or any Restricted Subsidiary other than the Collateral, (ii) in the case of Incremental Equivalent Debt secured on a pari passu basis with the Initial Facility (“Incremental Equivalent First Lien Debt”), subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities (without giving effect to any prior payments that would otherwise modify such Weighted Average Life to Maturity) and, in the case of Incremental Equivalent Debt that is secured on a junior lien basis to the Facilities (“Incremental Equivalent Junior Debt”) or is unsecured (“Incremental Equivalent Unsecured Debt”), subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall not be subject to scheduled amortization prior to maturity, (iii) in the case of Incremental Equivalent First Lien Debt, subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred, and in the case of Incremental Equivalent Junior Debt and Incremental Equivalent Unsecured Debt, subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall have a maturity date that is at least ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (iv) the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred in accordance with this Section 7.03(q), together with the aggregate principal amount of all Incremental Commitments and Incremental Term Loans shall not exceed the Incremental Availability Amount, (v) the security agreements, if applicable, relating to such Indebtedness are substantially the same as, or more favorable to the Loan Parties than, the Collateral Documents (or with such other differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness is not guaranteed by any Subsidiaries of the Parent other than the Loan Parties, (vii) if such Incremental Equivalent Debt is secured, the Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement and/or the Junior Lien Intercreditor Agreement, as applicable, (viii) in the case of Incremental Equivalent First Lien Debt in the form of term loans secured on a pari passu basis with the Initial Term Loans, other than MFN Excluded Debt, such Indebtedness shall be subject to the MFN Protection as if such Indebtedness were an Incremental Term Loan and (ix) subject to clauses (ii), (iii) and (viii) above, the amortization, pricing, rate floors, discounts, fees, premiums and optional prepayment and redemptions provisions applicable to such Incremental Equivalent Debt shall be determined by the Borrower and the holders of such Incremental Equivalent Debt;

(r)            Indebtedness of the Parent, the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other Investment so long as, after giving Pro Forma Effect to such Permitted Acquisition or other Investment and the assumption of such Indebtedness (A) until such time as the Class D Preferred Units are redeemed in full and no Class D Preferred Units remain outstanding, the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis, shall be no greater than a Consolidated Total Net Leverage Ratio of 5.25:1.00 and (B) thereafter, the Fixed Charge Coverage Ratio is no less than 2.00:1.00 determined on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available;

(s)           Permitted Ratio Debt; provided that (i) no Event of Default shall have occurred and then be continuing (except, in the case of Permitted Ratio Debt used to finance a Permitted Acquisition, Investment or irrevocable payment, repurchase or redemption of Indebtedness, only no Payment or Bankruptcy Default (in respect of the Borrower) shall have occurred and then be continuing), (ii) the aggregate outstanding principal amount of Indebtedness incurred by the Restricted Subsidiaries that are not Guarantors pursuant to this clause (s) shall not exceed $50,000,000 and (iii) subject to the Permitted Earlier Maturity Indebtedness Exception, such Indebtedness shall (A) have a maturity date that is after the Latest Maturity Date at the time such Indebtedness is incurred and (B) have a Weighted Average Life to Maturity not shorter than the longest remaining Weighted Average Life to Maturity of the Facilities;

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(t)            Credit Agreement Refinancing Indebtedness;

(u)           Indebtedness incurred in connection with the Class D Preferred Units;

(v)           Permitted Intercompany Activities (to the extent constituting Indebtedness); and

(w)           Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in respect of the Indebtedness of any Unrestricted Subsidiary or any joint venture but only to the extent that such Indebtedness is the result of the Parent’s or any such Restricted Subsidiary’s being a general partner or member of, or owner of an Equity Interest in, such Unrestricted Subsidiary or joint venture and not as guarantor of such Indebtedness; provided that, immediately after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (w) and then outstanding does not exceed $50,000,000.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (x) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such item of Indebtedness or any portion thereof (including as between the Free and Clear Incremental Amount (or any component thereof) and the Incurrence-Based Incremental Amount) in a manner that complies with this Section 7.03 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a) or (t) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.13 or Sections 7.03(q) or 7.03(s)); provided further that all Indebtedness outstanding under the ABL Facility or the Secured Notes and, in each case, any Permitted Refinancing thereof, will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a)(ii) or Section 7.03(a)(iii), as applicable. In the event that a portion of Indebtedness or other obligations could be classified as incurred under a “ratio-based” basket (giving pro forma effect to the incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been incurred pursuant to such “ratio-based” basket and thereafter the remainder of the Indebtedness or other obligations as having been incurred pursuant to one or more of the other clauses of this Section 7.03 and if any such test would be satisfied in any subsequent fiscal quarter following the relevant date of determination, then such reclassification shall be deemed to have automatically occurred at such time.

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Section 7.04          Fundamental Changes. None of the Parent, the Borrower nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and including by way of, or as a result of, any Division/Series Transaction) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)           any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Parent (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Parent shall be the continuing or surviving Person and such merger does not result in the Parent ceasing to be a corporation, limited liability company or limited partnership organized under the Laws of the United States, any state thereof or the District of Columbia, (ii) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person and such merger does not result in the Borrower ceasing to be a corporation, limited liability company or limited partnership organized under the Laws of the United States, any state thereof or the District of Columbia or (iii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging or amalgamating with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or the Parent, the Borrower or any Subsidiary may change its legal form (x) if the Borrower determines in good faith that such action is in the best interest of the Parent and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Sections 7.02 (other than Section 7.02(e)) or Section 7.05 (other than Section 7.05(e)) or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)           any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent, the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

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(d)           so long as no Event of Default exists or would immediately result therefrom, the Parent or the Borrower (as applicable, the “Subject Entity”) may merge or consolidate with any other Person; provided that (i) the Subject Entity shall be the continuing or surviving corporation or entity or (ii) if the Person formed by or surviving any such merger or consolidation is not the Subject Entity (any such other Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Subject Entity under this Agreement and the other Loan Documents to which the Subject Entity is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (F) the Subject Entity shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer of the Subject Entity and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Subject Entity under this Agreement;

(e)           so long as no Event of Default exists or would immediately result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)           the Parent, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05;

(g)           the Parent, the Borrower and the Subsidiaries may consummate Permitted Intercompany Activities; and

(h)           the Parent, the Borrower and the other Subsidiaries may effect the formation, dissolution, liquidation or Disposition of any Subsidiary pursuant to a Division/Series Transaction, provided that upon formation of such Subsidiary, the Borrower has complied with Section 6.11 to the extent applicable.

Section 7.05          Dispositions. None of the Parent, the Borrower nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition (including by way of, or as a result of, any Division/Series Transaction), except:

(a)           (i) Dispositions of obsolete, non-core, worn out, surplus or other property, whether now owned or hereafter acquired, in the ordinary course of business and (ii) Dispositions of property no longer used or useful in the conduct of the business of the Parent, the Borrower or any of its Restricted Subsidiaries;

(b)           Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any IP Rights to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

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(c)           Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) all of the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property to the Parent, the Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)           to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(f)) and 7.06;

(f)           Dispositions contemplated as of the Closing Date and listed on Schedule 7.05(f);

(g)           Dispositions, liquidations or use of Cash Equivalents;

(h)           (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license and other technology licenses), in each case in the ordinary course of business and which do not materially and adversely interfere with the business of the Parent or any of its Restricted Subsidiaries, and (ii) Dispositions of IP Rights that do not materially and adversely interfere with the business of the Parent or any of its Restricted Subsidiaries (or that avoid such interference by granting to the Parent or any of its Restricted Subsidiaries a license or other ownership rights to use such IP Rights);

(i)            transfers of property subject to Casualty Events;

(j)            Dispositions of property so long as (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would immediately result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $50,000,000 (at the time a legally binding commitment for such Disposition was entered into), the Parent or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent’s (or the Restricted Subsidiaries’, as applicable) most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Parent and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Parent or the applicable Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Parent or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received (or the date on which a legally binding commitment for such Disposition is entered into) not to exceed the greater of (i) $85,000,000 and (ii) 12.5% of LTM Consolidated EBITDA at any time outstanding (net of any non-cash consideration converted into cash and Cash Equivalents));

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(k)           Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(l)           [reserved];

(m)           any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Parent and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(n)           the unwinding, termination, transfer, liquidation or novation of any Swap Contract;

(o)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p)           the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(q)           Permitted Intercompany Activities;

(r)           Dispositions of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are not used or useful to the core or principal business of the Parent and the Restricted Subsidiaries;

(s)           Dispositions to effect the formation of any Subsidiary pursuant to a Division/Series Transaction, provided that upon formation of such Subsidiary, the Borrower has complied with Section 6.11, to the extent applicable;

(t)           any issuance of sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(u)           leases, subleases, licenses or sublicenses of Real Property which do not constitute Material Real Property Assets.

provided that any Disposition of any property pursuant to Section 7.05(j) shall be for no less than the fair market value of such property (measured at the time of contractually agreeing to such Disposition) as determined by the Borrower in good faith. To the extent any Collateral is disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

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For purposes of determining compliance with this Section 7.05, in the event that a Disposition meets the criteria of more than one of the categories of Dispositions described in clauses (a) through (v) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Disposition or any portion thereof in a manner that complies with this Section 7.05.

Section 7.06          Restricted Payments. None of the Parent, the Borrower nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to the Parent, the Borrower and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Parent, the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           the Parent, the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)           any Restricted Payment; provided that the Restricted Payment Conditions are satisfied;

(d)           Restricted Payments in an aggregate amount not to exceed the Available Equity Amount; provided that no Event of Default has occurred and is continuing immediately after giving effect to such Restricted Payment;

(e)           to the extent constituting Restricted Payments, the Parent, the Borrower and the other Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 7.02 (other than Sections 7.02(e) and (m)), 7.04 or 7.07 (other than Sections 7.07(d) or 7.07(i));

(f)           repurchases of Equity Interests in the Parent, the Borrower (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

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(g)           the Parent, the Borrower and each Restricted Subsidiary may pay (or make Restricted Payments to allow the Parent or the Borrower or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrower or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent of thereof) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrower or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed $20,000,000 in any fiscal year; provided further, no Event of Default shall have occurred and then be continuing; provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(i)            to the extent contributed to the Parent or the Borrower, the net cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests or Designated Equity Contributions) of any of the Parent or the Borrower’s direct or indirect parent companies, in each case to members of management, managers, directors or consultants of the Parent or the Borrower, any of their respective Subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date, to the extent net cash proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)           the net cash proceeds of key man life insurance policies received by the Parent, the Borrower or any Restricted Subsidiaries; less

(iii)          the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(g);

(h)           Restricted Payments in an aggregate amount equal to, the sum of when combined with prepayments of Indebtedness pursuant to Section 7.10(a)(iv), the greater of (i) $175,000,000 and (ii) 25.00% of LTM Consolidated EBITDA (after giving effect to any concurrent Investments) at the time of such Restricted Payment and the portion, if any, of the Cumulative Credit on the date of making such Restricted Payment that the Borrower elects to apply to this clause (h)(y), provided that, in the case of this clause (h)(y) the Cumulative Credit Conditions are satisfied; provided further in the case of clause (h)(x), no Event of Default shall have occurred and then be continuing;

(i)            the Parent may pay or make dividends or distributions (each, a “Permitted Tax Distribution”) to any equity holder of the Parent used to pay foreign, federal, state, provincial, territorial or local income taxes of such equity holder, to the extent such income taxes are attributable to the income of the Parent (other than income attributable to its Unrestricted Subsidiaries) and, with respect to income attributable to its Unrestricted Subsidiaries, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes attributable to the income of such Unrestricted Subsidiaries; provided that the aggregate amount of payments by the Parent pursuant to this Section 7.06(i) with respect to any fiscal year does not exceed the amount of taxes that the Parent would be required to pay in respect of such income (to the extent described above with respect to income attributable to Unrestricted Subsidiaries) for such fiscal year were the Parent to pay such taxes as a corporation for income tax purposes;

(j)            redemptions, repurchases acquisitions or retirements of, or any other payments in respect of, the Class D Preferred Units made using the Asset Sale RP Amount so long as no Event of Default shall have occurred and be continuing at the time of such payment and immediately after giving effect thereto;

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(k)           payments made or expected to be made by the Parent, the Borrower or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l)            any Restricted Payments in connection with the Transactions;

(m)           the Parent, the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition permitted under Section 7.02 and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(n)           the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of unit options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of unit options, warrants, incentives or rights to acquire Equity Interests;

(o)           the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary representing fractional units of such Equity Interests in connection with a merger or consolidation involving the Parent or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(p)           payments to the General Partner constituting reimbursements for expenses in accordance with the Parent’s LPA as in effect on the Closing Date and as it may be amended or replaced thereafter; provided that any such amendment or replacement is not materially less favorable to the Parent in any material respect than the agreement prior to such amendment or replacement;

(q)           in connection with an acquisition by the Parent or any of its Restricted Subsidiaries, the return to the Parent or any of its Restricted Subsidiaries of Equity Interests of the Parent or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or purchase price adjustments; and

(r)           any Restricted Payment in connection with (x) the redemption, repurchase or other acquisition or retirement of, or any other payments in respect of, in whole or in part, the Class D Preferred Units and (y) any dividends on the Class B Preferred Units, the Class C Preferred Units and/or the Class D Preferred Units; provided that (i) no Event of Default shall have occurred and be continuing, (ii) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis, shall be no greater than 4.75:1.00 and (iii) the aggregate amount of Restricted Payments made pursuant to this clause (r) shall not exceed $400,000,000; and

(s)           Restricted Payments on or within five (5) Business Days of the Closing Date (or such later date as may be required in accordance with Parent’s LPA) in connection with the redemption, repurchase or other acquisition or retirement of, or any other payments in respect of, in whole or in part, the Class D Preferred Units in an aggregate amount not to exceed $300,000,000 (the “Closing Date Class D Repayment”).

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For purposes of determining compliance with this Section 7.06, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (s) above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Restricted Payment or any portion thereof in a manner that complies with this Section 7.06.

Section 7.07          Transactions with Affiliates. The Parent shall not, nor shall the Parent permit any of the Restricted Subsidiaries to, directly or indirectly, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, involving aggregate payments or consideration in excess of $15,000,000 at the time of entering into such transaction, other than (a) loans and other transactions among the Parent and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this Article VII, (b) on terms substantially as favorable to the Parent or such Restricted Subsidiary as would be obtainable by the Parent or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions and the payment of Transaction Expenses as part of or in connection with the Transactions, (d) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02, (e) employment and severance arrangements between the Parent and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Parent and its Restricted Subsidiaries (or any direct or indirect parent of the Parent) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) payments by the Parent or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or in direct parent of the Parent to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, but only to the extent permitted by Section 7.06(i), (j) Permitted Intercompany Activities, (k) a joint venture which would constitute a transaction with an Affiliate solely as a result of the Parent or the Borrower or any Restricted Subsidiary owning an Equity Interest or otherwise controlling such joint venture or similar entity, (l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Parent, the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, (m) payments to the General Partner with respect to reimbursement for expenses in accordance with the Parent LPA as in effect on the Closing Date and as it may be amended, provided that any such amendment is not less favorable to the Parent in any material respect than the agreement prior to such amendment; (n) Guarantees by the Parent or any of its Restricted Subsidiaries of performance of obligations of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (o) pledges by the Parent or any of its Restricted Subsidiaries of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Unrestricted Subsidiaries; provided that with respect to such transaction with any Affiliate, the Administrative Agent shall have received, if any such transaction or series of related transactions involves aggregate consideration in excess of (a) $45,000,000 but less than or equal to $75,000,000, a certificate signed by a Responsible Officer of the Parent certifying that such transaction or series of related transaction complies with this Section 7.07 and (b) $75,000,000, a resolution of the board of directors of the Parent set forth in a certificate signed by a Responsible Officer of the Parent certifying that such transaction or series of related transactions complies with this Section 7.07 and that such transaction or series of related transactions has been approved by either the Conflicts Committee of the board of directors of the Parent (so long as the members of the Conflicts Committee approving the transaction or series of related transactions are disinterested) or a majority of the disinterested members of the Board of Directors of the Parent.

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Section 7.08          Burdensome Agreements. The Parent shall not, nor shall the Parent permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, the other Loan Documents, the ABL Facility Documents, the Secured Notes Documents, any agreements governing any Permitted Refinancing thereof, any agreements or documents governing, evidencing and/or securing Credit Agreement Refinancing Indebtedness (or any functionally equivalent term under the ABL Credit Agreement, the Secured Notes Indenture or the agreements documenting any Permitted Refinancing thereof), Incremental Commitments or Incremental Equivalent Debt and any requirements of Law that are memorialized as Contractual Obligations) that prohibits any Loan Party from creating, incurring, assuming or suffering to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents (such Contractual Obligations being “Burdensome Agreements”); provided that the foregoing shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.08) are listed on Schedule 7.08 and (y) to the extent Contractual Obligations permitted by clause (i)(x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Parent or the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of the Parent or the Borrower; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Subsidiary of the Parent which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), (g) or (m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or any Restricted Subsidiary, (x) are customary provisions on the disposition or assignment of real estate interests found in easement agreements, (xi) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xii) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) customary restrictions on Liens in Indebtedness permitted hereunder so long as such Indebtedness permits the Liens of the Secured Parties on the Collateral (with the priority required hereby and by the other Loan Documents), (xiv) are entered into in the ordinary course of business that is customary for Persons engaged in Midstream Activities, and (xv) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit.

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Section 7.09          Financial Covenant. The Borrower will not permit the Debt Service Coverage Ratio to be less than 1.10:1.00 as of the last day of a Test Period (commencing with the Test Period ending June 30, 2026).

Section 7.10          Prepayments, Etc. of Indebtedness.

(a)           The Parent shall not, nor shall the Parent permit any of the Restricted Subsidiaries to, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (each a “Restricted Debt Payment”) in any manner (it being understood that (A) payments of regularly scheduled principal and interest shall be permitted, (B) customary “AHYDO catchup” payments shall be permitted, (C) any prepayment, redemption, purchase, defeasance or other retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of such prepayment redemption, purchase, defeasance or other retirement thereof shall be permitted, (D) payments on any intercompany Indebtedness shall be permitted and (E) any prepayments, redemptions or other purchases of Indebtedness in connection with the Transactions shall be permitted) any Indebtedness that is subordinated in right of payment to the Obligations or secured by a Lien that is junior to the Lien securing the Obligations (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Proceeds of, or in exchange for, any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans pursuant to Section 2.04(b), (ii) the conversion of any Junior Financing to, or the exchange of any Junior Financing for, Equity Interests (other than Disqualified Equity Interests) of Parent or any direct or indirect parent thereof, (iii) [reserved], (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed the sum of when combined with the amount of Restricted Payments pursuant to Section 7.06(h), the greater of $175,000,000 and 25.00% of LTM Consolidated EBITDA (after giving effect to any concurrent Investments) on the date of such prepayment, redemption, purchase, defeasance or other payment, plus the portion, if any of the Cumulative Credit on the date of such prepayment, redemption, purchase, defeasance or other payment that the Borrower elects to apply to this clause (iv), provided that, in the case of this clause (iv), the Cumulative Credit Conditions are satisfied, (v) prepayments, redemptions, purchases, defeasances or other payments of, or with respect to, Junior Financings if the Restricted Payment Conditions are satisfied; (vi) [reserved]; and (vii) prepayments, redemptions, purchases, defeasances, and other payments of Junior Financings with the Available Equity Amount; provided that no Event of Default has occurred and is continuing immediately after giving effect to such prepayments, redemptions, purchases, defeasances, and other payments of Junior Financings.

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For purposes of determining compliance with this Section 7.10(a), in the event that a Restricted Debt Payment meets the criteria of more than one of the categories of Restricted Debt Payments above, the Borrower shall, in its sole discretion, classify or later divide, classify or reclassify all or a portion of such Restricted Debt Payment or any portion thereof in a manner that complies with this Section 7.10(a).

(b)           The Parent shall not, nor shall it permit any of the Restricted Subsidiaries to amend, modify or change in any manner (i) materially adverse to the interests of the Lenders (as determined in good faith by the Borrower) (A) any term or condition of any Junior Financing Documentation in respect of Junior Financings having an outstanding aggregate principal amount in excess of $100,000,000 (other than as a result of any Permitted Refinancing in respect thereof) or (B) any Organization Document (including the Parent LPA) or (ii) the ABL Facility Documents or the Secured Notes Document in contravention of the applicable Intercreditor Agreement.

Section 7.11          [Reserved].

Section 7.12          Layering. None of the Parent, the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, incur:

(a)           any Indebtedness that is secured by a Lien (other than Financing Leases) if such Indebtedness is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) (i) secured by Liens that, with respect to any Fixed Debt Priority Collateral, are junior in priority to any Liens securing the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations) and senior in priority to the Liens securing the Indebtedness under the ABL Facility (or any Indebtedness that is secured on a pari passu basis with the ABL Facility) or (ii) secured by Liens that, with respect to any ABL Priority Collateral, are junior in priority to any Liens securing the Indebtedness under the ABL Facility (or any Indebtedness that is secured on a pari passu basis with the ABL Facility) and senior in priority to Lien securing the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations); or

(b)           any Indebtedness in an aggregate principal amount in excess of $25,000,000 that is subordinate in right of payment (including via any “first-out” collateral proceeds waterfall or similar structure) to (i) the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations) unless such Indebtedness is also subordinated in right of payment to the obligations under the ABL Facility (or any Indebtedness that is secured on a pari passu basis with the ABL Facility) or (ii) the ABL Facility (or any Indebtedness that is secured on a pari passu basis with the ABL Facility) unless such Indebtedness is also subordinated in right of payment to the Obligations (or any Indebtedness that is secured on a pari passu basis with the Obligations).

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Section 7.13          Canadian Pension Plans. None of the Canadian Loan Parties shall, without the consent of the Administrative Agent, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

Section 7.14          Limitation on Activities of the Parent. The Parent will not conduct, transfer or otherwise engage in any business or operations other than (a) its direct or indirect ownership of all of the Equity Interests in, and its management of, the Borrower and its other Restricted Subsidiaries, (b) action required to maintain its existence and the performance of obligations under and compliance with its Organization Documents and any requirements of any Laws (including rules and regulations applicable to companies with equity or debt securities held by the public), (c) performance of its obligations under the Loan Documents, the ABL Facility Documents, the Secured Notes Documents, the agreements documenting any Permitted Refinancing thereof and other agreements contemplated hereby, (d) any public offering of its Equity Interests, including the payment of any costs, fees and expenses related thereto, (e) activities incidental to guaranteeing payment and performance obligations of its Subsidiaries in the ordinary course of business, (f) incurring fees, costs and expenses relating to overhead and general operating including professional fees and paying taxes, (g) providing indemnification for its and the General Partner’s current and former officers, directors, members of management, managers, employees and advisors and consultants, (h) other activities to the extent not prohibited by, and in compliance with, the Loan Documents, the ABL Facility Documents, the Secured Notes Documents and the agreements documenting any Permitted Refinancing thereof and (i) activities incidental to its maintenance and continuance and to any of the foregoing activities.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

Section 8.01          Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)           Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants. The Parent, the Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) or 6.18 or Article VII; provided that a Default as a result of a breach of Section 7.09 is subject to cure pursuant to Section 8.05 and such Default will not become an Event of Default for purposes of exercising remedies under Section 8.02 until such cure is no longer available with respect to such Default; or

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(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; provided that, (A) if such failure does not involve the payment of money to any Person and is not susceptible to cure within such thirty (30) days, (B) such Person is proceeding with diligence and good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30)-day period); or

(d)           Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any certificate required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made provided that if (i) such Loan Party was not aware that such representation or warranty was incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such incorrect representation or warranty is capable of being cured, corrected or otherwise remedied (including through the receipt and application of indemnification proceeds received from the prior owners of any Loan Party or any Affiliate thereof), and (iii) such fact, event or circumstance resulting in such incorrect representation or warranty shall have been cured, corrected or otherwise remedied within thirty (30) days (or if such incorrect representation or warranty is not susceptible to cure within thirty (30) days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such thirty (30) day cure period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period)) from the date a Responsible Officer of any Loan Party obtains knowledge thereof, such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(e)           Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness for borrowed money hereunder) having an aggregate principal amount of not less than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to: (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; (ii) any event requiring a prepayment or offer to purchase pursuant to customary asset sale or change of control provisions and (iii) any breach of a financial maintenance covenant under the ABL Facility unless and until, with respect to this clause (iii), all amounts outstanding under the ABL Facility have been declared immediately due and payable and all outstanding commitments with respect thereto have been immediately terminated, in each case in accordance with the terms of the ABL Facility, and such declaration has not been rescinded on or before such date; provided further that in no event shall the exercise of the rights held by the holders of the Class D Preferred Units pursuant to Section 5.13(d)(iii) of the Parent LPA constitute an Event of Default under this Section 8.01(e), or

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(f)           Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated, settled or fully bonded within sixty (60) days after its issue or levy; or

(h)           Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged, settled, stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (other than (x) contingent indemnification or reimbursement obligations as to which not claim has been asserted, and (y) any other obligations which, by their terms, are to survive the termination of this Agreement), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any material provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of Payment in Full), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

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(j)            Change of Control. There occurs any Change of Control; or

(k)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents or to file Uniform Commercial Code or PPSA financing change statements or take any other actions required by the Loan Documents to be taken by the Administrative Agent or the Collateral Agent, (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage and (z) except to the extent that the aggregate value of the Collateral over which the Collateral Agent fails to have or ceases to have a valid and perfected Lien with the required priority does not exceed, individually and in the aggregate $50,000,000; or

(l)           ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (iii) a Canadian Pension Event shall have occurred.

Section 8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans, if any, to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, premiums (including any prepayment premium) and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Guarantor; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

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provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans, interest, premiums (including any prepayment premium) and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default or Event of Default has occurred under Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary affected by event of circumstance referred to in any such clause (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04          Application of Funds. Subject to the Intercreditor Agreements, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts or other distributions received on account of the Obligations, including any proceeds of Collateral, shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Law.

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Section 8.05          Borrower’s Right to Cure.

(a)           Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, if the Borrower determines that an Event of Default under the Financial Performance Covenant has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter (such period, the “Designated Contribution Period” and such last day of the Designated Contribution Period, the “Cure Expiration Date”), the Permitted Holders may make a Specified Equity Contribution to the Parent (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall, at the request of the Borrower, be deemed to increase Consolidated EBITDA with respect to such applicable fiscal quarter for the purpose of determining compliance with the Financial Performance Covenant at the end of such fiscal quarter and applicable subsequent periods; provided that such net cash proceeds (i) are actually received by the Parent as cash common equity during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending on the Cure Expiration Date and (ii) are Not Otherwise Applied. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.09 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purposes of Section 7.09.

(b)           (i) In each period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than five (5) Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause the Borrower to be in Pro Forma Compliance with Section 7.09 for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.09 for the fiscal quarter with respect to which such Designated Equity Contribution was made; provided that, to the extent such net cash proceeds are actually applied to prepay Indebtedness, such reduction may be credited in any subsequent fiscal quarter.

(c)           Neither the Administrative Agent nor any Lender shall exercise the right to accelerate the Loans and none of Administrative Agent, any Lender or any Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other remedy pursuant to Section 8.02, the other Loan Documents or applicable law prior to the Cure Expiration Date solely on the basis of an Event of Default having occurred and continuing as a result of non-compliance with the Financial Performance Covenant (except to the extent that the Permitted Holders have confirmed in writing that they do not intend to provide an equity contribution).

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ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01          Appointment and Authorization of Agents.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent, the Collateral Agent and the Real Property Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto, and the Administrative Agent, the Collateral Agent and the Real Property Collateral Agent hereby accept such appointment. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent, the Collateral Agent and the Real Property Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, neither the Administrative Agent, the Collateral Agent, nor the Real Property Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent, the Collateral Agent or the Real Property Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent, the Collateral Agent or the Real Property Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent, the Real Property Collateral Agent and Administrative Agent, respectively, to act as (i) the agent of (and to hold, or to appoint any co-agents, sub-agents and attorneys-in-fact appointed of the Collateral Agent and/or the Administrative Agent to hold, any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations and (ii) (1) “Additional Priority Debt Representative” (or similar term, as defined in the Pari Passu Intercreditor Agreement) and (2) “Fixed Debt Representative” (or similar term, as defined in the Crossing Liens Intercreditor Agreement) for the Secured Parties under the Intercreditor Agreements, in each case, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, the Real Property Collateral Agent and the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent, the Real Property Collateral Agent or the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

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(c)           Each Lender hereby (a) acknowledges that it has received a copy of the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements to the extent then in effect, (c) authorizes the Administrative Agent, the Collateral Agent and the Real Property Collateral Agent to enter into each Intercreditor Agreement as Collateral Agent, Administrative Agent, Real Property Collateral Agent or other appropriate agent title, as applicable, and on behalf of such Lender.

(d)           Except as provided in Sections 9.09 and 9.11, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(e)           For the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to, as part of its duties as Collateral Agent, act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Section 9 shall also result in the substitution of the Attorney.

Section 9.02          Delegation of Duties. Each of the Administrative Agent, the Collateral Agent and the Real Property Collateral Agent may execute any of its respective duties under this Agreement or any other Loan Document (including, with respect to the Collateral Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder (it being understood that the Real Property Collateral Agent is executing such duties for the Collateral Agent)) by or through agents, employees or attorneys-in-fact (including the Real Property Collateral Agent) and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties). The Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of the Administrative Agent, the Collateral Agent, the Real Property Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent, the Collateral Agent or Real Property Collateral Agent. The Administrative Agent, the Collateral Agent and Real Property Collateral Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

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Section 9.03          Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), (b) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity, (c) be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than that the Administrative Agent shall confirm receipt of items expressly required to be delivered to the Administrative Agent or (d) be responsible in any manner for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the existence, value or collectability of the Collateral, any failure to monitor or maintain any part of the Collateral, any loss or diminution in the value of the Collateral or the validity, perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. Notwithstanding anything herein or in the other Loan Documents to the contrary, neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent (as applicable) is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent or Collateral Agent (as applicable) shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or Collateral Agent (as applicable) to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Phrases such as “satisfactory to the Collateral Agent”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “as determined by the Collateral Agent”, “in the Collateral Agent’s discretion”, “selected by the Collateral Agent”, and phrases of similar import authorize and permit the Collateral Agent to approve, disapprove, determine, act or decline to act in its discretion, it being understood that the Collateral Agent in exercising such discretion under the Loan Documents shall be acting on the instructions of the Administrative Agent or the Required Lenders (or all Lenders to the extent required hereunder) and shall be fully protected in, and shall incur no liability in connection with, acting or failing to act (or failing to act while awaiting such instruction) pursuant to such instructions. Upon request from the Collateral Agent, the Administrative Agent shall confirm that the Lenders executing any document or delivering any direction are, in fact, the Required Lenders.

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No Agent shall be responsible for making any representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Collateral Document, or for the creation, perfection, priority, sufficiency or protection of any Liens securing the Obligations.

No Agent shall incur any liability to any Lender for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Agent (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 9.04          Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement, court order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice, direction or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) (and, in the case of the Collateral Agent, the advice, direction, or concurrence of the Administrative Agent) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) (and, in the case of the Collateral Agent, the Administrative Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

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Section 9.05          Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to Defaults in the payment of principal, interest and fees required to be paid to such Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Each of the Administrative Agent and Collateral Agent will notify the Lenders of its receipt of any such notice. Each Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders (and, in the case of the Collateral Agent, the Administrative Agent in accordance with Article VIII); provided that unless and until the Administrative Agent has received any such direction, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06          Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent taken after the Closing Date, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

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Section 9.07          Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, further, that no action taken or not taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties and without limiting their obligation to do so. The undertaking in this Section 9.07 shall survive Payment in Full and any resignation or removal of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.08          Agents in Their Individual Capacities. Barclays Bank PLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its respective Affiliates as though such Person were not the Administrative Agent or Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Barclays Bank PLC and its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans (if any), Barclays Bank PLC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent and the terms “Lender” and “Lenders” include Barclays Bank PLC in its individual capacity. Any successor to Barclays Bank PLC as the Administrative Agent or as the Collateral Agent shall also have the rights attributed to such Person under this paragraph.

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Section 9.09          Successor Agents. Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable, upon thirty (30) days’ written notice to the Lenders, the Borrower and each other Agent and if either the Administrative Agent or the Collateral Agent is a Defaulting Lender, the Borrower may remove such Defaulting Lender from such role upon ten (10) days’ notice to the Administrative Agent or Collateral Agent, as applicable, the Lenders and each other Agent. Subject to the terms of the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement, if the Administrative Agent or the Collateral Agent resigns or is removed by the Borrower, the Required Lenders shall appoint a successor agent, which successor agent shall (a) in the case of the Administrative Agent be a commercial bank with a combined capital surplus of at least $1,000,000,000 and (b) be consented to by the Borrower at all times other than during the existence of a Payment or Bankruptcy Default (which consent of the Borrower shall not be unreasonably withheld or delayed); provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender. If no successor agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, in the case of a resignation, and the Borrower, in the case of a removal may appoint, after consulting with the Lenders and the Borrower (in the case of a resignation), a successor agent which, in the case of the Administrative Agent, shall be from among the Lenders (subject to the proviso at the end of the immediately preceding sentence). Upon the acceptance of its appointment as successor agent, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent under the Loan Documents and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated. After the retiring Administrative Agent’s or the Collateral Agent’s resignation or removal in accordance herewith as the Administrative Agent or the Collateral Agent, the provisions of this Article IX and the provisions of Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent in respect of the Loan Documents. If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or ten (10) days following the Borrower’s notice of removal, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent in accordance herewith by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (x) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (y) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent under the Loan Documents, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 9.10          Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07, 9.07, 10.04 and 10.05) allowed in such judicial proceeding; and

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(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.07, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11          Collateral and Guaranty Matters. Each Lender and each other Secured Party by its acceptance of the Collateral Documents irrevocably agrees:

(a)           that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or the Real Property Collateral Agent) under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is sold or transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below, (v) upon a permitted designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Collateral owned by such Unrestricted Subsidiary or (vi) to the extent (and only for so long as) such property constitutes an “Excluded Asset”;

(b)           that upon the request of the Borrower, the Administrative Agent and the Collateral Agent (or the Real Property Collateral Agent) may release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) or Section 7.01(w) (in the case of clause (w), to the extent required by the terms of the obligations secured by such Liens) or that is a deposit account described in clause (d) of the definition of “Excluded Account”, in each case pursuant to documents reasonably acceptable to the Administrative Agent;

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(c)           that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if (i) such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder or (ii) subject to Section 10.01, if such release is approved, authorized or ratified in writing by the Required Lenders; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the ABL Facility, the Secured Notes, any Junior Financing or any Permitted Refinancing of any of the foregoing, in each case, with a principal amount in excess of $50,000,000; provided, further that, no Subsidiary Guarantor which ceases to be a wholly owned Subsidiary of the Borrower after the Closing Date as a result of the Disposition of less than all of such Subsidiary Guarantor’s Equity Interests shall be released pursuant to this clause (c) unless such Disposition is made in good faith to a bona fide unaffiliated third party and for bona fide business purposes;

(d)           [reserved];

(e)           each of the Lenders hereby authorizes and instructs the Administrative Agent and the Collateral Agent (and the Real Property Collateral Agent) to enter into the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement on the Closing Date, and agrees to be bound by all of the terms and provisions of the Pari Passu Intercreditor Agreement and the Crossing Liens Intercreditor Agreement; and

(f)           the Collateral Agent (and the Real Property Collateral Agent) and the Administrative Agent may, without any further consent of any Lender, enter into (i) a supplement or amendment to, or an amendment and restatement or replacement of, the Pari Passu Intercreditor Agreement and/or the Crossing Liens Intercreditor Agreement with the collateral agent or other representatives of holders of Indebtedness permitted under Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that is intended to be secured on a pari passu basis with the Liens securing the Initial Facility and/or (ii) a Junior Lien Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is intended to be secured on a junior basis to the Liens securing the Initial Facility, in each case, where such Indebtedness is secured by Liens permitted under Section 7.01. The Collateral Agent and the Administrative Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted. Any supplement or amendment to, or amendment and restatement or replacement of, the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement, or any Junior Lien Intercreditor Agreement entered into by the Administrative Agent and the Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly upon the request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate of a Responsible Officer of the Borrower to that effect provided to it by any Loan Party upon its reasonable request without further inquiry). Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent.

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Section 9.12          Other Agents; Lead Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint bookrunner”, “joint lead arrangers”, “co-manager”, “co-syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13          Appointment of Supplemental Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent, in each case, as applicable, deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent or the Collateral Agent, in each case, as applicable, is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)           In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

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(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14          Withholding Tax Indemnity. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within ten (10) days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower or any Guarantor pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the Borrower or any Guarantor to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 9.14. The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and Payment in Full.

Section 9.15          Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

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(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)          (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84- 14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent and the Lead Arrangers are not fiduciaries with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c)           The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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Section 9.16          Erroneous Payments.

(a)           Each Lender (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section 9.16(a) shall be conclusive, absent manifest error.

(b)           Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)           Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

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(d)           The Parent, the Borrower and each other Restricted Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason (other than the bad faith, gross negligence or willful misconduct of the Administrative Agent (as determined in a final and non-appealable judgment in a court of competent jurisdiction)), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent, the Borrower or any other Restricted Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Parent, the Borrower or any other Restricted Subsidiary; provided that this Section 9.16 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Parent, the Borrower or any other Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e)           Each party’s obligations, agreements and waivers under this Section 9.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE X
MISCELLANEOUS

Section 10.01        Amendments, Etc. Except as otherwise set forth in this Agreement or any other Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party (with an executed copy thereof promptly delivered to the Administrative Agent if not otherwise a party thereto) and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

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(b)           postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Sections 2.05 or 2.06 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of any obligation to pay interest at the Default Rate or the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed; provided that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) amend the definition of “Consolidated First Lien Net Leverage Ratio”, “Consolidated Secured Net Leverage Ratio” or “Consolidated Total Net Leverage Ratio”;

(d)           change any provision of Section 8.04 or Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, in each case, without the written consent of each Lender directly and adversely affected thereby;

(e)           other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)           other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees provided by the Guarantors, without the written consent of each Lender;

(g)           [Reserved];

(h)           amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one (1), three (3) or six (6) month intervals to automatically allow intervals in excess of six (6) months, without the written consent of each Lender affected thereby;

(i)            [Reserved];

(j)            amend, waive or otherwise modify the provisions related to the order of payments under Section 8.04 and the definition of Pro Rata Share or the pro rata sharing of payment provisions set forth in Section 2.11 and Section 2.12 in a manner that alters the order of application of funds set forth therein without the written consent of each Lender directly and adversely affected thereby;

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(k)           amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.13 (but not the conditions to implementing Incremental Commitments or Incremental Term Loans pursuant to Section 2.13(d)(iii)) with respect to Incremental Commitments and Incremental Term Loans, under Section 2.14 with respect to Refinancing Term Loans and under Section 2.15 with respect to Extended Term Loans and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Commitments, Incremental Term Loans, Refinancing Term Loans, Extended Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Class Lenders under such applicable Facility (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Class Lenders of such Facility); provided, however, that the waivers described in this clause (k) shall not require the consent of any Lenders other than the Required Class Lenders under such applicable Incremental Term Loans, Incremental Commitments, Refinancing Term Loans or Extended Term Loans, as the case may be; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document; and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; or

(l)           (x) subordinate any of the Obligations to any other Indebtedness or (y) subordinate the Lien securing any of the Obligations on all or substantially all of the Collateral to any other Lien securing any other Indebtedness (except as provided in Section 9.11 (without giving effect to any amendment the primary purpose of which is to permit the subordination of the Lien securing any of the Obligations on all or substantially all of the Collateral)), in each case, without the consent of each Lender affected thereby; provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document;

provided that any removal or replacement of the Administrative Agent or the Collateral Agent in accordance with the provisions of Section 9.09 shall not require the consent of the Administrative Agent or the Collateral Agent so removed or replaced and (B) the consent of the Required Class Lenders of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

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Notwithstanding anything to the contrary in this Section 10.01, no Lender consent is required to effect a supplement or amendment to, or an amendment and restatement or replacement of, the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding (i) the collateral agent or other representatives of holders of Indebtedness permitted pursuant to Section 7.03 where such Indebtedness is secured by Liens permitted under Section 7.01 that is intended to be secured on a pari passu basis with the Liens securing the Initial Facility or any ABL Facility or (ii) the collateral agent or other representatives of the holders of Indebtedness permitted under Section 7.03 that is intended to be secured on a junior basis to the Liens securing the Initial Facility where such Indebtedness is secured by Liens permitted under Section 7.01 (it being understood that any such amendment or supplement, amendment and restatement or replacement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing, provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by the Borrower)); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

Notwithstanding anything to the contrary in this Section 10.01, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (A) to correct or cure ambiguities, errors, omissions or defects, (B) to effect administrative changes of a technical or immaterial nature, (C) to fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) [reserved], (E) add any financial covenant or other terms for the benefit of all Lenders or any Class of Lenders pursuant to the conditions imposed on the incurrence of any Indebtedness set forth elsewhere in this Agreement, (F) to implement a Benchmark Replacement, (G) solely to add benefit to one or more existing Facilities, including but not limited to, increase in margin, interest rate floor, prepayment premium, call protection and reestablishment of or increase in amortization schedule, in order to cause any Incremental Term Facility to be fungible with any existing Facility, (H) solely to make the terms of this Agreement or any other Loan Document more restrictive (or less favorable) to the Parent and its Restricted Subsidiaries (as determined by the Borrower) or (I) to implement amendments permitted by the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement, this Agreement or the other Collateral Documents that do not by the terms of the Pari Passu Intercreditor Agreement, the Crossing Liens Intercreditor Agreement or other Collateral Documents require lender consent, and, in each case of clauses (A), (B) and (C), such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. The Collateral Documents and related documents in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent and/ or the Collateral Agent (if applicable) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to correct or cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents and, in each case, such amendment shall become effective without any further action or the consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

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Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.13, any Refinancing Amendment in accordance with Section 2.14 and any Extension Amendment in accordance with Section 2.15 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document. In addition, upon the initial incurrence of any Loans intended to be secured on a basis junior in right of priority to the Obligations or intended to be unsecured pursuant to any Incremental Amendment or Refinancing Amendment, the Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any other Lender, make changes to the Loan Documents reasonably satisfactory to the Borrower, the Administrative Agent and the Collateral Agent that are necessary to reflect the junior Lien status or unsecured status of such Loans, including but not limited to (i) entering into the Junior Lien Intercreditor Agreement by the Administrative Agent on behalf of the holders of such junior lien Loans, (ii) including such Loans in the definition of “Latest Maturity Date” or Weighted Average Life to Maturity limitations but only with respect to future Indebtedness secured on a junior lien basis to the Lien securing the Initial Term Loans or unsecured (or not secured by the Collateral) and (iii) amending the Collateral Documents to exclude unsecured Loans from “Obligations” secured thereby.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders of any Facility that would, if and to the extent accepted by any such Lender, (a) change the Applicable Rate and/or fees payable with respect to the Loans and Commitments under such Facility (in each case solely with respect to the Loans and Commitments of accepting Lenders in respect of which an acceptance is delivered) and (b) treat the Loans and Commitments so modified as a new “Facility” and a new “Class” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable Facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such Facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent) and (ii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without its prior written consent.

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In connection with any such loan modification, the Borrowers and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans and Commitments as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans and/or Commitments as a “Facility” or a “Class” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 with respect to the Borrower and all Guarantors.

Section 10.02        Notices and Other Communications; Facsimile Copies.

(a)           General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or electronic mail). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower (or any other Loan Party) or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02(a) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. Any notice not given during normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

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(b)           Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

(d)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by FpML messaging and Internet or intranet websites pursuant to procedures approved by the Administrative Agent acting reasonably, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by such communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by FpML messaging and Internet or intranet websites pursuant to procedures approved by it, provided, further, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address of notification that such notice or communication is available and identifying the website address therefor.

Section 10.03        No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

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Section 10.04        Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one primary counsel for the Agents and the Lead Arrangers, taken as a whole (which shall be Simpson Thacher & Bartlett LLP for any and all of the foregoing in connection with the Transactions and other matters, including primary syndication, to occur on or prior to or otherwise in connection with the Closing Date), and, if necessary, one local counsel for the Agents and the Lead Arrangers, taken as a whole, in each relevant jurisdiction material to the interests of the Lenders, taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees after notification to the Borrower)), and (b) to pay or reimburse the Agents, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), and including all respective Attorney Costs which shall be limited to Attorney Costs of one primary counsel for the Agents, the Lead Arrangers and the Lenders, taken as a whole, and, if necessary, one local counsel for the Agents, the Lead Arrangers and the Lenders, taken as a whole, in each relevant jurisdiction material to the interests of the Lenders, taken as a whole (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees, after notification to the Borrower). The foregoing costs and expenses shall include all reasonable and documented out-of-pocket search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive Payment in Full and any resignation or removal of the Administrative Agent and/or the Collateral Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrower and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date to the extent required by Section 4.01. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, other than any Taxes directly attributable to any non-Tax cost or expense covered by this Section 10.04 (e.g., a sales tax imposed in respect of a covered non-Tax cost or expense).

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Section 10.05        Indemnification by the Borrower. The Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, each Lead Arranger and their respective Affiliates and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities (including Environmental Liabilities), obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) if necessary, one local counsel for the Indemnitees, taken as a whole, in each relevant jurisdiction material to the interests of the Indemnities, taken as a whole, and (iii) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction that is material to each group of similarly situated affected Indemnitees after notification to the Borrower) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent, arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Parent or the Borrower or any of their Affiliates). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor, to the extent permissible under applicable Law, shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 10.05); it being agreed that this sentence shall not limit the indemnification obligations of the Parent, the Borrower or any Restricted Subsidiary. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund the amount of any payment to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.

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The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent or the Collateral Agent, the replacement of any Lender and Payment in Full. This Section 10.05 shall not apply with respect to Taxes, other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

Section 10.06        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect, in the applicable currency of such recovery or payment.

Section 10.07        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (except as permitted by Section 7.04) without the prior written consent of each Lender (such consent not to be unreasonably withheld or delayed) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and, in the case of any Assignee that is the Parent, the Borrower or any of their respective Subsidiaries, Section 10.07(m), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(h), or (iv) to an SPC in accordance with the provisions of Section 10.07(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) to the Parent, the Borrower or any of their respective Subsidiaries (except pursuant to Section 2.04(a)(iv) or Section 10.07(m)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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Any assignment or participation of a Loan or Commitment by a Lender without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 10.07, to any other Person, shall be null and void, and, in the event of any assignment or participation of any Loan or Commitment by a Lender in breach of the foregoing, the Borrower shall be entitled to seek specific performance to unwind any such assignment or participation in addition to any other remedies available to the Borrower at law or in equity. In addition, the Borrower may (i) terminate any Commitment of such person and prepay any applicable outstanding Loans at a price equal to the lesser of par and the amount such person paid to acquire such Loans, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such person, then such person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (a) no such person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (b) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lender” or class votes or consents, (c) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (b) above) so approves and (d) such person shall not be entitled to any expense reimbursement or indemnification rights and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to the Person specified in (A) or (B) of the first sentence of this paragraph and not to any assignee of such Person that becomes a Lender so long as such assignee becomes an assignee in accordance with the provisions of this Section 10.07. Nothing in this Agreement shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower and its Subsidiaries will suffer irreparable harm if such Lender breaches any obligation under this Section 10.07. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this paragraph against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(b)           (i) Subject to Section 10.07(a) and the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)           the Borrower; provided that no consent of the Borrower shall be required (i) for an assignment of all or any portion of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment of any Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof to a Responsible Officer of the Borrower, (ii) if a Payment or Bankruptcy Default with respect to the Borrower has occurred and is continuing, (iii) for an assignment of all or a portion of the Term Loans pursuant to Section 10.07(h) or Section 10.07(m), or (iv) for any assignment relating to the primary allocation or syndication of the Loans and Commitments by the Lead Arrangers to Persons identified by Administrative Agent to the Borrower on or prior to the Closing Date; and

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(B)           the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of the Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Term Loans pursuant to Section 10.07(h) or Section 10.07(m);

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 and shall be in increments of $1,000,000 in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(b)(ii)(A)), unless each of the Borrower and the Administrative Agent otherwise consents; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the event of simultaneous assignments to or from two (2) or more Approved Funds; and

(C)           other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(e).

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This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Sections 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

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(d)           The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption and each notice of cancellation of any Loans delivered by the Borrower to the Administrative Agent pursuant to Section 10.07(m) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to such Lender’s own interest only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that the Register will cause all Loans and other obligations hereunder to be at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(e)           Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment and any applicable tax forms required pursuant to Section 3.01(e), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)           Any Lender may at any time, without the consent of the Borrower, sell participations to any Person, subject to the proviso in the first paragraph of Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 10.01(a) through (f) and (j) that requires the affirmative vote of such Lender, in each case, to the extent the Participant is directly and adversely affected thereby. Subject to Section 10.07(g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirements under Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant shall be subject to Section 2.12 as though it were a Lender and Section 3.07 as though it were an Assignee. Each Participant will provide any applicable tax forms required pursuant to Section 3.01(e) solely to the Participating Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register complying with the requirements of Treasury Regulation Section 5f.103-1(c) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, further, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with an audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

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(g)           A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed (for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if the participation would result in increased gross-up or indemnification obligations by the Borrower at such time).

(h)           Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Section 3.01, 3.04 or 3.05 (subject to the requirements and the limitations of such Sections and it being understood that the documentation required under Section 3.01(e) shall be delivered solely to the Granting Lender), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except in the case of Section 3.01 or 3.04 to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in increased indemnification obligations by the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

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(j)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)           [Reserved].

(l)            [Reserved].

(m)           Any Lender may, so long as no Default or Event of Default has occurred and is continuing and, to the extent Term Loans are purchased at a discount, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent, the Borrower or any of its Subsidiaries through (i) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.04(a)(iv) or (ii) notwithstanding Sections 2.11 and 2.12 or any other provision in this Agreement, open market or privately negotiated purchase (including an exchange) on a pro rata or non-pro rata basis; provided, that, in connection with assignments pursuant to clauses (i) and (ii) above, (A) if the Parent is the assignee, upon such assignment, transfer or contribution, the Parent shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower or (B) if the assignee is the Borrower or a Subsidiary (including through contribution or transfer from the Parent), (x) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower or a Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (y) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower or such Subsidiary and (z) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

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(n)           [Reserved]; and

(o)           [Reserved].

Section 10.08        Confidentiality. Each of the Agents and the Lenders severally (and not jointly) agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process and in any legal, judicial or administrative proceeding; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or examiner) unless such notification is prohibited by law, rule or regulation; (e) to any other party to this Agreement; (f) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(h), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis) (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrower, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with establishing a “due diligence” defense, (l) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender or any of their respective Affiliates, (m) to insurance providers, reinsurers and insurance brokers or (n) subject to an agreement containing provisions at least as restrictive as those set forth in this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to the Parent or any of its Subsidiaries or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that all information received after the Closing Date from the Parent or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential.

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For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.09        Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, further, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

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Section 10.10        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11        Tax Treatment. The Borrower, the Administrative Agent and each Lender agree (i) that for U.S. federal and other applicable income tax purposes, (A) each Loan shall be treated as indebtedness, and (B) each Loan shall not be treated as “contingent payment debt instruments” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law) and (ii) to file all U.S. federal income tax and state income tax and franchise tax returns in a manner consistent with the foregoing.

Section 10.12        Counterparts. This Agreement and each other Loan Document be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

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Section 10.13        Integration; Termination. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.14        Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.15        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provision in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited. Without limiting the foregoing provisions of this Section 10.15, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.16        GOVERNING LAW.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL, UNLESS OTHERWISE SPECIFIED OTHERWISE IN ANY LOAN DOCUMENT, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE SITTING IN THE BOROUGH OF MANHATTAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN ANY JURISDICTION IN WHICH COLLATERAL IS LOCATED.

Section 10.17        WAIVER OF RIGHT TO TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 10.18        Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have been notified by each Lender that each Lender has executed it and thereafter this Agreement shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19        USA PATRIOT Act and Beneficial Ownership. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation, and the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower under the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation and is effective as to the Lenders, the Administrative Agent and the Collateral Agent.

Section 10.20        No Advisory or Fiduciary Responsibility.

(a)           In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arrangers (or their respective Affiliates) or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers (and their respective Affiliates) and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

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(b)           Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not a Lender, the Lead Arrangers or an Affiliate thereof (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, the Lead Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain Equity Interests (including warrants) in the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arrangers or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger, manager or agent thereunder and such Lender, the Lead Arrangers or any Affiliate thereof directly or indirectly holding Equity Interests in or subordinated debt issued by the Borrower or an Affiliate thereof.

Section 10.21         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

Section 10.22        Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures any Lender could purchase the specified currency with such other currency at such Lender’s New York office on the Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in such other currency such Lender may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to such Lender in the specified currency, such Lender agrees to remit such excess to the Borrower.

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Section 10.23        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto to any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.24        Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, if agreed by the Borrower, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement (including if such Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Facilities, Facilities in connection with any Refinancing Series, Extended Term Loans or loans incurred under a new credit facility), pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender, and any such transactions or mechanisms shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

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Section 10.25        Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)           In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)           As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.26        Canadian Anti-Money Laundering Legislation.

Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable Canadian anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

COMPANY:	NGL ENERGY OPERATING LLC

	By:	/s/ Bradley P. Cooper
	Name:	Bradley P. Cooper
	Title:	Executive Vice President and Chief Financial Officer

PARENT:	NGL ENERGY PARTNERS LP

	By:	NGL ENERGY HOLDINGS LLC, its General Partner

	By:	/s/ Bradley P. Cooper
	Name:	Bradley P. Cooper
	Title:	Executive Vice President and Chief Financial Officer

Term Loan B Credit Agreement Signature Page

ADMINISTRATIVE AGENT & COLLATERAL AGENT:	BARCLAYS BANK PLC

	By:	/s/ Adam Schnapper
	Name:	Adam Schnapper
	Title:	Managing Director

Term Loan B Credit Agreement Signature Page

LENDER:	BARCLAYS BANK PLC

	By:	/s/ Adam Schnapper
	Name:	Adam Schnapper
	Title:	Managing Director

Term Loan B Credit Agreement Signature Page

SCHEDULE 1.01A

COMMITMENTS

Lender	Commitments
Barclays Bank PLC	$950,000,000.00
Total	$950,000,000.00